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INDEX TO HISTORICAL FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205450

COMMUNICATIONS SALES & LEASING, INC.
CSL CAPITAL, LLC

Offer to Exchange
$1,110,000,000 aggregate principal amount of 8.25% Senior Notes due 2023 for
$1,110,000,000 aggregate principal amount of 8.25% Senior Notes due 2023 that have been registered under the Securities Act of 1933, as amended

The exchange offer will expire at 5:00 p.m.,
New York City time, on September 2, 2015, unless earlier terminated or extended.

        Communications Sales & Leasing, Inc. and CSL Capital, LLC hereby, jointly offer, upon the terms and subject to the conditions set forth in this prospectus (which constitute the "exchange offer"), to exchange up to $1,110,000,000 aggregate principal amount of their registered 8.25% Senior Notes due 2023, which we refer to as the "exchange notes," for a like principal amount of certain of their outstanding 8.25% Senior Notes due 2023, which we refer to as the "original notes." Unless the context otherwise requires, the term "note" or "notes" in this prospectus refer collectively to the original notes and the exchange notes. The "original notes" consist of $1,110,000,000 aggregate principal amount of 8.25% Senior Notes due 2023 issued on April 24, 2015. The terms of the exchange offer are summarized below and are more fully described in this prospectus.

        The terms of the exchange notes are substantially identical to the terms of the original notes in all material respects, except that the exchange notes are registered under the Securities Act of 1933, as amended (the "Securities Act"), and the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes.

        Communications Sales & Leasing, Inc. and CSL Capital, LLC will accept for exchange any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on September 2, 2015, unless earlier terminated or extended.

        You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

        Neither Communications Sales & Leasing, Inc., CSL Capital, LLC nor any of the subsidiary guarantors will receive any proceeds from the exchange offer.

        The exchange of original notes for exchange notes generally will not be a taxable event for U.S. federal income tax purposes.

        The exchange notes will be fully and unconditionally guaranteed on a senior basis by the subsidiaries of Communications Sales & Leasing, Inc. that currently guarantee Communications Sales & Leasing, Inc.'s senior secured credit facilities.

        Communications Sales & Leasing, Inc. does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

        You should consider carefully the "Risk Factors" beginning on page 22 of this prospectus before participating in the exchange offer.

        We are making the exchange offer described in this prospectus in reliance on the position of the staff of the Securities and Exchange Commission ("SEC") set forth in the Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991), Shearman & Sterling, SEC no-action letter (July 2, 1993), and similar no action letters issued to third parties.

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. By so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2015.

        The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

        This prospectus contains summaries of the material terms of certain documents. Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to us. Requests for documents or other additional information should be directed to Communications Sales & Leasing, Inc., by mail at 10802 Executive Center Drive, Benton Building Suite 300, Little Rock, Arkansas 72211, attention Daniel L. Heard, Senior Vice

i

President—General Counsel and Secretary, or by phone at (501) 850-0820. To obtain timely delivery of documents or information, we must receive your request no later than five (5) business days before the expiration date of the exchange offer.

        The exchange notes initially will be represented by permanent global certificates in fully registered form without coupons and will be deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, New York, New York, or DTC, as depositary.

NOTICE TO NEW HAMPSHIRE RESIDENTS

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

 MARKET AND INDUSTRY DATA

        This prospectus contains or incorporates by reference industry, market and competitive position data and forecasts that are based on industry publications and studies conducted by third parties. Although the industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, they do not guarantee the accuracy or completeness of such information, and we have not independently verified any of the data from third-party sources or ascertained the underlying economic assumptions relied upon therein. While we believe that the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. The industry forward-looking statements included in this prospectus may be materially different than actual results.

WHERE YOU CAN FIND MORE INFORMATION

        We maintain a website at www.cslreit.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the Securities and Exchange Commission (the "SEC").

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov and at the SEC's public reference facilities referred to below.

        We have filed with the SEC a Registration Statement on Form S-4, of which this prospectus is a part, under the U.S. Securities Act of 1933, as amended (the "Securities Act"), in connection with the exchange offer to which this prospectus relates. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules thereto. For further information with respect to our company and the exchange offer, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules thereto, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website, www.sec.gov.

FINANCIAL INFORMATION

        Prior to April 24, 2015, Communications Sales & Leasing, Inc., or CS&L, was a wholly owned subsidiary of Windstream Services, LLC ("Windstream Services"), which is a wholly-owned subsidiary of Windstream Holdings, Inc. ("Windstream Holdings"). On April 24, 2015, Windstream Services contributed certain telecommunications network assets, including fiber and copper networks and other real estate and a small consumer competitive local exchange carrier ("CLEC") business to CS&L in exchange for cash, shares of common stock of CS&L and certain indebtedness of CS&L. Windstream Services distributed approximately 80.4% of the outstanding common stock of CS&L that it received to Windstream Holdings, and Windstream Holdings distributed such shares to its existing stockholders in a tax-free spin-off (the "Spin-Off"). Windstream Holdings' stockholders received one share of CS&L common stock for every five shares of Windstream Holdings common stock held at the close of business on April 10, 2015, the record date for the Spin-Off. The Spin-Off was effective from and after April 24, 2015.

        This prospectus includes historical financial statements and information that reflect, for all periods presented, the historical financial position, results of operations and cash flows of the distribution systems assets and the consumer CLEC business that Windstream contributed to CS&L immediately prior to the Spin-Off. These historical financial statements have been prepared on a "carve-out" basis from Windstream Holdings' consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to such distribution systems and consumer CLEC business, and include allocations of income, expenses, assets and liabilities from Windstream Holdings. These allocations reflect significant assumptions. Although CS&L's management believes such assumptions are reasonable, the historical financial statements do not fully reflect what CS&L's financial position, results of operations and cash flows would have been had it been a stand-alone company during the periods presented. In addition, although we include in this prospectus pro forma financial information giving effect to the Spin-Off and related transactions as described under "CS&L's Unaudited Pro Forma Combined Financial Data," this information is presented for illustrative purposes and is based on assumptions, some of which may not materialize, and actual results reported in periods following the Spin-Off may differ significantly from those reflected in the pro forma financial information for a number of reasons. Accordingly, the historical financial information and our pro forma financial information included in this prospectus should not be relied upon as being indicative of future results.

NON-GAAP FINANCIAL MEASURES

        We refer to EBITDA, Net EBITDA, Funds From Operations, or "FFO" (as defined by the National Association of Real Estate Investment Trusts ("NAREIT")), and Adjusted Funds From Operations, or "AFFO," in this prospectus, which are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). While we believe that net income, as defined by GAAP, is the most appropriate earnings measure, we also believe that EBITDA,

Net EBITDA, FFO and AFFO are important non-GAAP supplemental measures of operating performance for a real estate investment trust ("REIT").

        We define "EBITDA" as net income, as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization. We define "Net EBITDA" as EBITDA less an amount of estimated general and administrative expenses that we expect to incur following the Spin-Off. We believe EBITDA and Net EBITDA are important supplemental measures to net income because they provide additional information to evaluate our operating performance on an unleveraged basis. Since EBITDA and Net EBITDA are not measures calculated in accordance with GAAP, they should not be considered as an alternative to net income determined in accordance with GAAP.

        Because the historical cost accounting convention used for real estate assets requires the recognition of depreciation expense except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO in accordance with NAREIT's definition. We define AFFO as FFO excluding (i) noncash revenues and expenses such as stock-based compensation expense, amortization of debt discounts, amortization of deferred financing costs, amortization of intangible assets, and straight-line rental revenue and (ii) the impact, which may be recurring in nature, of the following items: acquisition and transaction related expenses, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, changes in the fair value of contingent consideration and financial instruments, and other similar items. We believe that the use of FFO and AFFO, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance. In particular, we believe AFFO, by excluding certain revenue and expense items, can help investors compare our operating performance between periods and to other REITs on a consistent basis without having to account for differences caused by unanticipated items and events, such as acquisition and transaction related costs. While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO do not purport to be indicative of cash available to fund our future cash requirements.

        Further, our computations of EBITDA, Net EBITDA, FFO and AFFO may not be comparable to that reported by other REITs or companies that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define EBITDA, Net EBITDA and AFFO differently than we do.

        The following table reconciles our calculations of EBITDA and Net EBITDA to pro forma net income, the most directly comparable GAAP financial measure, for the year ended December 31, 2014 and the three months ended March 31, 2015:

	Year Ended December 31, 2014	Three Months Ended March 31, 2015
	(unaudited in millions)
Net income	$67.0	$17.0
Interest expense	259.9	64.4
Income tax	3.1	0.6
Depreciation	343.1	85.8
Amortization	4.6	1.0

EBITDA	$677.7	$168.8
Estimated general and administrative expenses	(25.0)	(6.3)

Net EBITDA	$652.7	$162.5

        The following table reconciles our calculations of FFO and AFFO to pro forma net income, the most directly comparable GAAP financial measure, for the year ended December 31, 2014 and the three months ended March 31, 2015:

	Year Ended December 31, 2014	Three Months Ended March 31, 2015
	(unaudited; in millions)
Net Income	$67.0	$17.0
Real estate depreciation and amortization	343.1	85.8

FFO	410.1	102.8
Stock-based compensation	—	—
Amortization of customer list intangibles	4.6	1.0
Amortization of debt discounts and deferred financing costs	14.7	3.8
Straight-line rental revenue	(17.2)	(4.3)

AFFO	$412.2	$103.3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus are, or may be deemed to be, "forward-looking statements." Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; the effective priority of rents paid to us; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

        Words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," "believe(s)," "may," "will," "would," "could," "should," "seek(s)" and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on

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our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to:

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  our ability to achieve some or all the benefits that we expect to achieve from the Spin-Off;

  •
  the ability and willingness of Windstream and future customers to meet and/or perform their obligations under any contractual arrangements that were entered into with us, including master lease arrangements, and any of their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

  •
  the ability of Windstream and future customers to comply with laws, rules and regulations in the operation of the assets we lease to them;

  •
  the ability and willingness of Windstream and our future customers to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, and obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant;

  •
  the availability of and our ability to identify suitable acquisition opportunities and our ability to acquire and lease the respective properties on favorable terms;

  •
  our ability to generate sufficient cash flows to service our outstanding indebtedness;

  •
  access to debt and equity capital markets;

  •
  credit rating downgrades;

  •
  fluctuating interest rates;

  •
  our ability to retain our key management personnel;

  •
  our ability to qualify or maintain our status as a REIT;

  •
  changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs;

  •
  covenants in our debt agreements that may limit our operational flexibility;

  •
  other risks inherent in the communications industry and in the ownership of communications distribution systems, including potential liability relating to environmental matters and illiquidity of real estate investments; and

  •
  additional factors discussed in the sections entitled "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

        We caution holders of the original notes that the foregoing list of important factors may not contain all of the factors that are important to prospective holders of the exchange notes. Forward-looking statements speak only as of the date of this prospectus. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

 PROSPECTUS SUMMARY

        This summary highlights selected information included in this prospectus. It may not contain all information that may be important to you and is qualified in its entirety by the more detailed information and financial statements included in this prospectus. You should read this prospectus in its entirety, including the information set forth under the heading "Risk Factors" in this prospectus, before making an investment decision. In addition, certain statements include forward-looking information that involves risks and uncertainties. See "Cautionary Statement Regarding Forward-Looking Statements."

        Unless otherwise indicated or required by the context, references in this prospectus to the "Company," "CS&L," "we," "us," and "our" are to Communications Sales & Leasing, Inc. together with its consolidated subsidiaries, and references to "Windstream" refer to Windstream Holdings, Inc. and its consolidated subsidiaries.

Communications Sales & Leasing, Inc.

        CS&L, an independent, publicly traded REIT, is engaged in the ownership, acquisition, leasing, and funding the construction of communication distribution systems (CS&L intends to elect to be taxed as a REIT for U.S. federal income tax purposes starting with its taxable year ending December 31, 2015). CS&L generates revenues primarily by leasing communications distribution systems to telecommunications operators in triple-net lease arrangements, under which the tenant is primarily responsible for costs relating to the distribution systems (including property taxes, insurance, and maintenance and repair costs). To our knowledge, CS&L is the first and only REIT primarily focused on acquiring and funding the construction of communication distribution systems to lease to telecommunications operators. We believe this provides us with a significant first mover advantage to capitalize on the large and fragmented telecom infrastructure industry. Additionally, our long-term lease structure provides us a highly predictable and steady cash flow.

        CS&L expects to grow and diversify its portfolio and tenant base by pursuing a range of transaction structures with communication service providers, including, (i) Sale Leaseback Transactions, whereby we acquire existing distribution systems from communication service providers and lease these assets back on a long-term triple net basis; (ii) Capital Investment Financing, whereby we offer communication service providers a cost efficient method of raising funds for discrete capital investments to upgrade or expand their network; (iii) Mergers and Acquisitions Financing, whereby we facilitate mergers and acquisition ("M&A") transactions as a capital partner; and (iv) Whole Company Acquisitions, which may include the use of one or more taxable REIT subsidiaries (each, a "TRS"), which are permitted under the tax laws to acquire non-REIT operating businesses and assets.

        CS&L has the flexibility to create tax-efficient, tailored solutions for communication service providers seeking to monetize their communication distribution assets, to fund investment in their communication distribution infrastructure or to fund acquisitions in the communication service sector. Additionally, we believe our existing liquidity and REIT structure will provide us with access to capital at attractive costs to pursue these transactions.

        Prior to April 24, 2015, CS&L was a subsidiary of Windstream Holdings, Inc. ("Windstream Holdings"). On April 24, 2015, Windstream contributed certain telecommunications network assets to CS&L and subsequently distributed approximately 80.4% of the total outstanding common stock of CS&L to existing stockholders of Windstream Holdings in a tax-free spin-off. As a result, CS&L and its subsidiaries own approximately 64,300 fiber network route miles, representing approximately 3.5 million fiber strand miles, approximately 235,200 route miles of copper cable lines, central office land and buildings across 29 states and beneficial rights to permits, pole agreements and easements that were previously owned by Windstream Holdings (collectively, together with certain other rights, title and interests, the "Distribution Systems"). The Distribution Systems are leased to Windstream Holdings on a triple-net basis pursuant to a long-term exclusive lease agreement (the "Master Lease"). Additionally,

CS&L operates a small consumer competitive local exchange carrier ("CLEC") business (the "Consumer CLEC Business").

Business

        Currently, our primary source of revenue is rental revenues from leasing our Distribution Systems to Windstream Holdings pursuant to the Master Lease. Under the Master Lease, Windstream Holdings is primarily responsible for the costs related to operating the Distribution Systems, including property taxes, insurance, and maintenance and repair costs. The Master Lease has an initial term of 15 years with four (4) five-year renewal options and encompasses 29 states. The rent for the initial term is an annual fixed amount of $650 million during the first three years of the Master Lease. Commencing with the fourth year of the Master Lease and continuing for the remainder of the initial term, rent under the Master Lease is subject to annual escalation of 0.5%. Each five-year renewal option will provide Windstream Holdings the opportunity to renew any or all of the market areas, which it will be required to do in the event it wishes to continue operations with the Distribution Systems in these markets.

        Capital expenditures for the Distribution Systems leased under the Master Lease are generally the responsibility of Windstream Holdings. The Master Lease stipulates that Windstream Holdings can request that we fund $50 million of capital expenditures per year for five years ($250 million in total). At our discretion we can elect to make or not to make the requested capital expenditures. If we elect to fund the requested capital expenditures, the annual lease payments will be increased by 8.125% of the capital expenditures funded by us during the first two years and at a floating rate based on our cost of capital thereafter. Additionally, if we agree to fund the entire $250 million, the initial term of the Master Lease will be increased from 15 years to 20 years and the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each. Monthly rent paid by Windstream Holdings will increase in accordance with the Master Lease effective as of the date of the funding.

        Separate from the above capital expenditure funding option, Windstream Holdings has requested, and we have agreed, to fund up to $50 million of capital expenditures during the remainder of 2015. If fully completed and funded, these capital expenditures would increase rent from Windstream Holdings by $4.06 million on an annualized basis, per the terms of the Master Lease.

        Our Master Lease with Windstream Holdings provides us with highly stable and predictable cash flow and the optional capital expenditures arrangement provides us an incremental growth opportunity to increase our rental revenues.

Our Portfolio / Properties

        CS&L and its subsidiaries own approximately 64,300 fiber network route miles, representing approximately 3.5 million fiber strand miles, approximately 235,200 route miles of copper cable lines, central office land and buildings across 29 states and beneficial rights to permits, pole agreements and easements. Below is the summary of the fiber and copper assets that are leased to Windstream

Holdings pursuant to the Master Lease, as well as a map showing the geographic distribution of such assets by fiber and copper mileage:

  Network Route Miles(1)

State	Fiber	Copper	Total	% of Total
GA	8,500	45,400	53,900	18%
TX	7,800	40,400	48,200	16%
IA	8,200	33,100	41,300	14%
KY	7,700	32,100	39,800	13%
NC	3,800	18,400	22,200	7%
AR	3,100	13,000	16,100	5%
OH	3,400	11,500	14,900	5%
OK	1,600	12,400	14,000	5%
MO	900	10,800	11,700	4%
FL	1,300	8,500	9,800	3%
NM	800	5,300	6,100	2%
IL	4,000	—	4,000	1%
AL	600	2,400	3,000	1%
IN	3,000	—	3,000	1%
MI	2,400	—	2,400	1%
WI	2,200	—	2,200	1%
Other	5,000	1,900	6,900	2%

	64,300	235,200	299,500	100%

(1)
Windstream transferred approximately 87% of its fiber and approximately 82% of its copper, by net book value, to CS&L.

  Geographic Distribution of Assets by Route Miles

        In addition, Windstream Holdings leases telephone poles and other assets from the Company under the Master Lease.

TRS Properties

        We conduct the Consumer CLEC Business through Talk America Services, LLC, an indirect, wholly-owned subsidiary of CS&L ("Talk America"). Talk America provides local telephone, high-speed Internet and long distance service to approximately 53,000 customers principally located in 17 states across the eastern and central United States. Talk America generated approximately $36.0 million of revenue in 2014 (although its revenue is expected to decline significantly each year due to competitive pressures) and approximately $7.9 million of revenue during the first quarter of fiscal 2015.

        CS&L and Talk America have jointly elected for Talk America to be treated as a TRS for federal income tax purposes. As a TRS, Talk America generally may provide services and engage in activities that we may not engage in directly without adversely affecting our qualification as a REIT. Under current Internal Revenue Service (the "IRS") rules, up to 25% of CS&L's total assets may be in the form of TRS securities. As such, the TRS currently gives us the capacity to acquire over $1.5 billion in non-REIT assets by way of whole company acquisitions or otherwise, providing us the flexibility to operate the newly acquired business, sell the entire business or sell only the operations of the business and lease the network assets to an operator.

Industry

        To our knowledge, CS&L is the first and only REIT primarily focused on acquiring and funding the construction of communication distribution systems to lease to communication service providers on a triple-net basis. We believe we will benefit from this first mover competitive advantage as we seek to grow and diversify our portfolio and tenant base.

        We believe that we are well positioned to take advantage of the favorable Internet, data, and wireless growth trends driving the ongoing demand for bandwidth infrastructure, and to be an active participant in the consolidation of the telecommunications industry. The growth of cloud-based computing, video, mobile and social media applications, machine-to-machine connectivity, and other bandwidth-intensive applications, continues to drive rapidly increasing consumption of bandwidth on a global basis. This growth in consumption requires the support of a robust communications infrastructure. Fiber networks are a critical component of the overall communications infrastructure connecting data centers, cellular towers, and other carrier and private networks. We believe that as telecom operators choose to focus on their business operations to capitalize on these trends, CS&L can provide such telecom operators with an opportunity to outsource the funding of the build out and/or acquisition of infrastructure at an attractive cost of capital, on a long-term, passive basis.

        CS&L benefits from a large universe of potential existing operator counterparties, which provides us with the opportunity to:

  •
  Acquire additional communication service assets through sale leaseback transactions or other transactions:  There are approximately 133 million copper / coaxial connections in the United States, according to a 2013 FCC report, and approximately 186 million fiber route miles worldwide. CS&L currently represents less than 2% of these markets.

  •
  Provide cost-efficient passive funding to telecom providers for network investment or M&A activity:  Public telecom companies' aggregate spend on capital expenditures in 2014 was $62 billion according to S&P Capital IQ. In addition, annual fiber investment was approximately $15 billion from 2006 to 2011 as reported by industry research firm CRU Group. Furthermore, announced U.S. telecom M&A activity was $71 billion between May 1, 2014 and May 27, 2015 according to ThomsonOne.

        CS&L believes it has a large universe of potential partners in the fragmented telecom industry. These providers include:

  •
  Fiber and Copper Network Providers:  There are over 2,000 independent small companies that may seek to build fiber and copper networks to capitalize on the wireless backhaul and broadband demand.

  •
  Incumbent and Rural Local Exchange Carriers ("ILEC" and "RLEC"):  Wireline providers that have a large copper network, with millions of access lines, that require upgrades to remain competitive in the market.

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  Cable Operators:  Cable operators who are seeking to invest in their coaxial cable network to deliver faster broadband speeds and pursue opportunities in the enterprise and small-to-medium sized business markets.

  •
  Other Partners:  Non-traditional buyers of communication networks looking to capitalize on the large growth in demand for data bandwidth.

Business and Growth Strategy

        Our primary goal is to create long-term shareholder value by (i) generating reliable and growing cash flows, (ii) diversifying our tenant and asset base, (iii) paying a consistent dividend, and (iv) maintaining our financial strength and liquidity. To achieve this goal, we plan to employ a business strategy that leverages our first mover advantage in the sector and our strong access to the capital markets. We intend to pursue investment opportunities that meet our investing and financing objectives where we can earn attractive risk-adjusted rates of return. The key components of our business strategy include:

Acquire Additional Distribution Systems Through Sale Leaseback Transactions

        We are actively seeking to acquire distribution systems from communication service providers and lease these assets back to the communication service providers on a long-term triple-net basis. We believe this type of transaction benefits the communication service providers with incremental liquidity which can be used to reduce indebtedness or for other investment, while they continue to focus on their existing business. Additionally, this transaction structure is well established and extensively used in other sectors, including between wireless carriers and tower operators. We will employ a disciplined, opportunistic acquisition strategy and seek to price transactions appropriately based on, among other things, growth opportunities, the mix of assets acquired, length and terms of the lease, and credit worthiness of the tenant.

Fund Capital Extensions and Improvements of Distribution Systems For Existing and New Tenants

        We believe the communications infrastructure industry in the U.S. is currently going through an upgrade cycle driven by the consumer's general desire for greater bandwidth. These upgrades require significant capital expenditures, and we believe CS&L provides an attractive, non-competitive funding source for communication service providers to help accelerate the expansion of their networks at an attractive cost of capital.

        We intend to support our tenant operators and other communication service providers by providing capital to them for a variety of purposes, including capacity augmentation projects and network expansions. We expect to structure these investments as lease arrangements that produce additional rents. In these types of transactions we would provide the capital investment needed to expand or improve the distribution system, and take ownership of this or another distribution system owned by the operator, in exchange for ongoing lease payments.

Facilitate M&A Transactions in the Communication Service Sector as a Capital Partner

        We believe CS&L can provide cost efficient funds to potential acquirors in the communication service sector, and thereby facilitate M&A transactions as a capital partner. The highly fragmented nature of the communication service sector is expected to result in more consolidation, which we believe will provide ample opportunity for CS&L to pursue these types of transactions. Over the last five years, there has been approximately $268 billion in telecom-focused M&A volume in the U.S. according to Securities Data Company.

Acquire Whole Companies Leveraging Our TRS Capacity

        Under our REIT structure, we currently have the capacity through TRSs to acquire over $1.5 billion in non-REIT operating businesses and assets by way of whole company acquisitions or otherwise, giving us the option to operate the newly acquired business, sell the entire business or sell only the operations of the business and lease the network assets to an operator. This provides us with additional flexibility as we explore opportunities for growth.

Diversify Tenant Relationships

        We are actively pursuing new leasing relationships with potential tenants and communication service providers in order to expand our mix of tenants and other real property and, in doing so, to reduce our concentration with Windstream. We expect that this objective will be achieved over time as part of our overall strategy is to acquire new distribution systems and other real property within the communications infrastructure industry to further diversify our overall portfolio.

Acquire Adjacent Communications Infrastructure and Other Real Property Assets

        Over time, we believe we have the potential to diversify our asset portfolio further by investing in adjacent communications infrastructure, such as stand-alone fiber assets, wireless towers, data center assets and potentially other related assets. As we enhance our scale through M&A and asset and tenant diversification, we expect to have the potential to consider investing in other asset classes.

Maintain Balance Sheet Strength and Liquidity

        We will seek to maintain a capital structure that provides the resources and financial flexibility to position us to capitalize on strategic growth opportunities. Our access to, and cost of, external capital is dependent on various factors, including general market conditions, credit ratings on our securities, interest rates and expectations of our future business performance. We intend to maintain a strong balance sheet through disciplined use of leverage, striving to lower our relative cost of capital over time, and continuing to have access to multiple sources of capital and liquidity. As of May 31, 2015, we had approximately $614 million of liquidity, consisting of unrestricted cash and cash equivalents of $114 million and $500 million of unused borrowing availability under our revolving credit facility. All of our debt is either fixed rate debt, or floating rate debt that we have fixed through the use of interest rate swaps.

Competitive Strengths

        We believe that we have significant competitive advantages that support our leadership position in owning, funding the construction of and leasing communications infrastructure, including:

First Mover Advantage; Uniquely Positioned to Capitalize on Expansion Opportunities

        To our knowledge, we are the first and only REIT primarily focused on owning and developing communication distribution systems to lease to telecommunications operators. We believe this provides us with a significant first mover competitive advantage to capitalize on the large and fragmented telecom infrastructure industry. A large market opportunity exists to provide capital to communication service providers who would like to repay debt and rebalance their capital structures while continuing to operate their existing business. Others are seeking liquidity to enhance existing communication distribution systems or build new ones. CS&L has the flexibility to create cost-efficient, customized solutions for such communication service providers through sale-leaseback transactions, funding investment in their communication distribution infrastructure or funding acquisitions in the communication service sector. In pursuing these transactions, we believe our existing liquidity and REIT structure will provide us with access to capital at attractive costs in pursuing these transactions. Additionally, we believe our position, scale and national reach will help us achieve operational efficiencies and support these future growth opportunities.

Large Scale Anchor Tenant; Stable Rent Revenues

        We believe the assets we lease to Windstream Holdings under the Master Lease are critical for Windstream to successfully run its business and operations. Windstream, as our anchor tenant, provides us with a base of stable and highly predictable rent revenues as an initial platform for us to grow and diversify our portfolio and tenant base.

        Windstream is a publicly-traded company that provides advanced network communications, including cloud computing and managed services, to businesses nationwide. Windstream also offers broadband, phone and digital TV services to consumers primarily in rural areas. Windstream continues to operate the Distribution Systems, hold the associated regulatory licenses and own and operate other assets, including distribution systems in select states not included in the Spin-Off.

        Windstream has a diverse customer base, encompassing enterprise and small business customers, carriers and consumers. The Distribution Systems assets that we lease to Windstream Holdings are located in 29 different states across the continental United States. The properties in any one state do not account for more than 20% of the total route miles in our network. We believe this geographic diversification will limit the effect of changes in any one market on our overall performance.

        Windstream is subject to the reporting requirements of the SEC, which include the requirements to file annual reports containing audited financial information and quarterly reports containing unaudited financial information. Windstream's filings with the SEC can be found at www.sec.gov. Windstream's filings are not incorporated by reference into this prospectus.

Long-Term, Triple Net Lease Structure

        All of our properties (except properties owned by our TRS, Talk America) are leased to Windstream Holdings under the Master Lease on a triple-net lease basis for an initial term of 15 years. Under the Master Lease, Windstream Holdings is responsible for maintaining the Distribution Systems in accordance with prudent industry practice and in compliance with all federal and state utility commissions delivery standards. The maintenance responsibilities include, among others, (i) repairing fiber and copper cuts with respect to the Distribution Systems and (ii) replacing poles, conduits and other facilities at the Distribution Systems as required to comply with Windstream Holdings' maintenance obligations. Windstream Holdings is required to submit periodic reports to us upon request on operational matters to enable us to confirm that Windstream Holdings is complying with its maintenance and other obligations under the Master Lease. In addition to maintenance requirements, Windstream is responsible for insurance required to be carried under the Master Lease, taxes levied on or with respect to the Distribution Systems and all utilities and other services necessary or appropriate for the Distribution Systems and the business conducted on the Distribution Systems. The Master Lease is a single, indivisible lease of the Distribution Systems and not separate leases. At the option of Windstream Holdings, the Master Lease may be extended for up to four five-year renewal terms beyond the initial 15-year term and Windstream Holdings can elect which facilities then subject to the Master Lease to renew. If Windstream Holdings elects to extend the initial term of the Master Lease from 15 to 20 years, the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each.

        We plan to pursue similar long-term, triple net lease structures as we expand and diversify our portfolio and tenant base.

Strong Relationships with Communication Service Providers

        Members of our management team have developed an extensive network of relationships with qualified local, regional and national communication service providers across the United States. This extensive network has been built by our management team through decades of operating experience, involvement in industry trade organizations and the development of banking relationships and investor relations within the communications infrastructure industry. We believe these strong relationships will allow us to effectively source investment opportunities from communication service providers other than Windstream. We intend to work collaboratively with our operating partners in providing expansion capital at attractive rates to help them achieve their growth and business objectives. We will seek to partner with communication service providers who possess local market knowledge, demonstrate hands-on management and have proven track records.

Flexible UPREIT Structure

        We operate in what is commonly referred to as an UPREIT structure, in which substantially all of our properties and assets other than the Consumer CLEC Business are held through our indirect wholly owned operating partnership, CSL National, LP (the "Operating Partnership"). The Operating Partnership is managed by our subsidiary, CSL National GP, LLC, which is the sole general partner of the Operating Partnership, and accordingly controls the management and decisions of the Operating Partnership. Conducting business through the Operating Partnership allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units. As a result, this structure may potentially facilitate our acquisition of assets in a more efficient manner and may allow us to acquire assets that an owner would otherwise be unwilling to sell. Although we have no current plan or intention to use limited partnership units in the Operating Partnership as consideration for properties we acquire, we believe that the flexibility to do so provides us an advantage in seeking future acquisitions.

Experienced and Committed Management Team

        Our senior management team is comprised of veteran leaders with strong backgrounds in their respective disciplines. As a result of extensive public company experience, our senior management team has over 70 years of combined experience in managing telecommunications operations, consummating M&A and accessing both debt and equity capital markets to fund growth and maintain a flexible capital structure.

The Spin-Off and Related Transactions

        On April 24, 2015, Windstream contributed to CS&L the Distribution Systems and the Consumer CLEC Business (which comprised less than 25% of Windstream's consolidated total assets, by book value), and distributed 80.4% of the outstanding shares of CS&L common stock to its shareholders. Windstream retained the remaining 19.6% of CS&L shares. Immediately after the Spin-Off, we and Windstream Holdings entered into the Master Lease, under which Windstream Holdings leases the Distribution Systems on a triple-net basis. We also entered into a number of other agreements with Windstream Holdings to govern the relationship between us following the Spin-Off. See "Our Current Relationship with Windstream."

        In connection with the Spin-Off, we incurred approximately $3.65 billion in funded long-term debt, consisting of approximately $1.51 billion of notes, including the original notes, and approximately $2.14 billion in term loans under our new senior secured credit facilities. Our new senior secured credit facilities also include a $500 million revolving credit facility, which is undrawn as of the date of this prospectus.

The Retained Stake

        In the Spin-Off, Windstream Services retained 29,385,064 shares, or 19.6%, of our common stock. While our charter contains certain restrictions relating to the ownership and transfer of our stock, including a provision generally restricting shareholders from owning more than 9.8% of the outstanding shares of our common stock, Windstream was granted consent by our board of directors to own more than 9.8% of the outstanding shares of our common stock in connection with the Spin-Off.

        On June 25, 2015, we filed a registration statement on Form S-11 with the SEC registering up to 24,487,553 shares of our common stock. In connection with that offering, Windstream Services intends to exchange 21,293,525 shares of our common stock that it holds (24,487,553 shares if the underwriters exercise their option to purchase additional shares) in a debt-for-equity exchange with Citigroup Global Markets Inc., as the selling stockholder named in that registration statement. Windstream has informed us that it expects that shares retained following that offering, if any, will be transferred opportunistically (in additional exchanges for debt of Windstream Services) during a twelve-month period following the Spin-Off, subject to market conditions, to retire debt.

Our Current Relationship with Windstream

        To govern our relationship with Windstream after the Spin-Off, we entered into, among other arrangements: (1) a separation and distribution agreement setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of Windstream and CS&L (the "Separation and Distribution Agreement"), (2) the Master Lease, (3) an agreement relating to the rights of the administrative agent under Windstream's credit facility with respect to the Master Lease (the "Recognition Agreement"), (4) an agreement relating to tax matters (the "Tax Matters Agreement"), (5) an agreement pursuant to which Windstream provides certain administrative and support services to CS&L on a transitional basis (the "Transition Services Agreement"), (6) an agreement relating to employee matters (the "Employee Matters Agreement"), (7) a Wholesale Master Services Agreement pursuant to which Windstream provides services in support of the Consumer CLEC Business (the "Wholesale Master Services Agreement"); (8) an agreement pursuant to which Windstream provides billing and collection services to CS&L (the "Master Services Agreement"), (9) an agreement relating to intellectual property matters (the "Intellectual Property Matters Agreement") and (10) an agreement pursuant to which CS&L agrees to provide Windstream with certain customer service support on a transitional basis (the "Reverse Transition Services Agreement"). See "Our Current Relationship with Windstream."

Our Corporate Information

        CS&L is a Maryland corporation, and CSL Capital, LLC is a Delaware limited liability company ("CSL Capital"). Prior to the Spin-Off, we did not commence any operations nor did we have any material assets or liabilities. We own substantially all of our properties and conduct substantially all of our operations, other than the Consumer CLEC Business, through our Operating Partnership. Our principal executive offices are located at 10802 Executive Center Drive, Benton Building Suite 300, Little Rock, AR 72211 and our telephone number is (501) 850-0820. We maintain a website at www.cslreit.com. Information contained on or accessible through our website is not part of this prospectus.

 SUMMARY OF THE EXCHANGE OFFER

        On April 24, 2015, we completed the private offering of $1,110,000,000 aggregate principal amount of the original notes, which were resold by the initial purchasers in an offering under Rule 144A and Regulation S of the Securities Act. As part of the offering of the original notes, we entered into a registration rights agreement with the representatives of initial purchasers of the original notes, dated as of April 24, 2015, referred to herein as the registration rights agreement, in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Notes Offered	Up to $1,110,000,000 aggregate principal amount of 8.25% Senior Notes due 2023, which have been registered under the Securities Act. The form and terms of these exchange notes are substantially identical to the terms of the original notes, except that the issuance of the exchange notes has been registered under the Securities Act and the transfer restrictions, registration rights and certain additional interest provisions relating to the original notes do not apply to the exchange notes.
The Exchange Offer

We are offering to exchange up to $1,110,000,000 principal amount of our 8.25% Senior Notes due 2023 that have been registered under the Securities Act for a like principal amount of the original notes outstanding. You may only exchange outstanding notes in denominations of $2,000 and higher integral multiples of $1,000. We will issue exchange notes as soon as practicable after the expiration of the exchange offer.

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date will be exchanged. As of the date of this prospectus, there are $1,110,000,000 aggregate principal amount of original notes outstanding.

Expiration Date; Tenders

The exchange offer will expire at 5:00 p.m., New York City time, on September 2, 2015, unless we earlier terminate or extend the exchange offer in our sole discretion. By tendering your original notes, you represent that:

•

you are neither CS&L's or CSL Capital's "affiliate" (as defined in Rule 405 under the Securities Act) nor a broker-dealer tendering notes acquired directly from us or Windstream for your own account;

• any exchange notes you receive in the exchange offer are being acquired by you in the ordinary course of business;

•

at the time of commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving exchange notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the original notes or the exchange notes in violation of the Securities Act;

•

if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the original notes or the exchange notes; and

•

if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for the original notes that you acquired as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the exchange notes that you receive. For further information regarding resales of the exchange notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

Accrued Interest

The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes, or if no such interest has been paid, from April 24, 2015. If your original notes are accepted for exchange, you will receive interest on the exchange notes and not on the original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. See "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding conditions to the exchange offer.

Procedures for Tendering Original Notes

A tendering holder must, on or prior to the expiration date, transmit an agent's message to the exchange agent at the address listed in this prospectus. See "The Exchange Offer—Procedures for Tendering."

Special Procedures for Beneficial Holders

If you are a beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See "The Exchange Offer—Procedures for Tendering."

Guaranteed Delivery Procedures	None.
Withdrawal Rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Original Notes and Delivery of Exchange Notes

Subject to the conditions stated in the section "The Exchange Offer—Conditions to the Exchange Offer" of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered as soon as practicable after the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Appraisal Rights	Holders of original notes do not have dissenters' rights or appraisal rights in connection with the exchange offer.
Material U.S. Federal Tax Consequences

Your exchange of original notes for exchange notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See "Certain Material United States Federal Income Tax Consequences."

Exchange Agent

Wells Fargo Bank, National Association, the trustee under the Indenture governing the exchange notes is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading "The Exchange Offer—Exchange Agent."

Use of Proceeds

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and certain transfer taxes and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Resales

Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and
• you are neither an affiliate of CS&L or CSL Capital nor a broker-dealer tendering notes acquired directly from us or Windstream for your own account.

If you are an affiliate of CS&L or CSL Capital, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:
• you cannot rely on the applicable interpretations of the staff of the SEC;
• you will not be able to tender your original notes in the exchange offer; and

•

you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

Furthermore, any broker-dealer that acquired any of its original notes directly from CS&L, CSL Capital or Windstream:

•

may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991), and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

As a condition to participation in the exchange offer, each holder will be required to represent that it is not an affiliate of CS&L or CSL Capital or a broker-dealer that acquired the original notes directly from CS&L, CSL Capital or Windstream.

Consequences of Not Exchanging Original Notes

Original notes that are not tendered, or that are tendered but not accepted, will continue to be subject to their existing transfer restrictions. We will have no further obligation, except under limited circumstances, to provide for registration under the Securities Act of the original notes. See "The Exchange Offer—Consequences of Exchanging or Failing to Exchange the Original Notes."

Risk Factors	See "Risk Factors" and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to exchange the notes.

 SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

        The following is a summary of the terms of the exchange notes. The form and terms of these exchange notes are identical in all material respects to those of the original notes except that the exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same aggregate debt as the original notes and will be governed by the same indenture. Except where the context otherwise requires, when we refer to the terms of "note" or "notes" in this prospectus, we are referring collectively to the original notes and the exchange notes. For a more complete description of the terms of the exchange notes, see "Description of the Exchange Notes" in this prospectus.

Issuers	Communications Sales & Leasing, Inc., a Maryland corporation and CSL Capital, LLC, a Delaware limited liability company.
Notes Offered	$1,110,000,000 aggregate principal amount of 8.25% Senior Notes due 2023.
Maturity Date	The notes will mature on October 15, 2023.
Interest Payment Dates	Interest on the notes will accrue at a rate of 8.25%, payable semi-annually in arrears on April 15 and October 15, beginning October 15, 2015. Interest will accrue from April 24, 2015.
Guarantees

The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the domestic subsidiaries, including our operating partnership, CSL National, LP, that guarantees indebtedness under our senior secured credit facilities. The guarantees are subject to release under specified circumstances, including certain circumstances in which such guarantees may be automatically released without the consent of the holders of the notes. See "Description of the Exchange Notes."

Ranking	The notes and the guarantees thereof will be our and our guarantors' senior obligations and will rank:
• equally in right of payment with all of our and the guarantors' existing and future unsubordinated obligations;
• senior in right of payment to any of our and our guarantors' subordinated indebtedness; and
• structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries that do not guarantee the senior notes.

The notes and the guarantees thereof will be effectively subordinated in right of payment to our and the guarantors' secured indebtedness, including the secured notes and indebtedness under our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness.

As of March 31, 2015, and for the three months then ended, after giving pro forma effect to the Spin-Off and related transactions, our non-guarantor subsidiaries represented approximately 25% of our total assets.

Optional Redemption

We may, at our option, redeem the notes, in whole or in part, at any time prior to April 15, 2019, in each case, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date plus the applicable "make-whole" premium described under "Description of the Exchange Notes—Optional Redemption."

From and after April 15, 2019, we may, at our option, redeem at any time and from time to time some or all of the notes at the applicable redemption prices described under "Description of the Exchange Notes—Optional Redemption."

Prior to April 15, 2018, we may, at our option, redeem up to 35% of the aggregate principal amount of the notes in an amount not to exceed the net cash proceeds from certain equity offerings, at a redemption price of 108.25% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the date of redemption; provided that at least 60% of the aggregate principal amount of the notes remains outstanding after such redemption.

Change of Control

If we experience specific kinds of changes in control that are accompanied or followed by a downgrade in the ratings of the notes, we must offer to purchase the notes at 101% of their face amount, plus accrued and unpaid interest. See "Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control."

Asset Sale Proceeds

If we or our restricted subsidiaries engage in certain asset sales, we generally must either invest the net proceeds from such asset sales in our business within a specific period of time, prepay certain of our or our subsidiary guarantors' debt or make an offer to purchase a principal amount of the notes with the specified excess net proceeds, subject to certain exceptions. The purchase price of the notes will be 100% of their principal amount plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See "Description of the Exchange Notes—Repurchase at the Option of Holders—Asset Sales."

Certain Covenants	The Indenture governing the exchange notes, among other things, limits our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness, guarantee indebtedness or issue disqualified stock or, in the case of such subsidiaries, preferred stock;
• pay dividends on, repurchase or make distributions in respect of their capital stock or make other restricted payments;
• make certain investments or acquisitions;
• sell, transfer or otherwise convey certain assets;
• create liens;

• enter into agreements restricting certain subsidiaries' ability to pay dividends or make other intercompany transfers;
• consolidate, merge, sell or otherwise dispose of all or substantially all of the assets of the issuer and its subsidiaries;
• enter into certain transactions with affiliates; and
• prepay certain kinds of indebtedness.

These covenants contain important exceptions, limitations and qualifications. At any time that the notes are rated investment grade, certain covenants will be terminated. For more details, see "Description of the Exchange Notes."

No Established Trading Market

The notes will not be listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the notes will develop. If an active or liquid trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Risk Factors

You should carefully consider all information in this prospectus before investing in the notes. In particular, you should evaluate the specific risks described in the section entitled "Risk Factors" in this prospectus for a discussion of certain risks related to an investment in the notes.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for the three months ended March 31, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012 are not calculable. CS&L was spun-off from Windstream on April 24, 2015. The financial information included herein for the fiscal years ended December 31, 2014, 2013 and 2012, and the three months ended March 31, 2015 and 2014, set forth the historical operations of the Consumer CLEC Business. Because debt and interest costs were not allocated to the Consumer CLEC Business, it had no fixed charges and thus no ratio can be calculated. See "Ratio of Earnings to Fixed Charges of CS&L."

 SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL DATA

        The following table sets forth summary financial data for CS&L on a historical basis, as well as on a pro forma basis to give effect to the Spin-Off from Windstream and certain related transactions described below. Prior to the Spin-Off, we did not operate the Consumer CLEC Business separately from Windstream, nor did we commence our leasing business.

        The summary historical combined financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 has been derived from the audited financial statements of the Consumer CLEC Business and Distribution Systems included elsewhere in this prospectus. The summary historical combined financial data as of and for the three months ended March 31, 2015 and for the three months ended March 31, 2014 has been derived from the unaudited financial statements of the Consumer CLEC Business and Distribution Systems.

        The summary unaudited pro forma combined financial data for the year ended December 31, 2014 and as of and for the three months ended March 31, 2015 has been derived from the pro forma combined financial statements included elsewhere in this prospectus. The pro forma data gives effect to the Spin-Off from Windstream Holdings effective April 24, 2015 and certain related transactions, and includes: (i) the transfer of certain assets and liabilities from Windstream to CS&L immediately prior to the Spin-Off that are not included in CS&L's historical balance sheet as of March 31, 2015; (ii) the issuance of $3.65 billion of long-term debt by CS&L and the related debt discounts, debt issuance costs and interest expense as further discussed in notes (A) and (B) of the pro forma financial statements; (iii) our issuance of approximately 149.8 million shares of CS&L common stock to Windstream Services, of which 80.4% (or 120.4 million shares) were distributed to the stockholders of Windstream Holdings through a tax-free stock dividend, with Windstream retaining the remaining 19.6% of the common stock of CS&L (or approximately 29.4 million shares); (iv) a cash payment by CS&L to Windstream Holdings immediately prior to the Spin-Off in an amount representing Windstream Holdings' tax basis in the Distribution Systems transferred to CS&L, and the transfer by us of certain of our debt to Windstream Services, as consideration for the contribution of the Distribution Systems and the Consumer CLEC Business; (v) rental income associated with the Master Lease for the Distribution Systems assets transferred to CS&L that would have been received had the Spin-Off occurred on the earlier dates as provided herein; (vi) the elimination of certain deferred income tax liabilities in conjunction with the election of REIT status; and (vii) costs related to various services as described in the Master Services Agreement, Transition Services Agreement and Wholesale Master Services Agreement.

        The unaudited pro forma combined income statements for the year ended December 31, 2014 and the three months ended March 31, 2015 assume the Spin-Off and related transactions occurred on January 1, 2014. The unaudited pro forma combined balance sheet assumes the Spin-Off and related transactions occurred on March 31, 2015. The historical pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of what our actual financial condition and results of operations would have been as of the date and for the periods indicated if we had been a separate, stand-alone company during the periods presented, nor does it purport to represent our future financial condition or results of operations. The actual results reported in periods following the Spin-Off may differ significantly from those reflected in the unaudited pro forma combined financial data for a number of reasons, including inaccuracy of assumptions used to prepare this financial data. See "Cautionary Statement Regarding Forward-Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this prospectus for a discussion of matters that could cause our results to differ materially from those contained in the unaudited pro forma condensed combined financial data.

	As of and for the Year Ended December 31,								As of and for the Three Months Ended March 31,
	Pro Forma 2014		2014		2013		2012		Pro Forma 2015		2015		2014
	(Million, except per share amounts)
Revenues and Sales:
Leasing and rental revenues(a)	$667.2		$—		$—		$—		$166.8		$—		$—
Consumer CLEC revenues	36.0		36.0		45.1		63.5		7.9		7.9		9.7

Total revenues and sales	703.2		36.0		45.1		63.5		174.7		7.9		9.7
Costs and Expenses:
CLEC operating expenses	23.7		19.0		23.2		32.4		5.5		4.4		5.1
Selling, general and administrative	1.8	(b)	0.1		0.1		0.7		0.4	(b)	—		—
Depreciation and amortization	347.7		4.6		5.3		5.9		86.8		1.0		1.2

Total costs and expenses	373.2		23.7		28.6		39.0		92.7		5.4		6.3
Operating income	330.0		12.3		16.5		24.5		82.0		2.5		3.4
Interest expense	259.9		—		—		—		64.4		—		—

Income before income taxes	70.1		12.3		16.5		24.5		17.6		2.5		3.4
Income tax expense	3.1		—		—		—		0.6		—		—

Net income	$67.0		$12.3		$16.5		$24.5		$17.0		$2.5		$3.4

Earnings per share:
Basic(c)	$0.45			*		*		*	$0.11			*		*
Diluted(c)	$0.45			*		*		*	$0.11			*		*
Non-GAAP financial measures:
EBITDA(d)	$677.7			*		*		*	$168.8			*		*
Net EBITDA(e)	$652.7			*		*		*	$162.5			*		*
FFO(f)	$410.1			*		*		*	$102.8			*		*
AFFO(f)	$412.2			*		*		*	$103.3			*		*
Balance sheet data
Total assets		*	$2,588.5		$2,704.9		$29.4	(g)	$2,608.0		$2,545.8			*
Total long-term debt		*		*		*		*	$3,506.2			*		*
Total liabilities		*	$7.9		$9.7		$13.1		$3,524.9		$7.5			*
Total equity		*	$2,580.6	(h)	$2,695.2	(h)		*	$(916.9)			*		*

*
Information not applicable for periods presented

(a)
Reflects revenues under Master Lease amortized on a straight line basis and not on a cash basis. Cash rental payments will be $650.0 million in the first year of the Master Lease.

(b)
Does not reflect any incremental general and administrative costs resulting from CS&L operating as an independent publicly-traded entity, including cash compensation, audit fees, legal and board of director fees, stock exchange listing fees and other shareholder-related costs, which are estimated to be $20.0 million to $25.0 million annually.

(c)
Our pro forma earnings per share are based upon the distribution of 149.8 million shares of our common stock. The number of CS&L shares used to compute basic earnings per share for the three months ended March 31, 2015 and the year ended December 31, 2014 is based on the number of shares of CS&L common stock outstanding on the distribution date, or 149.8 million shares.

(d)
We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization. Net EBITDA includes the effects of the estimated incremental general and administrative expenses discussed in note (b) above. Since EBITDA and Net EBITDA are not measures calculated in accordance with GAAP, they should not be considered as an alternative to net income determined in accordance with GAAP. Furthermore, EBITDA has not been prepared on a pro forma basis in accordance with Article 11 of Regulation S-X. See "Non-GAAP Financial Measures."

The following table reconciles our calculation of EBITDA and Net EBITDA for the year ended December 31, 2014 and the three months ended March 31, 2015, after giving effect to the Spin-Off and the related transactions to pro forma net income for the same periods:

	Year Ended December 31, 2014	Three Months Ended March 31, 2015
	(unaudited; in millions)
Net Income	$67.0	$17.0
Interest expense	259.9	64.4
Income tax	3.1	0.6
Depreciation	343.1	85.8
Amortization	4.6	1.0

EBITDA	$677.7	$168.8
Estimated general and administrative expenses	(25.0)	(6.3)

Net EBITDA(e)	$652.7	$162.5

(e)
Net EBITDA is EBITDA less an amount for estimated general and administrative expenses. We estimate that annual general and administrative expenses will be approximately $20.0 million to $25.0 million, but do not have a precise estimate. We have adjusted EBITDA by $25 million for the year ended December 31, 2014 and $6.3 million for the three months ended March 31, 2015, although actual costs could vary materially from that estimate. Net EBITDA has not been prepared on a pro forma basis in accordance with Article 11 of Regulation S-X. See "Non-GAAP Financial Measures."

(f)
FFO is defined as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. FFO does not reflect any incremental general and administrative costs resulting from CS&L operating as an independent publicly- traded entity, including cash compensation, audit fees, legal and board of director fees, stock exchange listing fees and other shareholder-related costs, which are estimated to be $20.0 million to $25.0 million annually. AFFO is defined as FFO (i) excluding non-cash revenues and expenses such as stock-based compensation expense, amortization of debt discounts, amortization of deferred financing costs, amortization of intangible assets, and straight-line rental revenue and (ii) the impact, which may be recurring in nature, of the following items: acquisition and transaction related expenses, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, changes in the fair value of contingent consideration and financial instruments, and other similar items. While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. Furthermore,

  FFO and AFFO have not been prepared on a pro forma basis in accordance with Article 11 of Regulation S-X. See "Non-GAAP Financial Measures."

  The following table reconciles our calculations of FFO and AFFO for the year ended December 31, 2014 and the three months ended March 31, 2015, after giving effect to the Spin-Off and the related transactions to pro forma net income for the same period:

	Year Ended December 31, 2014	Three Months Ended March 31, 2015
	(unaudited; in millions)
Net Income	$67.0	$17.0
Real estate depreciation and amortization	343.1	85.8

FFO	410.1	102.8
Stock-based compensation	—	—
Amortization of customer list intangibles	4.6	1.0
Amortization of debt discounts and deferred financing costs	14.7	3.8
Straight-line rental revenue	(17.2)	(4.3)

AFFO	$412.2	$103.3

(g)
Does not include Distribution Systems.

(h)
Includes net assets contributed of the Consumer CLEC Business.

RISK FACTORS

        In addition to other information contained in this prospectus, you should carefully consider the following factors before tendering your original notes in the exchange offer. If any of the following risks actually occur, our business, financial condition, prospects, results of operations or cash flow could be materially and adversely affected. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur and if such events do occur, you may lose all or part of your original investment in the notes. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements."

Risks Related to Our Business

We are dependent on Windstream Holdings to make payments to us under the Master Lease, and an event that materially and adversely affects Windstream's business, financial position or results of operations could materially and adversely affect our business, financial position or results of operations.

        Windstream Holdings is the lessee of the Distribution Systems pursuant to the Master Lease and, therefore, is presently the source of substantially all of our revenues. Additionally, because the Master Lease is a triple-net lease, we depend on Windstream Holdings to pay all insurance, taxes, utilities, charges relating to the easements, permits and pole arrangements and maintenance and repair expenses in connection with the Distribution Systems, subject to limited carveouts, and to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with its business. There can be no assurance that Windstream Holdings will have sufficient assets, income and access to financing to enable it to satisfy its payment obligations under the Master Lease. The inability or unwillingness of Windstream Holdings to meet its rent obligations under the Master Lease could materially adversely affect our business, financial position or results of operations, including our ability to pay dividends to our shareholders as required to maintain our status as a REIT. The inability of Windstream Holdings to satisfy its other obligations under the Master Lease, such as the payment of insurance, taxes and utilities, could materially and adversely affect the condition of the Distribution Systems as well as the business, financial position and results of operations of Windstream. Since Windstream Holdings is a holding company, it will be dependent on distributions from Windstream Services and its subsidiaries in order to satisfy the payment obligations under the Master Lease, and the ability of Windstream Services and its subsidiaries to make such distributions may be adversely impacted in the event of the insolvency or bankruptcy of such entities or by covenants in its subsidiaries' debt that restrict the amount of the distributions that may be made by such entities. For these reasons, if Windstream Holdings, Windstream Services or their subsidiaries were to experience a material and adverse effect on its business, financial position or results of operations, our business, financial position or results of operations could also be materially and adversely affected.

        Due to our dependence on rental payments from Windstream Holdings as our primary source of revenues, we may be limited in our ability to enforce our rights under, or to terminate, the Master Lease. Failure by Windstream Holdings to comply with the terms of the Master Lease or to comply with the regulations to which the Distribution Systems are subject could require us to find another lessee for such Distribution Systems and there could be a decrease or cessation of rental payments by Windstream Holdings.

        There is no assurance that we would be able to lease the Distribution Systems to another lessee on substantially equivalent or better terms than the Master Lease, or at all, successfully reposition the Distribution Systems for other uses or sell the Distribution Systems on terms that are favorable to us. It may be more difficult to find a replacement tenant for a telecommunications property than it would be to find a replacement tenant for a general commercial property due to the specialized nature of the business. Even if we are able to find a suitable replacement tenant for the Distribution Systems, transfers of operations of communication distribution systems are subject to regulatory approvals not required for transfers of other types of commercial operations, which may affect our ability to successfully transition the Distribution Systems.

We intend to pursue acquisitions of additional properties and seek other strategic opportunities, which may result in the use of a significant amount of management resources or significant costs, and we may not fully realize the potential benefits of such transactions.

        We intend to pursue acquisitions of additional properties and seek acquisitions and other strategic opportunities. Accordingly, we may often be engaged in evaluating potential transactions and other strategic alternatives. In addition, from time to time, we may engage in discussions that may result in one or more transactions. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transaction, we may devote a significant amount of our management resources to such a transaction, which could negatively impact our operations. We may incur significant costs in connection with seeking acquisitions or other strategic opportunities regardless of whether the transaction is completed and in combining our operations if such a transaction is completed. In the event that we consummate an acquisition or strategic alternative in the future, there is no assurance that we would fully realize the potential benefits of such a transaction.

        We operate in a highly competitive market and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, telecommunications operators, lenders and other investors, some of whom are significantly larger and have greater resources and lower costs of capital. Increased competition makes it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. Our board of directors may change our investment objectives at any time without shareholder approval. If we cannot identify and purchase a sufficient quantity of suitable properties at favorable prices or if we are unable to finance acquisitions on commercially favorable terms, our business, financial position or results of operations could be materially and adversely affected. Additionally, the fact that we must distribute 90% of our net taxable income in order to maintain our qualification as a REIT and, in order to preserve the tax-free treatment to Windstream of the Spin-Off, may be limited in our ability to issue equity for two years after the Spin-Off, may limit our ability to finance acquisitions. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions might be limited or curtailed.

        The Master Lease contains certain non-compete provisions, which, during the term of the lease, limit our ability to construct fiber, copper, coaxial and fixed wireless distribution assets in territories where Windstream is both an ILEC and where the distribution system is subject to the Master Lease.

        Acquisitions of properties we might seek to acquire entail risks associated with real estate investments generally, including that the investment's performance will fail to meet expectations or that the tenant, operator or manager will underperform.

Required regulatory approvals can delay or prohibit transfers of the rights to use our real property utilized by telecommunications operators, which could result in periods in which we are unable to receive rent for such assets.

        Some of our tenants may be operators of telecommunications assets, which operators must be licensed under applicable state and federal laws. Prior to the transfer of the rights to use our real property to successor operators, the new operator generally must become licensed under state and federal laws. If an existing lease is terminated or expires and a new tenant is found, then any delays in the new tenant receiving regulatory approvals from the applicable federal, state or local government agencies, or the inability to receive such approvals, may prolong the period during which we are unable to collect the applicable rent. The Master Lease with Windstream provides that if it is terminated and we find a new tenant but cannot obtain regulatory approvals, Windstream would continue as the tenant for a period of time pursuant to a management agreement, although such arrangement would only be temporary and at a higher cost.

Our level of indebtedness could materially and adversely affect our financial position, including reducing funds available for other business purposes and reducing our operational flexibility, and we may have future capital needs and may not be able to obtain additional financing on acceptable terms.

        As of May 31, 2015, we had outstanding long term indebtedness of approximately $3.65 billion consisting of a combination of senior notes and term loans. Additionally, we have entered into a revolving credit facility in an aggregate principal amount of up to $500 million (which is undrawn as of the date of this prospectus), provided by a syndicate of banks and other financial institutions. Although our debt agreements restrict the amount of our future indebtedness, we may incur additional indebtedness in the future to refinance our existing indebtedness, to finance newly-acquired assets or for other purposes. Our governing documents do not contain any limitations on the amount of debt we may incur and we do not have a formal policy limiting the amount of debt we may incur in the future. Subject to the restrictions set forth in our debt agreements, our board of directors may establish and change our leverage policy at any time without shareholder approval. Any significant additional indebtedness could require a substantial portion of our cash flow to make interest and principal payments due on our indebtedness. Greater demands on our cash resources may reduce funds available to us to pay dividends, make capital expenditures and acquisitions, or carry out other aspects of our business strategy. Increased indebtedness can also limit our ability to adjust rapidly to changing market conditions, make us more vulnerable to general adverse economic and industry conditions and create competitive disadvantages for us compared to other companies with relatively lower debt levels. Increased future debt service obligations may limit our operational flexibility, including our ability to acquire assets, finance or refinance our assets, contribute assets to joint ventures or sell assets as needed.

        Moreover, our ability to obtain additional financing and satisfy our financial obligations under our indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. A worsening of credit market conditions could materially and adversely affect our ability to obtain financing on favorable terms, if at all.

        We may be unable to obtain additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under our indebtedness outstanding from time to time (if any). Among other things, the absence of an investment grade credit rating or any credit rating downgrade could increase our financing costs and could limit our access to financing sources. If financing is not available when needed, or is available on unfavorable terms, we may be unable to complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could materially and adversely affect our business, financial condition and results of operations.

Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially and adversely affect our business, financial position or results of operations.

        The agreements governing our indebtedness, including the indentures and our new senior secured credit facilities, contain customary covenants, which may limit our operational flexibility. The indentures have terms customary for high yield senior notes, including covenants relating to debt incurrence, liens, restricted payments, asset sales, transactions with affiliates, and mergers or sales of all or substantially all of CS&L's assets, and customary provisions regarding optional redemption and events of default. Our credit agreement contains customary covenants that, among other things, restrict, subject to certain exceptions, our ability to grant liens on assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain dividends and other restricted payments. The credit agreement also contains customary events of default and requires us to comply with specified financial maintenance covenants. Breaches of certain covenants may result in defaults and cross-defaults under certain of our other indebtedness, even if we satisfy our payment obligations to the respective obligee. In addition, defaults under the Master Lease, including defaults associated with the bankruptcy of the tenant or the termination of the Master Lease, may result in cross-defaults under certain of our indebtedness.

        Covenants that limit our operational flexibility, as well as covenant breaches or defaults under our debt instruments, could materially and adversely affect our business, financial position or results of operations, or our ability to incur additional indebtedness or refinance existing indebtedness.

An increase in market interest rates could increase our interest costs on existing and future debt.

        If interest rates increase, so could our interest costs for any new debt and our variable rate debt obligations under the credit agreement. This increased cost could make the financing of any acquisition more costly, as well as lower our current period earnings. Rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher interest rates upon refinancing. In addition, an increase in interest rates could decrease the access third parties have to credit, thereby decreasing the amount they are willing to pay for our assets and consequently limiting our ability to reposition our portfolio promptly in response to changes in economic or other conditions.

If we are not able to hire, or if we lose, key management personnel, we may not be able to successfully manage our business and achieve our objectives.

        Our success depends in large part upon the leadership and performance of our executive management team, particularly our President and Chief Executive Officer, Kenneth Gunderman, and other key employees. If we lose the services of Mr. Gunderman or are not able to hire, or if we lose, other key employees we may not be able to successfully manage our business or achieve our business objectives.

We or our tenants may experience uninsured or underinsured losses, which could result in a significant loss of the capital we have invested in a property, decrease anticipated future revenues or cause us to incur unanticipated expenses.

        The Master Lease requires, and new lease agreements that we enter into are expected to require, that the tenant maintain comprehensive insurance and hazard insurance or self-insure its insurance obligations. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, that may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to such property.

        Our properties are located in 29 states, and if one of our properties experiences a loss that is uninsured or that exceeds policy coverage limits, we could lose the capital invested in the damaged property as well as the anticipated future cash flows from the property. If the damaged property is subject to recourse indebtedness, we could continue to be liable for the indebtedness even if the property is irreparably damaged.

        In addition, even if damage to our properties is covered by insurance, a disruption of business caused by a casualty event may result in loss of revenue for our tenants or us. Any business interruption insurance may not fully compensate them or us for such loss of revenue. If one of our tenants experiences such a loss, it may be unable to satisfy its payment obligations to us under its lease with us.

We are dependent on the communications industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

        As the owner of distribution systems serving the communications industry, we are impacted by the risks associated with the communications industry. Therefore, our success is to some degree dependent on the communications industry, which could be adversely affected by economic conditions in general, changes in consumer trends and preferences and other factors over which we and our tenants have no control. As we are subject to risks inherent in substantial investments in a single industry, a decrease in the communications business would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

        The communications industry is characterized by a high degree of competition among a large number of participants. Competition is intense between telecommunications, wireless and cable operators in most of the markets where our properties are located. As competing properties are constructed, the lease rates we assess for our properties may be negatively impacted upon renewal or new tenant pricing events.

Our business is subject to government regulations and changes in current or future laws or regulations could restrict our ability to operate our business in the manner currently contemplated.

        Our business, and that of our tenants, is subject to federal, state, local and foreign regulation. In certain jurisdictions these regulations could be applied or enforced retroactively. Local zoning authorities and community organizations are often opposed to construction in their communities and these regulations can delay, prevent or increase the cost of new distribution system construction and modifications, thereby limiting our ability to respond to customer demands and requirements. Existing regulatory policies may materially and adversely affect the associated timing or cost of such projects and additional regulations may be adopted which increase delays or result in additional costs to us, or that prevent such projects in certain locations. These factors could materially and adversely affect our business, results of operations or financial condition. For more information regarding the regulations we are subject to, please see the section entitled "Business—Government Regulation, Licensing and Enforcement."

Risks Related to the Spin-Off

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

        We believe that, as a publicly traded company independent from Windstream, CS&L has the ability to pursue transactions with other telecommunications operators that would not pursue transactions with Windstream as a current competitor, to fund acquisitions with its equity on significantly more favorable terms than those that would be available to Windstream, and to pursue certain transactions that Windstream otherwise may be disadvantaged by or precluded from pursuing due to regulatory constraints. However, we may not be able to achieve some or all of the benefits that we expect to achieve as a company independent from Windstream in the time we expect, if at all. For instance, it may take longer than anticipated for operators to, or operators may never, embrace a lease structure for distribution system assets.

If the Spin-Off, together with certain related transactions, failed to qualify as a tax-free transaction for U.S. federal income tax purposes, both we and Windstream could be subject to significant tax liabilities and, in certain circumstances, we could be required to indemnify Windstream for material taxes pursuant to indemnification obligations under the Tax Matters Agreement.

        Windstream received a private letter ruling (the "IRS Ruling") from the IRS to the effect that, on the basis of certain facts presented and representations and assumptions set forth in the request submitted to the IRS, the Spin-Off will qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations and assumptions made in the letter ruling request are untrue or incomplete in any material respect, then Windstream will not be able to rely on the IRS Ruling. In addition, the IRS Ruling does not address certain requirements for tax-free treatment of the Spin-Off under Sections 355 and 368(a)(1)(D) of the Code and Windstream's use of CS&L indebtedness and common stock to retire certain Windstream debt (the "debt exchanges"). Accordingly, the Spin-Off was conditioned upon the receipt by Windstream of a tax opinion from its counsel with respect to the requirements on which the IRS did not rule, which concluded that such requirements also should be satisfied. The tax opinion was based on, among other things, the IRS Ruling, current law and certain representations and assumptions as to factual matters made by Windstream and us. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached in the tax opinion. In addition, the tax opinion is not binding on the IRS or the courts, and the IRS and/or the courts may not agree with the tax opinion.

        If the Spin-Off were determined to be taxable, Windstream would recognize taxable gain. Under the terms of the Tax Matters Agreement, we are generally responsible for any taxes imposed on Windstream that arise from the failure of the Spin-Off and the debt exchanges to qualify as tax-free for U.S. federal income tax purposes, within the meaning of Section 355 and Section 368(a)(1)(D) of the Code, as applicable, to the extent such failure to qualify is attributable to certain actions, events or transactions relating to our stock, indebtedness, assets or business, or a breach of the relevant representations or any covenants made by us in the Tax Matters Agreement, the materials submitted to the IRS in connection with the request for the IRS Ruling or the representations provided in connection with the tax opinion. Our indemnification obligations to Windstream are not limited by any maximum amount and such amounts could be substantial. If we are required to indemnify Windstream under the circumstances set forth in the Tax Matters Agreement, we may also be subject to substantial tax liabilities. For more information regarding the Tax Matters Agreement, see "Our Current Relationship with Windstream—Tax Matters Agreement."

        In addition, if the Spin-Off or the debt exchanges failed to qualify as tax free for U.S. federal income tax purposes, Windstream may incur significant tax liabilities that could materially affect Windstream's ability to make payments under the Master Lease.

We may not be able to engage in desirable strategic transactions and equity issuances for two years following the Spin-Off because of certain restrictions relating to requirements for tax-free distributions for U.S. federal income tax purposes. In addition, we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

        To preserve the tax-free treatment to Windstream of the Spin-Off, for the two-year period following the Spin-Off, CS&L may be prohibited, except in specific circumstances, from taking certain actions, including: (1) entering into any transaction pursuant to which all or a portion of CS&L's stock would be acquired, whether by merger or otherwise, (2) issuing equity securities beyond certain thresholds, or (3) repurchasing CS&L's common stock. In addition, we are prohibited from taking or failing to take any other action that prevents the Spin-Off and related transactions from being tax-free.

        These restrictions may limit CS&L's ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of CS&L's business or to raise additional equity financing to fund debt source needs. For a more detailed description, see "Our Current Relationship with Windstream—Tax Matters Agreement."

Our agreements with Windstream may not reflect terms that would have resulted from negotiations with unaffiliated third parties.

        The agreements that we entered into with Windstream in connection with the Spin-Off, including the Separation and Distribution Agreement, the Master Lease, the Recognition Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Wholesale Master Services Agreement, the Master Services Agreement, the Intellectual Property Matters Agreement, the Reverse Transition Services Agreement and the Stockholder's and Registration Rights Agreement were entered into in the context of the Spin-Off while we were still controlled by Windstream. As a result, they may not reflect terms that would have resulted from negotiations between unaffiliated third parties. The terms of the agreements entered into in the context of the Spin-Off concern, among other things, divisions and allocations of assets and liabilities and rights and obligations, between Windstream and us. For a more detailed description, see "Our Current Relationship with Windstream."

The historical and pro forma financial information included in this prospectus may not be a reliable indicator of future results.

        Our combined historical financial data and our pro forma combined financial data included in this prospectus may not reflect our business, financial position or results of operations had we been an independent, publicly traded company during the periods presented, or what our business, financial position or results of operations will be in the future. Prior to the Spin-Off, our business was operated by Windstream as part of one corporate organization and not operated as a stand-alone company. Because the Distribution Systems and Consumer CLEC Business assets that comprise our business were not acquired by us until immediately prior to the Spin-Off, there are no historical financial statements for CS&L in this prospectus, and the historical financial statements included in this prospectus are not indicative of how we will exist following the Spin-Off. Significant changes have and will continue to occur in our cost structure, financing and business operations as a result of our operation as a stand-alone company and our transactions with Windstream that have not existed historically, including the Master Lease and an estimated $20 to $25 million of incremental general and administrative expenses that we expect to incur.

        The pro forma financial data included in this prospectus includes adjustments based upon available information that our management believes to be reasonable to reflect these factors. However, the assumptions may change or may be incorrect, and actual results may differ, perhaps significantly. In addition, the pro forma financial data does not include adjustments for estimated general and administrative expenses. For these reasons, our cost structure may be higher and our future financial costs and performance may be worse than the performance implied by the pro forma financial data presented in this prospectus. For additional information about the basis of presentation of our combined historical financial data and our pro forma combined financial data included in this prospectus, see "Financial Information," "Summary Historical and Unaudited Pro Forma Condensed Combined Financial Data," "CS&L's Unaudited Pro Forma Combined Financial Data," "Selected Combined Historical Financial Data," "Selected Quarterly Financial Data of the Consumer CLEC Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

The Spin-Off could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations.

        The Spin-Off may lead to increased operating and other expenses, of both a nonrecurring and a recurring nature, and to changes to certain operations, which expenses or changes could arise pursuant to arrangements made between Windstream and us or could trigger contractual rights of, and obligations to, third parties. Disputes with third parties could also arise out of these transactions. These increased expenses, changes to operations, disputes with third parties, or other effects could materially and adversely affect our business, financial position or results of operations. In addition, disputes with Windstream could arise in connection with the Master Lease, the Separation and Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Recognition Agreement, the Wholesale Master Services Agreement, the Master Services Agreement, the Intellectual Property Matters Agreement, the Reverse Transition Services Agreement, the Stockholder's and Registration Rights Agreement or other agreements.

The Spin-Off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws.

        A court could deem the Spin-Off of CS&L common stock or certain internal restructuring transactions undertaken by Windstream in connection therewith to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Among other things, the court could require our shareholders to return to Windstream some or all of the shares of our common stock issued in the distribution, to return some of the Purging Distribution, if any, to CS&L, or require us to fund liabilities of other companies involved in the restructuring transactions for the benefit of creditors. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied.

Risks Related to Our Status as a REIT

If we do not qualify as a REIT, or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which could reduce the amount of cash available for distribution to our shareholders.

        We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. References throughout this document to the "first taxable year" for which we intend to elect to be taxed as a REIT refer to the taxable year ending December 31, 2015. We received an opinion of tax counsel to Windstream with respect to our qualification as a REIT in connection with the Spin-Off. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of tax counsel represents only the view of such counsel based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued. Tax counsel has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of tax counsel and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by tax counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

        If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our shareholders would not be deductible by us in computing our taxable income. Any resulting corporate liability could be substantial and could reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

        Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence.

Legislative or other actions affecting REITs could have a negative effect on us.

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury (the "Treasury"). Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT or the U.S. federal income tax consequences to our investors and us of such qualification.

        On February 26, 2014, House Ways and Means Committee Chairman David Camp released a proposal formally introduced recently as proposed legislation, H.R. 1, the Tax Reform Act of 2014 (the "Camp Proposal"), for comprehensive tax reform. The Camp Proposal includes a number of provisions that, if enacted, would have an adverse effect on corporations seeking to make an election to be taxed as a REIT. These include the following: (i) if the stock of a corporation is distributed in a tax-free spin-off under Section 355 of the Code, such corporation will not be eligible to make an election to be taxed as a REIT for the ten-year period following the taxable year in which the spin-off occurs, (ii) if a corporation elects to be taxed as a REIT, such corporation will be required to recognize certain built-in gains inherent in its property as if all its assets were sold at their fair market value immediately before the close of the taxable year immediately before the corporation became taxed as a REIT, (iii) for purposes of the REIT income and asset tests, "real property" would be defined to exclude all tangible property with a class life of less than 27.5 years (as defined under the depreciation rules), and (iv) any dividend made to satisfy the REIT requirement that a REIT must not have any earnings and profits accumulated during non-REIT years by the end of its first tax year as a REIT must be made in cash instead of a combination of cash and stock. Provisions (i) and (ii), if enacted in their current form, would apply to REIT elections and tax-free spin-off distributions made on or after February 26, 2014. If enacted in its current form, the Camp Proposal would materially and adversely affect our ability to make an election to be taxed as a REIT. See the risk factor captioned "If we do not qualify as a REIT, or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which could reduce the amount of cash available for distribution to our shareholders." It is uncertain whether the Camp Proposal, in its current form as it relates to CS&L, or any other legislation affecting REITs and entities desiring to elect REIT status will be enacted and whether any such legislation will apply to CS&L.

We could fail to qualify as a REIT if income we receive from Windstream is not treated as qualifying income.

        Under applicable provisions of the Code, we will not be treated as a REIT unless we satisfy various requirements, including requirements relating to the sources of our gross income. Rents received or accrued by us from Windstream will not be treated as qualifying rent for purposes of these requirements if the Master Lease is not respected as a true lease for U.S. federal income tax purposes and is instead treated as a service contract, joint venture or some other type of arrangement. If the Master Lease is not respected as a true lease for U.S. federal income tax purposes, we may fail to qualify as a REIT.

        In addition, subject to certain exceptions, rents received or accrued by us from Windstream will not be treated as qualifying rent for purposes of the REIT gross income requirements if we or a beneficial or constructive owner of 10% or more of our stock beneficially or constructively owns 10% or more of the total combined voting power of all classes of Windstream Holdings stock entitled to vote or 10% or more of the total value of all classes of Windstream Holdings stock. Our charter provides for restrictions on ownership and transfer of our shares of stock, including restrictions on such ownership or transfer that would cause the rents received or accrued by us from Windstream to be treated as non-qualifying rent for purposes of the REIT gross income requirements. Nevertheless, there can be no assurance that such restrictions will be effective in ensuring that rents received or accrued by us from Windstream will not be treated as qualifying rent for purposes of REIT qualification requirements.

REIT distribution requirements could adversely affect our ability to execute our business plan.

        We generally must distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, in order for us to qualify as a REIT (assuming that certain other requirements are also satisfied) so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. We intend to make distributions to our shareholders to comply with the REIT requirements of the Code.

        Our FFO are currently generated primarily by rents paid under the Master Lease. From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions in order to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax, including the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could decrease cash available to service debt, including the notes.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

        Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state, and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. For example, we hold some of our assets and conduct certain of our activities through a TRS subsidiary corporation that is subject to U.S. federal, state, and local corporate-level income taxes as a regular C corporation. In addition, we may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm's-length basis. Any of these taxes could decrease cash available for distribution to our shareholders.

Complying with the REIT requirements may cause us to forego otherwise attractive acquisition opportunities or liquidate otherwise attractive investments.

        To qualify as a REIT for U.S. federal income tax purposes, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and "real estate assets" (as defined in the Code). The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forego otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

        In addition to the asset tests set forth above, to qualify as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our shareholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with the REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

        The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Income from certain hedging transactions that we may enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute "gross income" for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify any such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because the TRS may be subject to tax on gains or expose us to greater risks associated with changes in interest rates that we would otherwise want to bear. In addition, losses in the TRS will generally not provide any tax benefit, unless such losses are able to be carried back or forward against past or future taxable income in the TRS.

Even if we qualify as a REIT, we could be subject to tax on any unrealized net built-in gains in our assets held before electing to be treated as a REIT.

        We own certain appreciated assets that we acquired from Windstream pursuant to the Spin-Off. If we dispose of any such appreciated assets during the ten-year period following our qualification as a REIT, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that we became a REIT over the adjusted tax basis of such assets on such date, which are referred to as built-in gains. We will be subject to this tax liability even if we qualify and maintain our status as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and our distribution requirement. Any tax on the recognized built-in gain will reduce REIT taxable income. We may choose not to sell such appreciated assets in a taxable transaction during the ten-year period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, there can be no assurances that such a taxable transaction will not occur. If we sell such assets in a taxable transaction, the amount of corporate tax that we will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time we became a REIT. The amount of tax could be significant.

Risks Related to the Exchange Offer

You may have difficulty selling the original notes that you do not exchange.

        If you do not exchange your original notes for exchange notes pursuant to the exchange offer, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register the original notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered original notes may be small and inactive. Consequently, you may find it difficult to sell any original notes you continue to hold because there will be fewer original notes of such series outstanding.

If you do not exchange your original notes in the exchange offer, you will no longer be entitled to an increase in interest payments on original notes that the Indenture provides for if we fail to complete the exchange offer.

        Once the exchange offer has been completed, holders of outstanding original notes will not be entitled to any increase in the interest rate on their original notes that the Indenture governing the original notes provides for if we fail to complete the exchange offer. Holders of original notes will not have any further rights to have their original notes registered, except in limited circumstances, once the exchange offer is completed.

Some holders of the exchange notes may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

        If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        In addition, a broker-dealer that purchased original notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes it received in the exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot assure you that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

Failure to comply with the exchange offer procedures could prevent a holder from exchanging its original notes.

        Holders of the original notes are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for original notes will only occur upon completion of the procedures described in this prospectus under "The Exchange Offer." Therefore, holders of original notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. Neither CS&L, CSL Capital nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.

Risks Related to the Exchange Notes

Our substantial debt could adversely affect our cash flow and prevent us from fulfilling our obligations under the notes.

        After giving effect to the issuance of the original notes, our senior secured notes and term loan borrowings under our senior credit facility, we had approximately $3.65 billion of consolidated debt as of May 31, 2015.

        Our substantial amount of debt could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations under the notes;

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  increase our vulnerability to general adverse economic and industry conditions;

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  require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future capital expenditures, working capital and other general corporate requirements;

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  limit our flexibility in planning for, or reacting to, changes in our business and the telecommunications industry;

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  place us at a competitive disadvantage compared with competitors that have less debt; and

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  limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

        Further, a substantial portion of our debt, including borrowings under our senior secured credit facilities, bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

        In addition to our debt, we have significant contractual obligations, as discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" below.

Despite our substantial debt, we or our subsidiaries may still be able to incur significantly more debt. This could further exacerbate the risks associated with our substantial debt.

        We or our subsidiaries may be able to incur additional debt in the future. The terms of our senior secured credit facilities, the Indenture and the agreements governing our other debt will allow us to incur substantial amounts of additional debt, subject to certain limitations. If additional debt is added to our current debt levels, the related risks we could face would be magnified.

The agreements governing our debt, including the notes, our senior secured notes and our senior secured credit facilities, contain various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the notes.

        The agreements governing our senior secured credit facilities, the Indenture governing the notes and the agreements governing our other debt each impose operating and financial restrictions on our activities. These restrictions include compliance with or maintenance of certain financial tests and ratios and limit or prohibit our ability to, among other things:

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  incur additional indebtedness, guarantee indebtedness or issue disqualified stock or, in the case of such subsidiaries, preferred stock;

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  pay dividends on, repurchase or make distributions in respect of their capital stock or make other restricted payments;

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  make certain investments or acquisitions;

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  sell, transfer or otherwise convey certain assets;

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  create liens;

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  enter into agreements restricting certain subsidiaries' ability to pay dividends or make other intercompany transfers;

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  consolidate, merge, sell or otherwise dispose of all or substantially all of the assets of the issuer and its subsidiaries;

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  enter into certain transactions with affiliates; and

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  prepay certain kinds of indebtedness.

        These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.

        Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements would result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit debt holders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt and to terminate any commitments to lend. Under these circumstances, we might have insufficient funds or other resources to satisfy all our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

We may enter into significant transactions that, although permitted by the Indenture governing the exchange notes, could adversely affect our credit ratings and the value of the notes.

        The Indenture contains numerous restrictive covenants for the benefit of the note holders, but such covenants are subject to exceptions, some of which may be significant. In particular, while the Indenture imposes some limits on our ability to make restricted payments, including certain distributions and stock repurchases, it currently affords us the capacity to make a substantial amount of restricted payments, including distributions and dividends necessary to maintain our REIT status, provided that we remain in compliance with a specified consolidated total leverage ratio. Therefore, we could, in the future, enter into certain transactions, including acquisitions, reorganizations, spin-offs, re-financings or other recapitalizations, that may increase our indebtedness and/or decrease the amount of assets available to our creditors and thereby increase our leverage relative to our assets and earnings. Consistent with our strategy of seeking to enhance shareholder value, we intend to continue to regularly evaluate and consider such potential transactions so long as they would be permitted under the Indenture governing the exchange notes and the other documents governing our outstanding indebtedness. While such transactions could potentially enhance the value of the equity in our company, they could also negatively affect our credit ratings and the value of the notes.

The notes are effectively subordinated to our secured debt and that of the guarantors.

        The notes, and each guarantee of the notes, are unsecured and therefore are effectively subordinated to any of our secured debt and that of the guarantors to the extent of the value of the assets securing such debt. In the event of a bankruptcy or similar proceeding, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the notes. As of May 31, 2015, we had approximately $2.54 million of secured debt outstanding.

        In addition, as of May 31, 2015, we had approximately $500 million of availability under our senior secured revolving credit facility and can request additional commitments, loans or other extensions of credit (provided that the secured leverage ratio does not exceed 5.00 to 1.00 on a pro forma basis) under the optional incremental facility of the senior secured credit facilities. See "Description of Other Indebtedness—Indebtedness Issued Directly by CS&L—Senior credit facilities." The notes will be effectively subordinated to any borrowings under our senior secured credit facilities and our senior secured notes. The Indenture governing the exchange notes and the terms of our senior secured credit facilities will allow us to incur a substantial amount of additional secured debt in certain circumstances.

Not all of our subsidiaries are required to guarantee the notes, and the assets of any non-guarantor subsidiaries may not be available to make payments on the notes as your claims in respect of the notes will be effectively subordinated to all of the liabilities of any of our subsidiaries that is not a guarantor.

        Subsidiaries of the Company that currently guarantee our senior secured credit facilities also guarantee the notes. However, certain of our regulated subsidiaries do not guarantee the senior secured credit facilities and those subsidiaries do not guarantee the notes. As of March 31, 2015, and for the three months then ended, after giving pro forma effect to the Spin-Off and related transactions, our non-guarantor subsidiaries represented approximately 25% of our total assets. All of our future unrestricted subsidiaries, and any of our future restricted subsidiaries that do not guarantee our senior secured credit facilities, will not be required to guarantee the notes, and under certain circumstances the guarantees of a note may be released. See "Description of the Exchange Notes—Guarantees."

        In the event that any of our non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of the debt and trade creditors of such non-guarantor subsidiaries will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us or any guarantors. Consequently, your claims in respect of the notes will be structurally subordinated to all of the liabilities of any of our subsidiaries that is not a guarantor, including trade payables. In addition, the Indenture, subject to certain limitations, permits our subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that our subsidiaries may incur.

To service our debt and meet our other cash needs, we will require a significant amount of cash, which may not be available.

        Our ability to make payments on, or repay or refinance, our debt, including the notes, and to fund planned capital expenditures, dividends and other cash needs will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our senior secured credit facilities and our agreements governing our other debt. Specifically, we will need to maintain specified financial ratios and satisfy financial condition tests. Furthermore, it is our intended practice to pay quarterly dividends. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facilities or from other sources in an amount sufficient to enable us to pay our debt, including the notes, or to fund future dividends and other liquidity needs.

We are dependent upon dividends from our subsidiaries to meet our debt service obligations and to pay dividends to our shareholders.

        We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations and our ability to fund dividends to our shareholders will be dependent on receipt of dividends from our direct and indirect subsidiaries. Subject to the restrictions contained in the Indenture, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See "Description of the Exchange Notes—Certain Covenants." In addition, federal and state regulations governing our regulated subsidiaries and applicable state corporate law may limit the ability of our subsidiaries to pay dividends to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries, applicable laws or state regulation will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these notes when due.

Fraudulent conveyance laws may void the notes and/or the guarantees or subordinate the notes and/or the guarantees.

        The issuance of the notes and guarantees may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the guarantors' creditors. Under these laws, if in such a lawsuit a court were to find that, at the time the notes were issued, we:

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  incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

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  received less than reasonably equivalent value or fair consideration for incurring this debt, and any guarantor:

  (1)
  was insolvent or was rendered insolvent by reason of the related financing transactions;

  (2)
  was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

  (3)
  intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the notes or applicable guarantees or subordinate the notes or such guarantees to our presently existing or future debt or take other actions detrimental to you.

        The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt:

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  it could not pay its debts or contingent liabilities as they become due;

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  the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

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  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

        We cannot assure you as to what standard a court would apply in order to determine whether the Company or a guarantor was "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that the Company or a guarantor was insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether the Company or a guarantor was insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

        Our obligations under the notes are guaranteed by all of our existing subsidiaries that are currently guarantors under our senior secured credit facilities, and the guarantees may also be subject to review under various laws for the protection of creditors. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor's obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the Indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor or whether a court would give effect to such limitation. In the event that a court declares the guarantees to be void, or in the event that the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the notes would be effectively subordinated to the obligations of our subsidiaries, including trade payables and other liabilities that constitute indebtedness.

We may be unable to make a change of control offer required by the Indenture governing the exchange notes which would cause defaults under the Indenture, our senior secured credit facilities and our other financing arrangements.

        The terms of the Indenture governing the exchange notes require us to make an offer to repurchase the notes upon the occurrence of a change of control that is accompanied or followed by a downgrade in the ratings of the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase. The terms of our senior secured credit facilities will require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of your notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior secured credit facilities and other financing arrangements will not allow the repurchases. See "Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control."

An active, public market may not develop for the notes, which may hinder your ability to liquidate your investment.

        There has not been an established trading market for the notes and we do not intend to list them on any securities exchange. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

Changes in the ratings of us or our debt may materially and adversely alter the cost and the terms and conditions of our future financings and the value and liquidity of the Exchange Notes.

        The Exchange Notes will be, and any of our future debt instruments may be, rated by independent rating agencies. These ratings may affect our ability to incur debt in the future. Any future downgrading of ratings assigned to us or our debt instruments by any independent rating agency may affect the cost and terms and conditions of our future financings and could adversely affect the value and liquidity of the Exchange Notes.

 USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus. The original notes surrendered in exchange for exchange notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer. No underwriter is being used in connection with the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES OF CS&L

        The table below sets forth our ratio of earnings to fixed charges on a consolidated basis for each of the time periods indicated.

	For the Year ended December 31,						For the Three Months Ended March 31,
	2014		2013		2012		2015		2014
Ratio of earnings to fixed charges	N/A	(1)	N/A	(1)	N/A	(1)	N/A	(1)	N/A	(1)

(1)
CS&L was spun-off from Windstream on April 24, 2015. The financial information included herein for the fiscal years ended December 31, 2014, 2013 and 2012, and the three months ended March 31, 2015 and 2014, set forth the historical operations of the Consumer CLEC Business. Because debt and interest costs were not allocated to the Consumer CLEC Business, it had no fixed charges and thus no ratio can be calculated.

SELECTED COMBINED HISTORICAL FINANCIAL DATA

        The following table sets forth selected financial data for CS&L (as described below) on a historical basis. Prior to the Spin-Off, we did not operate the Consumer CLEC Business separately from Windstream, nor did we commence our leasing business. The selected combined historical financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 has been derived from the audited financial statements of the Consumer CLEC Business and Distribution Systems included elsewhere in this prospectus. The selected combined historical financial data as of and for the three months ended March 31, 2015 and for the three months ended March 31, 2014 has been derived from our unaudited combined financial statements. The following should be read in conjunction with the combined financial statements, accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which are included elsewhere in this prospectus.

	As of and For the Year Ended December 31,						As of and For the Three Months Ended March 31,
	2014		2013		2012		2015		2014
	(in millions)
Revenues	$36.0		$45.1		$63.5		$7.9		$9.7
Revenues in Excess of Direct Expenses	$12.3		$16.5		$24.5		$2.5		$3.4
Balance Sheet Data
Total Assets	$2,588.5		$2,704.9		$29.4	(b)	$2,545.8		*
Total Liabilities	$7.9		$9.7		$13.1		$7.5		*
Total Equity	$2,580.6	(a)	$2,695.2	(a)	*		$2,538.3	(a)	*

*
Information not applicable for periods presented.

(a)
Includes net assets contributed of the Consumer CLEC Business.

(b)
Does not include Distribution Systems.

SELECTED QUARTERLY FINANCIAL DATA OF THE CONSUMER CLEC BUSINESS

        The following table summarizes the unaudited quarterly financial information of the Consumer CLEC Business for 2014 and 2013.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in millions)
2014 Revenues	$9.7	$9.3	$8.7	$8.3	$36.0
Revenues in Excess of Direct Expenses	$3.4	$3.1	$3.0	$2.8	$12.3

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Quarter
	(in millions)
2013 Revenues	$12.3	$11.6	$11.0	$10.2	$45.1
Revenues in Excess of Direct Expenses	$4.5	$4.3	$4.0	$3.7	$16.5

 THE SPIN-OFF AND RELATED TRANSACTIONS

Background of the Spin-Off

        On July 29, 2014, the board of directors of Windstream Holdings announced its plan to implement the Spin-Off. As part of the Spin-Off, Windstream reorganized its assets and liabilities into two companies:

  •
  Windstream, which continues to provide advanced network communications and technology solutions to businesses and customers through its existing operations; and

  •
  CS&L, which, through its subsidiaries, owns, acquires and leases distribution systems serving the communications infrastructure industry and potentially other industries and operates the Consumer CLEC Business.

        Windstream accomplished the separation by having its wholly owned subsidiary Windstream Services, or Windstream Services' subsidiaries, contribute to CS&L the assets constituting the Distribution Systems and the Consumer CLEC Business, and related liabilities in exchange for:

  •
  the issuance to Windstream Services of CS&L common stock distributed in the Spin-Off;

  •
  the transfer of approximately $1.04 billion from CS&L to Windstream Services, an amount that did not exceed the tax basis of Windstream Services in the CS&L common stock, which Windstream Services used to retire certain Windstream Services debt; and

  •
  the transfer from us to Windstream Services of our debt, including the notes and term loans under our new senior secured credit facilities, which Windstream Services used in a debt-for-debt exchange to retire Windstream Services debt.

        Subsequently, Windstream Services distributed 80.4% of the outstanding shares of CS&L common stock to Windstream Holdings and Windstream Holdings distributed the same 80.4% of the outstanding shares of CS&L common stock pro rata to holders of Windstream Holdings common stock pursuant to the Spin-Off. Windstream Services retained a passive ownership interest in 19.6% of the common stock of CS&L at the time of the Spin-Off. The retained shares are expected to be transferred opportunistically (in additional exchanges for debt of Windstream Services) during a twelve-month period following the Spin-Off, subject to market conditions, to retire debt.

        Following the Spin-Off, CS&L became an independent, publicly-traded company, with 19.6% of its common stock held by Windstream Services. Immediately after the Spin-Off, we and Windstream Holdings entered into the Master Lease, under which Windstream Holdings leased the Distribution Systems on a triple-net basis. We and Windstream also entered into a number of other agreements to govern our relationship following the Spin-Off, and divided and allocated various assets and liabilities and rights and obligations. For a more detailed description of these agreements, see the section entitled "Our Current Relationship with Windstream."

The Spin-Off Related Financing

        In connection with the Spin-Off, we incurred approximately $3.65 billion in funded long-term debt, consisting of approximately $1.51 billion of notes, including the original notes, and approximately $2.14 billion in term loans under our new senior secured credit facilities. Our new senior secured credit facilities also include a $500 million revolving credit facility, which is undrawn at the time of this prospectus. The $1.51 billion in principal amount of notes issued by us and $990 million of term loans were transferred to Windstream Services as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business assets to us by Windstream Services. Windstream Services exchanged the notes for outstanding debt of Windstream Services. Approximately $1.04 billion in cash from the proceeds of our term loans was transferred to Windstream Services in connection with the contribution of the Distribution Systems and the Consumer CLEC Business assets to us by Windstream Services, and was used to retire certain of Windstream Services' debt. The remaining proceeds of the debt issuance are available to us for working capital purposes, to fund acquisitions and for general corporate purposes.

The Debt-for-Equity Exchange

        In the Spin-Off, Windstream Services retained 29,385,064 shares of our common stock. On June 25, 2015, we filed a registration statement on Form S-11 with the SEC registering up to 24,487,553 shares of our common stock. In connection with that offering, Windstream Services intends to exchange 21,293,525 shares of our common stock that it holds (24,487,553 shares if the underwriters exercise their option to purchase additional shares) in a debt for equity exchange with Citigroup Global Markets Inc., as the selling stockholder named in that registration statement. Windstream has informed us that it expects that shares retained following that offering, if any, will be transferred opportunistically (in additional exchanges for debt of Windstream Services) during a twelve month period following the Spin Off, subject to market conditions, to retire debt.

CS&L'S UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The following unaudited pro forma combined financial statements present CS&L's unaudited pro forma combined income statement for the year ended December 31, 2014 and the three months ended March 31, 2015, and its unaudited pro forma combined balance sheet as of March 31, 2015, which have been derived from and should be read in conjunction with the historical financial statements of our Consumer CLEC Business and Distribution Systems and accompanying notes included elsewhere in this prospectus.

        The following unaudited pro forma combined financial statements give effect to the Spin-Off from Windstream Holdings effective April 24, 2015 and certain related transactions, and include: (i) the transfer of certain assets and liabilities from Windstream to CS&L immediately prior to the Spin-Off that are not included in CS&L's historical balance sheet as of March 31, 2015; (ii) the issuance of $3.65 billion of long-term debt by CS&L and the related debt issuance costs and interest expense as further discussed in notes (A) and (B) below; (iii) our issuance of approximately 149.8 million shares of CS&L common stock to Windstream Services, of which 80.4% (or 120.4 million shares) were distributed to the stockholders of Windstream Holdings through a tax-free stock dividend, with Windstream Services retaining the remaining 19.6% of the common stock of CS&L (or approximately 29.4 million shares), a cash payment by CS&L to Windstream Holdings immediately prior to the Spin-Off in an amount representing Windstream Holdings' tax basis in the Distribution Systems transferred to CS&L, and the transfer by us of certain of our debt to Windstream Services, all as consideration for the contribution of the Distribution Systems and the Consumer CLEC Business; (iv) rental income associated with the Master Lease for the Distribution Systems assets transferred to CS&L that would have been received had the Spin-Off occurred on the earlier dates as provided herein; (v) the elimination of certain deferred income tax liabilities in conjunction with the election of REIT status; and (vi) costs related to various services as described in the Master Services Agreement, Transition Services Agreement and Wholesale Master Services Agreement. The unaudited pro forma combined income statements for the year ended December 31, 2014 and the three months ended March 31, 2015, assume the Spin-Off and related transactions occurred on January 1, 2014. The unaudited pro forma combined balance sheet assumes the Spin-Off and related transactions occurred on March 31, 2015. The pro forma adjustments are based on currently available information and assumptions we believe are reasonable, factually supportable, directly attributable to our separation from Windstream, and for purposes of the pro forma income statements, are expected to have a continuing impact on us.

        Our unaudited pro forma combined financial statements and explanatory notes present how our financial statements may have appeared had our capital structure reflected the Spin-Off and related transactions as of the dates noted above. The pro forma financial results assume that 100% of taxable income during the applicable periods has been distributed and that all relevant REIT qualifying tests, as dictated by the Code and IRS rules and interpretations, were met for the entire periods presented herein.

        Our unaudited pro forma combined financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to our unaudited pro forma combined financial statements. The following unaudited pro forma combined financial statements are presented for illustrative purposes only and do not purport to reflect the results we may achieve in future periods or the historical results that would have been obtained had the Spin-Off and related transactions been completed on January 1, 2014 or as of March 31, 2015, as the case may be. Our unaudited pro forma combined financial statements also do not give effect to the impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Spin-Off and related transactions.

        We expect to incur incremental general and administrative costs resulting from CS&L operating as an independent publicly-traded entity including cash compensation, audit fees, legal and board of director fees, stock exchange listing fees and other shareholder-related costs estimated to be $20.0 million to $25.0 million on an annual basis. These amounts are not reflected in the pro forma combined statements of income.

COMMUNICATIONS SALES & LEASING, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of March 31, 2015

	As Reported
	CLEC Business	Distribution Systems	Pro Forma Adjustments		Pro Forma
	(Millions)
Assets
Real estate investments, net of accumulated depreciation	$—	$2,530.4	$—		$2,530.4
Cash and cash equivalents	—	—	62.2	A	62.2
Accounts receivable, net	1.7	—	—		1.7
Customer list intangible assets, net	13.4	—	—		13.4
Other assets	0.3	—	—		0.3

Total Assets	$15.4	$2,530.4	$62.2		$2,608.0

Liabilities and Shareholders' Equity
Current liabilities	$2.4	$—	$9.0	B	$11.4
Long-term debt	—	—	3,506.2	B	3,506.2
Deferred income taxes	5.1	—	2.2	C	7.3

Total liabilities	7.5	—	3,517.4		3,524.9

Net assets	7.9	—	(7.9)	D	—
Invested equity	—	2,530.4	(2,530.4)	D	—
Common stock	—	—	—		—
Distributions in excess of capital	—	—	(916.9)	E	(916.9)

Total shareholders' equity	7.9	2,530.4	(3,455.2)		(916.9)

Total Liabilities and Shareholders' Equity	$15.4	$2,530.4	$62.2		$2,608.0

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

 COMMUNICATIONS SALES & LEASING, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
For the Three Months Ended March 31, 2015

	As Reported
	CLEC Business	Pro Forma Adjustments		Pro Forma
	(Millions)
Revenues:
Leasing rental revenues	$—	$166.8	F	$166.8
Consumer CLEC service revenues	7.9	—		7.9

Total revenues	7.9	166.8		174.7

Costs and expenses:
CLEC operating expenses	4.4	1.1	G	5.5
Selling, general and administrative	—	0.4	H	0.4
Depreciation and amortization	1.0	85.8	I	86.8

Total costs and expenses	5.4	87.3		92.7

Operating income	2.5	79.5		82.0
Interest expense	—	64.4	J	64.4
Income before income taxes	2.5	15.1		17.6
Income tax expense	—	0.6	K	0.6

Net income	$2.5	$14.5		$17.0

Earnings per share:
Basic				$.11	L
Diluted				$.11	L
Weighted average shares:
Basic				149.8	L
Diluted				149.8	L

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

 COMMUNICATIONS SALES & LEASING, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
For the Year Ended December 31, 2014

	As Reported
	CLEC Business	Pro Forma Adjustments		Pro Forma
	(Millions)
Revenues:
Leasing rental revenues	$—	$667.2	F	$667.2
Consumer CLEC service revenues	36.0	—		36.0

Total revenues	36.0	667.2		703.2

Costs and expenses:
CLEC operating expenses	19.0	4.7	G	23.7
Selling, general and administrative	0.1	1.7	H	1.8
Depreciation and amortization	4.6	343.1	I	347.7

Total costs and expenses	23.7	349.5		373.2

Operating income	12.3	317.7		330.0
Interest expense	—	259.9	J	259.9

Income before income taxes	12.3	57.8		70.1
Income tax expense	—	3.1	K	3.1

Net income	$12.3	$54.7		$67.0

Earnings per share:
Basic				$.45	L
Diluted				$.45	L
Weighted average shares:
Basic				149.8	L
Diluted				149.8	L

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Basis of Presentation

        Operations—As a result of the Spin-Off, we own the Distribution Systems and the Consumer CLEC Business that Windstream contributed to us. The unaudited pro forma combined financial statements give effect to the Spin-Off and related transactions as discussed above.

        Debt-for-Debt Exchange and Debt Retirement—In conjunction with the Spin-Off, while still a wholly-owned subsidiary of Windstream Holdings, CS&L issued to Windstream approximately $2.4 billion in CS&L debt, consisting of a mixture of term loans under our senior secured credit facilities, the notes and our senior secured notes. Such debt was exchanged by Windstream in a debt-for-debt exchange to retire certain outstanding indebtedness of Windstream. Additionally, on the date of the Spin-Off, CS&L made a cash payment from the proceeds of its term loan borrowings to Windstream of $1.040 billion, which did not exceed Windstream's tax basis in the contributed Distribution Systems.

        Long-term Lease Agreement—Following the Spin-Off, Windstream Holdings entered into the Master Lease to lease back the Distribution Systems from CS&L. Under the terms of the Master Lease, Windstream Holdings has the exclusive right to use the Distribution Systems for an initial term of 15 years with four (4) five-year renewal options. If Windstream Holdings renews in the first five years in consideration of CS&L funding certain network improvements, the initial term of the Master Lease will be extended from 15 years to 20 years. Windstream Holdings is required to pay all property taxes, insurance, and repair or maintenance costs associated with the leased property. The Master Lease provides for an annual cash rent of $650.0 million paid in equal monthly installments in advance and is fixed for the first three years. Thereafter, rent increases on an annual basis at a base rent escalator of 0.5%. Future lease payments due under the Master Lease reset to fair market rental rates upon Windstream Holdings' execution of the renewal options. CS&L recognizes rental revenues from the Master Lease on a straight-line basis to include the effects of base rent escalations over the initial term of the Master Lease.

Pro Forma Adjustments

          (A)  To reflect cash payment and exchange of our debt for Windstream Services debt. Following the cash payment and other distributions to Windstream Holdings, CS&L's cash balance is as follows:

(millions)
Issuance of debt	$3,650.0
Debt discounts and debt issuance costs	(134.8)
Cash payment to Windstream Holdings	(1,040.0)
Exchange of our debt for debt of Windstream Services	(2,413.0)

Estimated cash balance	$62.2

          (B)  CS&L issued $3.65 billion of long-term debt utilizing a mixture of secured and unsecured debt consisting of the following:

(millions)
Term loans	$2,140.0
Senior notes	1,110.0
Secured notes	400.0

Total debt issued	$3,650.0

        The weighted average maturity of CS&L's debt is approximately 8.0 years.

        The carrying value of the debt is as follows:

(millions)
Debt principal	$3,650.0
Debt discounts	(75.5)
Debt issuance costs	(68.3)

Total debt issued	$3,506.2

        Approximately $9 million of the debt issuance costs were unpaid at the time of issuance.

          (C)  To record state deferred income taxes related to the Distribution Systems.

          (D)  To reflect distribution of 149.8 million shares of our common stock and the elimination of the net asset and invested equity account balances attributable to the Consumer CLEC Business and the Distribution Systems, respectively.

          (E)  The pro forma adjustments to distributions in excess of capital consist of the following:

(millions)
Adjustment for net assets of Consumer CLEC Business	$7.9
Adjustment for invested equity of Distribution Systems	2,530.4
State deferred income taxes	(2.2)
Cash payment to Windstream Holdings	(1,040.0)
Exchange of the notes for debt securities of Windstream Services	(2,413.0)

Net adjustment to distributions in excess of capital	$(916.9)

          (F)  To reflect rental income associated with the Master Lease recognized on a straight-line basis to include the effects of base rent escalations over the initial term of the Master Lease.

          (G)  The pro forma adjustments to CLEC operating expenses consist of the following:

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
	(millions)
Adjustment for franchise and gross receipts tax expense	$0.1	$0.3
Transport service charge pursuant to pricing under the Wholesale Master Services Agreement	4.3	19.4
Remove interconnection and leased network facility costs	(3.3)	(15.0)

Net adjustment to CLEC operating expenses	$1.1	$4.7

          The Distribution Systems operations will be subject to franchise and gross receipts taxes in certain state jurisdictions. Franchise and gross receipts tax expense was estimated to be $0.1 million for the three months ended March 31, 2015 and $0.3 million for the year ended December 31, 2014.

          We have entered into a Wholesale Master Services Agreement with Windstream Holdings pursuant to which Windstream Holdings and its affiliates provide us with network transport services for the Consumer CLEC Business. The transport service charge under this agreement is in lieu of interconnection and leased network facilities costs that the Consumer CLEC Business has historically incurred and was estimated to be $4.3 million for the three months ended March 31,

  2015 and $19.4 million for the year ended December 31, 2014 based on the pricing for the services provided to us under terms of the Wholesale Master Services Agreement. See "Our Current Relationship with Windstream."

          (H)  Windstream and CS&L have entered into a Transition Services Agreement pursuant to which Windstream and its affiliates provide to CS&L, on an interim, transitional basis, various services, including information technology services, payment processing and collection services, financial and tax services, regulatory compliance and other support services. Windstream and CS&L have also entered into a Master Services Agreement pursuant to which Windstream and its affiliates agreed to provide to CS&L various services to support the operations of the Consumer CLEC Business, including information technology services, customer billing, payment processing and collection services, and other customer support services. The fees charged to CS&L for services furnished under the Transition Services Agreement are based on fixed hourly or monthly rates and are intended to approximate the actual costs incurred by Windstream in providing these services to CS&L. The fees charged to CS&L for services under the Master Services Agreement are based on fixed hourly or monthly rates as negotiated and available on commercially reasonable terms. See "Our Current Relationship with Windstream."

          (I)   To reflect depreciation expense related to the Distribution Systems transferred to CS&L.

          (J)   Interest expense related to new CS&L debt was computed based on the effective interest rate of the debt issued by CS&L.

          The weighted-average cash interest rate, excluding discounts and fees, on the debt is approximately 6.1%. In the unaudited pro forma combined income statements, interest expense was calculated assuming constant debt levels throughout the period presented. Interest expense may be higher or lower if CS&L's actual interest rate or credit ratings change. A 0.125% change to the annual interest rate would change interest expense by approximately $4.6 million on an annual basis.

          (K)  Assumes that CS&L will distribute 100% of taxable income and has met all conditions necessary to be treated as a REIT, and as a result no provision for federal income taxes has been made for the Distribution Systems operations. The Distribution Systems operations are subject to state and local income taxes in certain jurisdictions. State and local income tax expense was estimated to be $0.2 million for the three months ended March 31, 2015 and $0.7 million for the year ended December 31, 2014, based on applicable statutory rates. As a taxable REIT subsidiary, operations of the Consumer CLEC Business are taxable and tax expense attributable to the Consumer CLEC Business was calculated based on the estimated statutory tax rate of 38.5% and resulted in federal income tax expense of $0.4 million for the three months ended March 31, 2015 and $2.4 million for the year ended December 31, 2014.

          (L)  Our pro forma earnings per share are based upon the distribution of 149.8 million shares of our common stock. The number of CS&L shares used to compute basic earnings per share for the three months ended March 31, 2015 and the year ended December 31, 2014 is based on the number of shares of CS&L common stock outstanding on the distribution date, or 149.8 million shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following management's discussion and analysis of financial condition and results of operations includes (i) a discussion and analysis of our financial condition immediately following the Spin-Off and (ii) the historical results of operations of the Consumer CLEC Business for the three months ended March 31, 2015 and the year ended December 31, 2014. The Distribution Systems were not operated by Windstream Holdings as a stand-alone business, and accordingly, there are no historical results of operations related to these assets. This discussion should be read in conjunction with the accompanying (a) unaudited interim financial statements as of and for the quarter ended March 31, 2015 for the Consumer CLEC Business and the Distribution Systems, (b) audited annual financial statements as of and for the year ended December 31, 2014 for the Consumer CLEC Business and the Distribution Systems and (c) unaudited pro forma combined financial information. CS&L's financial statements for the three months ended March 31, 2015 and the year ended December 31, 2014 include only the results of operations of the Consumer CLEC Business. However, during such time we did not operate the Consumer CLEC Business separately from Windstream Holdings. Accordingly, preparation of CS&L's historical financial statements, in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Our management believes the assumptions underlying CS&L's historical financial statements and accompanying notes are reasonable. However, such financial statements may not necessarily reflect our financial condition and results of operations in the future, or what they would have been had we been a separate, stand-alone company during the periods presented.

Overview

        On April 24, 2015, Windstream completed the previously announced Spin-Off of CS&L from Windstream Holdings pursuant to which Windstream contributed the Distribution Systems and the Consumer CLEC Business to CS&L and CS&L issued common stock and indebtedness and paid cash obtained from borrowings under CS&L's senior credit facilities to Windstream. In connection with the Spin-Off, we entered into the Master Lease, pursuant to which all real property currently owned by CS&L is leased to Windstream Holdings and from which all of CS&L's rental revenues are currently derived.

        We are an independent, publicly-traded REIT, primarily engaged in the ownership, acquisition, leasing, and funding the construction of communications distribution systems (we intend to elect to be taxed a REIT for U.S. federal income tax purposes starting with our taxable year ending December 31, 2015). We generate revenues primarily by leasing communications distribution systems to telecommunications operators in triple-net lease arrangements, under which the tenant is primarily responsible for costs relating to the distribution systems (including property taxes, insurance, and maintenance and repair costs).

        The Consumer CLEC Business, which was historically reported as an integrated operation within Windstream, offers voice, broadband, long-distance, and value-added services to residential customers located primarily in rural locations. Substantially all of the network assets used to provide these services to customers are contracted through interconnection agreements with other telecommunications carriers. Prior to the Spin-Off, Windstream ceased accepting new residential customers in the service areas covered by the Consumer CLEC Business. We have elected to treat the Consumer CLEC Business as a "taxable REIT subsidiary" effective on the first day of the first taxable year that CS&L qualifies as a REIT.

        We expect to grow and diversify our portfolio and tenant base by pursuing a range of transaction structures with communication service providers, including (i) Sale Leaseback Transactions, whereby we acquired existing distribution systems from communication service providers and lease these assets back on a long-term triple net basis; (ii) Capital Investment Financing, whereby we offer communication service providers a cost efficient method of raising funds for discrete capital investments to upgrade or expand their network; (iii) Mergers and Acquisitions Financing, whereby we facilitate M&A transactions as a capital partner; and (iv) Whole Company Acquisitions, which may include the use of one or more TRSs, which are subsidiaries that are permitted under the tax laws to acquire non-REIT operating businesses and assets.

        We operate what is commonly referred to as an UPREIT structure, in which substantially all of our properties and assets other than the Consumer CLEC Business are held through our indirect wholly-owned Operating Partnership. The Operating Partnership is managed by our indirect wholly-owned subsidiary, CSL National GP, LLC, which is the sole general partner of the Operating Partnership, and accordingly controls the management and decisions of the Operating Partnership. CSL National GP, LLC does not have any employees (all employees will be at the Operating Partnership level or employed by our wholly owned subsidiary, Talk America), and the directors and officers of CS&L who are identified in this prospectus under the heading "Management" controls the management decisions made by CSL National GP, LLC. Conducting business through the Operating Partnership allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units. As a result, this structure may potentially facilitate our acquisition of assets in a more efficient manner and may allow us to acquire assets that an owner would otherwise be unwilling to sell. Although we have no current plan or intention to use limited partnership units in the Operating Partnership as consideration for properties we acquire, we believe that the flexibility to do so provides us an advantage in seeking future acquisitions.

        In connection with the Spin-Off, we entered into several agreements with Windstream to facilitate our separation from Windstream and to govern our relationship with Windstream going forward. These agreements include: the Separation and Distribution Agreement, the Master Lease, the Recognition Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employees Matters Agreement, the Wholesale Master Services Agreement, the Master Services Agreement, the Intellectual Property Matters Agreement, the Reverse Transition Services Agreement and the Stockholder's and Registration Rights Agreement. For a summary description of these agreements, see "Our Current Relationship with Windstream."

Components of Income

Revenues

        At present, our earnings are primarily attributable to rental revenue from leasing our Distribution Systems to Windstream Holdings pursuant to the Master Lease. Under the Master Lease, Windstream Holdings is primarily responsible for the costs related to operating the Distribution Systems, including property taxes, insurance, and maintenance and repair costs. The Master Lease has an initial term of 15 years with four (4) five-year renewal options and encompasses 29 states. The rent for the initial term is an annual fixed amount of $650 million during the first three years of the Master Lease. Commencing with the fourth year of the Master Lease and continuing for the remainder of the initial term, rent under the Master Lease is subject to annual escalation of 0.5%. Each five-year renewal option will provide Windstream Holdings the opportunity to renew any or all of the market areas, which it will be required to do in the event it wishes to continue operations with the Distribution Systems in these markets. The rent for the first year of each renewal term will be an amount agreed to by us and Windstream Holdings, or if we are unable to agree, the renewal rent will be determined by an independent appraisal process. Commencing with the second year of each renewal term, the renewal rent will increase at an escalation rate of 0.5%. Rental revenues over the 15 year initial term of the Master Lease will be recognized in the financial statements on a straight line basis, representing approximately $667.2 million per year.

General and Administrative Expenses

        General and administrative expenses include compensation costs (including stock-based compensation awards), professional services, office costs and other costs associated with administrative activities. To the extent we request, Windstream Holdings will provide us with certain administrative and support services on a transitional basis pursuant to the Transition Services Agreement. We expect that the fees charged to us for transition services furnished pursuant to the Transition Services Agreement will approximate the actual cost incurred by Windstream Holdings in providing such transition services to us for the relevant period.

        We expect general and administrative expenses to be approximately $20 million to $25 million on an annual basis. These amounts were determined based on the experience of management and discussions with outside service providers, consultants and advisors. Non-cash stock-based compensation, incentive-based cash compensation and acquisition costs are not included in these amounts.

Depreciation and Amortization Expense

        We incur depreciation and amortization expense for the property, plant, and equipment and customer list intangible assets Windstream Holdings transferred to us, which is expected to be between $340.0 million and $350.0 million on an annual basis. This amount was determined based on the remaining useful lives of the assets as of December 31, 2014.

Operations of the Consumer CLEC Business

        We own and operate a CLEC business offering voice, broadband, long distance and value-added services to consumer customers, which operates as a TRS. Substantially all of the network assets used to provide these services to customers are contracted through interconnection agreements with other carriers. We intend to market these services to new residential customers in the service areas covered by these operations. As a result, we expect the rate of decline in the revenues of this business to moderate over time. As a TRS, we expect the Consumer CLEC Business will be taxed at an effective statutory rate of 38.5%.

Interest Expense

        We incur interest expense from our borrowing obligations and the amortization of our debt discounts and debt issuance costs related to our indebtedness. Our current aggregate principal amount of debt outstanding is approximately $3,650.0 million, and our annual interest costs are expected to be approximately $260 million based on a weighted average interest rate of 6.7%, after giving effect to the interest rate swap agreement. See "—Liquidity and Capital Resources" below for more information.

Critical Accounting Estimates

        We make certain judgments and use certain estimates and assumptions when applying accounting principles in the preparation of our financial statements. The nature of the estimates and assumptions are material due to the levels of subjectivity and judgment necessary to account for highly uncertain factors or the susceptibility of such factors to change. We have identified the accounting for income taxes, revenue recognition, useful lives of assets, and the impairment of property, plant and equipment as critical accounting estimates, as they are the most important to our financial statement presentation and require difficult, subjective and complex judgments.

        We believe the current assumptions and other considerations used to estimate amounts reflected in our financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our financial statements, the resulting changes could have a material adverse effect on our results of operations and, in certain situations, could have a material adverse effect on our financial condition.

Income Taxes

        We anticipate that we will qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2015, and we intend to continue to be organized and to operate in a manner that will permit us to qualify as a REIT for future taxable years. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to shareholders. As a REIT, we will generally not be subject to U.S. federal income tax on income that we distribute as dividends to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and dividends paid to our shareholders will not be deductible by us in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect our net income and net cash available for distribution to shareholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

        Historically, our operations were included in Windstream Holdings' U.S. federal and state income tax returns and all income taxes were paid by Windstream. Income tax-related information included in the pro forma combined financial statements are presented on a separate tax return basis as if we filed our own tax returns. Management believes that the assumptions and estimates used to determine these tax amounts are reasonable. However, our pro forma combined financial statements may not necessarily reflect our income tax expense or tax payments in the future, or what our tax amounts would have been if we had been a stand-alone company during the periods presented.

        Deferred tax assets and liabilities are established for temporary differences between the financial basis and the tax basis of our assets and liabilities at tax rates in effect when such temporary differences are expected to reverse. We generally expect to fully utilize our deferred tax assets; however, when necessary, we record a valuation allowance to reduce our net deferred tax assets to the amount that is more likely than not to be realized.

        In determining the need for a valuation allowance or the need for and magnitude of liabilities for uncertain tax positions, we make certain estimates and assumptions. These estimates and assumptions are based on, among other things, knowledge of operations, markets, historical trends and likely future changes and, when appropriate, the opinions of advisors with knowledge and expertise in relevant fields. Due to certain risks associated with our estimates and assumptions, actual results could differ.

Revenue Recognition

        Service revenues are primarily derived from providing access to or usage of leased networks and facilities. Service revenues are recognized over the period that the corresponding services are rendered to customers. Revenues derived from other telecommunications services, including broadband, long distance and enhanced service revenues are recognized monthly as services are provided. Sales of customer premise equipment and modems are recognized when products are delivered to and accepted by customers.

Useful Lives of Assets

        The calculation of depreciation and amortization expense is based on the estimated economic useful lives of the underlying property, plant and equipment and customer lists intangible assets. Some of our Distribution Systems assets use a group composite depreciation method. Under this method, when property is retired, the original cost, net of salvage value, is charged against accumulated depreciation and no immediate gain or loss is recognized on the disposition of the property.

        Rapid changes in technology or changes in market conditions could result in significant changes to the estimated useful lives of our property, plant and equipment that could materially affect the carrying value of these assets and our future operating results. An extension of the average useful life of our property, plant and equipment of one year would decrease depreciation expense by approximately $20.3 million per year, while a reduction in the average useful life of one year would increase depreciation expense by approximately $18.2 million per year.

        At March 31, 2015, our unamortized customer lists intangible assets totaled $13.4 million. The customer lists are amortized using the sum-of-the-years digits method over their estimated useful lives. A reduction in the average useful lives of the customer lists of one year would have increased the amount of amortization expense recorded during the year ended December 31, 2014 by approximately $0.2 million and would have increased the amount of amortization expense recorded during the three months ended March 31, 2015 by approximately $50,000.

Impairment of Property, Plant, and Equipment

        We continually monitor events and changes in circumstances that could indicate that the carrying amount of our property, plant and equipment may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value may not be recoverable, we assess the recoverability by estimating whether we will recover the carrying value of those assets through its undiscounted future cash flows and the eventual disposition of the asset. If, based on this analysis, we do not believe that we will be able to recover the carrying value of our property, plant and equipment, we would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the related assets.

Results of Operations (Consumer CLEC Business)

Basis of Presentation

        CS&L's historical financial statements of the Consumer CLEC Business were prepared on a stand-alone basis and were derived from the consolidated financial statements and accounting records of Windstream Holdings. These statements reflect the historical financial condition and results of operations of the Consumer CLEC Business in accordance with GAAP. All intercompany transactions and accounts have been eliminated.

Quarterly Results

	Three Months Ended March 31,		Increase / (Decrease)
	2015	2014	Amount	%
	(Thousands)
Revenues	$7,891	$9,704	$(1,813)	(19)%
Direct expenses:
Cost of revenues	4,351	5,100	(749)	(15)%
Selling, general, and administrative	15	14	1	7%
Amortization	1,013	1,173	(160)	(14)%

Total direct expenses	5,379	6,287	(908)	(14)%

Revenues in Excess of Direct Expenses	$2,512	$3,417	$(905)	(26)%

Revenues

        Consumer CLEC Business revenues are principally derived from voice, broadband, long-distance, and value-added services provided to residential customers in primarily rural markets. Revenues also include sales of customer premise equipment and routers. Consumer CLEC Business revenues for the quarter ended March 31, 2015 declined by $1.81 million, or 19%, as compared to the same period for the prior year. The decrease in revenue was primarily attributable to a 36% decrease in customers between the two periods which resulted from Windstream's ceasing to accept new residential customers and increased competition from wireless carriers, cable companies and other providers using emerging technologies in the service areas covered by the Consumer CLEC Business.

Cost of revenues

        Consumer CLEC Business cost of revenues primarily consists of charges incurred for interconnection, bad debt and customer support. Interconnection expense consists of charges incurred to access the public switched network and transport traffic to the Internet, including charges paid to other carriers to lease network facilities where we do not own network infrastructure. The decrease in cost of revenues is primarily due to a reduction in interconnection costs due to lower usage of other carriers' networks caused by the decline in the number of customers served by the Consumer CLEC Business as noted above. Customer support costs also decreased primarily due to the decline in customers served.

        In connection with the Spin-Off, we entered into a Wholesale Master Services Agreement with Windstream pursuant to which the Consumer CLEC Business is operated as a reseller of telecommunication services. Under this agreement, Windstream provides us transport services (local and long distance telecommunications service), provisioning services (directory assistance, directory listing, service activation and service changes), and repair services (routine and emergency network maintenance, network audits and network security). The Wholesale Master Services Agreement is limited to residential customers, and Windstream charges us retail rates included in Windstream's tariffs/agreements for each customer served, less a monthly volume discount based on the number of active customers serviced by us.

Selling, general, and administrative

        Selling, general, and administrative expenses include costs resulting from sales and marketing efforts, including advertising and sales.

Amortization

        Windstream acquired certain consumer CLEC operations and customers through various acquisitions completed prior to 2011. In connection with the purchase price allocation for these acquisitions, Windstream recorded the estimated fair value of consumer CLEC customer list intangible assets at the dates of acquisition. The customer list intangible assets attributable to the Consumer CLEC Business are amortized using the sum-of-the-years digits method over their estimated useful lives. The effect of using an accelerated amortization method results in incremental declines in amortization expense each period as the related customer lists amortize.

Annual Results

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

			(Decrease)
	2014	2013	Amount	%
	(Thousands)
Revenues	$36,015	$45,126	$(9,111)	(20)%

Direct expenses:
Cost of revenues	19,060	23,239	(4,179)	(18)%
Selling, general and administrative	80	121	(41)	(34)%
Amortization	4,586	5,253	(667)	(13)%

Total direct expenses	23,726	28,613	(4,887)	(17)%

Revenues in excess of direct expenses	$12,289	$16,513	$(4,224)	(26)%

Revenues

        The decrease in revenues primarily reflected a reduction in customers due to the effects of competition and customer attrition resulting from Windstream's decision to no longer market services to new residential customers. As of December 31, 2014, the number of customers served was approximately 54,000 compared to approximately 77,000 at December 31, 2013, a decrease of 23,000 customers or 30%. As a result, the decrease in revenues primarily reflected the decline in customers due to the effects of competition and customer attrition.

Cost of revenues

        The decrease primarily reflected a reduction in interconnection costs due to lower usage of other carriers' networks consistent with the decline in the number of customers served by the Consumer CLEC Business as noted above. Customer support costs also decreased primarily due to the decline in customers served.

Selling, general, and administrative

        The decrease was attributable to a reduction in compensation-related costs for the consumer sales force reflecting Windstream's decision to no longer accept new residential customers in the residential areas served by the Consumer CLEC Business.

Amortization

        The decrease in amortization expense reflected the use of sum-of-the-years digits method to amortize the customer list intangible assets. As previously noted, the effect of using an accelerated amortization method results in incremental declines in expense each period as the related customer lists amortize.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

			(Decrease)
	2013	2012	Amount	%
	(Thousands)
Revenues	$45,126	$63,478	$(18,352)	(29)%
Direct expenses:
Cost of revenues	23,239	32,362	(9,123)	(28)%
Selling, general and administrative	121	682	(561)	(82)%
Amortization	5,253	5,921	(668)	(11)%

Total direct expenses	28,613	38,965	(10,352)	(27)%

Revenues in excess of direct expenses	$16,513	$24,513	$(8,000)	(33)%

Revenues

        The decrease in revenues primarily reflected a reduction in customers due to the effects of competition and customer attrition resulting from Windstream's decision in 2012 to no longer market services to new residential customers. As of December 31, 2013, the number of customers served was approximately 77,000 compared to approximately 99,000 at December 31, 2012, a decrease of 22,000 customers or 22%.

Cost of revenues

        The decrease primarily reflected a reduction in interconnection costs due to lower usage of other carriers' networks consistent with the decline in the number of customers served by the Consumer CLEC Business as noted above. Customer support costs also decreased primarily due to the decline in customers served.

Selling, general, and administrative

        The decrease was primarily attributable to a reduction in compensation-related costs for the consumer sales force reflecting Windstream's decision in 2012 to no longer accept new customers in the residential areas served by the Consumer CLEC Business.

Amortization

        The decrease in amortization expense reflected the use of sum-of-the-years digits method to amortize the customer list intangible assets. As previously noted, the effect of using an accelerated amortization method results in incremental declines in expense each period as the related customer lists amortize.

Liquidity and Capital Resources

        As of May 31, 2015, we had approximately $614 million of liquidity, consisting of unrestricted cash and cash equivalents of $114 million and $500 million of unused borrowing availability under our revolving credit facility. Our principal liquidity needs are to (i) fund operating expenses, (ii) meet debt service requirements, (iii) fund investment activities and (iv) make dividend distributions. Based on our current expectations, we anticipate that our cash on hand, borrowing availability under our revolving credit facility, combined with our cash flows provided by leasing activities will be sufficient to fund our business operations, debt service and distributions to our shareholders over the next twelve months. However, we may take advantage of opportunities to generate additional liquidity through capital markets transactions. The amount, nature and timing of any capital markets transactions will depend on: our operating performance and other circumstances; our then current commitments and obligations; the amount, nature and timing of our capital requirements; any limitations imposed by our current credit arrangements; and overall market conditions. These expectations are forward looking and subject to a number of uncertainties and assumptions. If our expectations about our liquidity prove to be incorrect, we could be subject to a shortfall in liquidity in the future, and this shortfall may occur rapidly and with little or no notice, which would limit our ability to address the shortfall on a timely basis.

        In connection with the Spin Off, we entered into a senior secured credit facility, which includes a term loan facility in the initial principal amount of $2.14 billion and a revolving credit facility with availability of $500 million. Additionally, we issued $1.11 billion in aggregate principal amount of 8.25% Senior Notes due October 15, 2023 (the "Senior Notes") and $400 million aggregate principal amount of 6.00% Senior Secured Notes due April 15, 2023 (the "Secured Notes" and together with the Senior Notes, the "Notes").

        We transferred $1.04 billion of cash proceeds from borrowings under our term loan facilities to Windstream Services, our parent immediately preceding the Spin Off, as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business in connection with the Spin Off. After giving effect to the borrowings under our credit facility, the issuance of the notes and term loans to Windstream Services, and the transfer of cash to Windstream Services, we retained net borrowing proceeds of $62.2 million, which are available to us for general corporate purposes.

        On April 24, 2015 we, along with our wholly owned subsidiary CSL Capital, co issued $400 million aggregate principal amount of Secured Notes and $1.11 billion aggregate principal amount of Senior Notes. The Secured Notes were issued at an issue price of 100% of par, while the Senior Notes were issued at an issue price of 97.055% of par. The Notes are guaranteed by each of CS&L's wholly owned domestic subsidiaries that guarantee indebtedness under CS&L's senior credit facilities. The Notes were issued to Windstream Services in connection with the Spin Off, and Windstream Services exchanged the Notes for, and retired, certain outstanding Windstream indebtedness. As such, CS&L did not receive any proceeds from the issuance of the Notes. The issuance of the Notes and their exchange by Windstream Services were not registered under the Securities Act, but were exempt from registration under Rule 144A and Regulation S of the Securities Act. Pursuant to a registration rights agreement entered into by the Company in connection with the sale of the Senior Notes, the Company agreed to file with the SEC a registration statement relating to an exchange offer pursuant to which exchange notes registered with the SEC, containing substantially identical terms to the Senior Notes, would be offered in exchange for Senior Notes that are tendered by the holders of those notes.

        The Notes contain customary high yield covenants limiting our ability to incur or guarantee additional indebtedness; incur or guarantee secured indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make certain investments or other restricted payments; sell assets; enter into transactions with affiliates; merge or consolidate or sell all or substantially all of our assets; and create restrictions on the ability of CS&L, CSL Capital and our restricted subsidiaries to pay dividends. The covenants are subject to a number of important and significant limitations, qualifications and exceptions.

        In addition, on April 24, 2015, the Company and CSL Capital entered into a credit agreement (the "Credit Agreement"), which provides for a $2.14 billion Senior Secured Term Loan B facility due October 24, 2022 (the "Term Loan Facility") and a $500 million senior secured revolving credit facility maturing April 2020 (the "Revolving Credit Facility" and together with the Term Loan Facility, the "Facilities"). The term loans under the Facilities were issued at an issue price of 98.00%, bear interest at a rate equal to a Eurodollar rate, subject to a 1% floor, plus an applicable margin equal to 4.00%, and are subject to amortization of 1% per annum. The loans have been incurred by the Company and CSL Capital, are guaranteed by certain of CS&L's wholly owned domestic subsidiaries (the "Guarantors"), and are secured by substantially all of the assets of the Company, CSL Capital and the Guarantors, subject to certain exceptions, which assets also secure the Secured Notes. The Revolving

Credit Facility bears interest at a rate equal to LIBOR plus 1.75% to 2.25% based on our consolidated secured leverage ratio.

        We are subject to customary covenants under our Credit Agreement, including an obligation to maintain a consolidated secured leverage ratio, as defined, not to exceed 5.00 to 1.00. We are permitted, subject to customary conditions, to incur incremental term loan borrowings and/or increased commitments under our Credit Agreement in an aggregate amount greater than $150 million, so long as, on a pro forma basis after giving effect to any such increases, our consolidated total leverage ratio, as defined, does not exceed 6.50 to 1.00 and our consolidated secured leverage ratio, as defined, does not exceed 4.00 to 1.00.

        Access to capital markets impacts our cost of capital and ability to fund future investment activities, as well as our ability to refinance maturing indebtedness. Credit ratings impact our ability to access capital and directly impact our cost of capital as well. As of June 25, 2015, we had a credit rating of BBB– from Fitch, Ba3 from Moody's and BB from S&P on our Term Loan Facility and Secured Notes, and BB from Fitch, B3 from Moody's, and B from S&P on our Senior Notes.

        On April 27, 2015, we entered into interest rate swap agreements to mitigate the interest rate risk inherent in our variable rate Term Loan Facility. These interest rate swaps are designated as cash flow hedges and have a fixed notional value of $2.14 billion and mature on October 24, 2022. The weighted average fixed rate paid is 2.1050%, and the variable rate received resets monthly to the one month LIBOR subject to a minimum rate of 1.0%.

        In connection with the Spin Off, we entered into a Master Lease pursuant to which we lease the Distribution Systems back to Windstream Holdings. The Master Lease has an initial term of 15 years which, at the option of Windstream, may be extended for up to four renewal terms of five years each beyond the initial term. In addition, Windstream has the right to extend the initial term from 15 years to 20 years and, if exercised, the number of renewal terms will be reduced to three so that the maximum term (taking into account all renewals) is 35 years. The initial annual rent under the Master Lease is $650 million during the first three years. Commencing with the fourth year the rent is subject to annual escalation of 0.5%. The rent for the first year of each renewal term will be an amount agreed to by us and Windstream, or if we are unable to agree, the renewal rent will be determined by an independent appraisal process. Commencing with the second year of each renewal term, the renewal rent will increase at an escalation rate of 0.5%. In addition, if we fund any capital improvements by Windstream Holdings, the rent may be increased to account for such funding.

Capital Expenditures

        We do not anticipate incurring significant capital expenditures on an annual basis in connection with operating our Consumer CLEC Business. Capital expenditures for the Distribution Systems leased under the Master Lease are generally the responsibility of Windstream Holdings. The Master Lease stipulates that Windstream Holdings can request that we fund $50 million of capital expenditures per year for five years (but in no event to extend beyond the end of the sixth year of the Master Lease); however, Windstream Holdings cannot require CS&L to make such capital expenditures. If we elect to fund requested capital expenditures, the annual lease payments will be increased by 8.125% of the capital expenditures funded by us during the first two years and at a floating rate based on our cost of capital thereafter.

        Windstream has separately requested, and we have agreed, to fund up to $50 million of capital expenditures during the remainder of 2015. This funding is separate and apart from the up to $250 million of capital expenditures that CS&L, upon Windstream Holdings' request, has the right to fund under the Master Lease as described above. Monthly rent paid by Windstream Holdings will increase in accordance with the Master Lease effective as of the date of the funding.

Obligations and Commitments

        As of March 31, 2015, we had no contractual obligations or commitments. Subsequent to March 31, 2015, we issued $3.65 billion of long-term debt as discussed above under "Liquidity and Capital Resources." In addition, we have agreed to fund capital expenditures in accordance with the terms of the Master Lease. Set forth below is a summary of our material contractual obligations and commitments as of May 13, 2015:

	Payments Due by Period
	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years	Total
	(millions)
Long-term debt(a)	$16	$43	$43	$3,548	$3,650
Interest payments on long-term debt obligations(b)	233	488	483	708	1,912
Capital expenditure funding under Master Lease	50	—	—	—	50

Total projected obligations and commitments	$299	$531	$526	$4,256	$5,611

(a)
Excludes $75.5 million of unamortized discounts on long-term debt.

(b)
Interest rates on our term loan facility are based on our swap rates.

Dividends

        We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. We intend to make regular quarterly dividend payments to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to make regular quarterly dividend payments of all or substantially all of our taxable income to holders of our common stock out of assets legally available for this purpose, if and to the extent authorized by our board of directors. Before we make any dividend payments, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our debt payable. If our cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash dividends or we may make a portion of the required dividend in the form of a taxable distribution of stock or debt securities.

Off-Balance Sheet Arrangements

        As of the date of this prospectus, we do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

        Our primary market risk exposure is interest rate risk with respect to financing future acquisitions or investments as well as refinancing our debt when it matures. An increase in interest rates could make the financing of any acquisition by us more costly. Rising interest rates could also limit our ability to refinance our debt when it matures or cause us to pay higher interest rates upon refinancing resulting in higher interest expense.

        In connection with the Spin Off, we raised approximately $3.65 billion in long term debt, including $2.14 billion of variable rate borrowings under our term loan facility. We have entered into interest rate swap agreements for the entire $2.14 billion of term loan facility to mitigate the inherent interest rate risk. In addition, we have entered into a revolving credit facility, which has a variable interest rate, in an aggregate principal amount of $500 million, which is undrawn as of the date of this prospectus. We expect to manage our future exposure to interest rate risk by maintaining an appropriate blend of fixed and variable rates for our indebtedness.

BUSINESS

Overview

        On July 29, 2014, the board of directors of Windstream Holdings announced its plan to separate its business into two separate and independent publicly-traded companies:

  •
  Windstream, which continues to provide advanced network communications and technology solutions to businesses and customers through its existing operations; and

  •
  CS&L, which, through its subsidiaries, owns, acquires and leases distribution systems serving the communications infrastructure industry and potentially other industries and operates the Consumer CLEC Business.

        On April 24, 2015, the reorganization was accomplished through the Spin-Off, under which Windstream Holdings distributed 80.4% of the outstanding shares of our common stock to Windstream Holdings shareholders on a pro rata basis. Windstream Services retained a passive ownership interest in 19.6% of the common stock of CS&L at the time of the Spin-Off, or 29,385,064 shares. On June 25, 2015, we filed a registration statement on Form S-11 with the SEC registering up to 24,487,553 shares of our common stock. In connection with that offering, Windstream Services intends to exchange 21,293,525 shares of our common stock that it holds (24,487,553 shares if the underwriters exercise their option to purchase additional shares) in a debt for equity exchange with Citigroup Global Markets Inc., as the selling stockholder named in that registration statement. Windstream has informed us that it expects that shares retained following that offering, if any, will be transferred opportunistically (in additional exchanges for debt of Windstream Services) during a twelve month period following the Spin Off, subject to market conditions, to retire debt.

        As a result, CS&L and its subsidiaries own the Distribution Systems, which are composed of approximately 64,300 fiber network route miles, representing approximately 3.5 million fiber strand miles, approximately 235,200 route miles of copper cable lines, central office land and buildings across 29 states and beneficial rights to permits, pole agreements and easements that are currently owned by Windstream. Additionally, CS&L operates the Consumer CLEC Business through its subsidiary, Talk America.

        The Distribution Systems are leased to Windstream Holdings on a triple-net basis pursuant to the Master Lease and CS&L's primary source of revenue is rent payable under the Master Lease. Approximately 35 employees are employed by CS&L following the Spin-Off. Many of these employees are employed by Talk America, an indirect wholly owned subsidiary of CS&L that conducts the Consumer CLEC Business. CS&L and Talk America have jointly elected to treat Talk America as a TRS effective on the first day of the first taxable year of CS&L as a REIT.

        CS&L operates as an independent, publicly-traded REIT, engaged in the ownership, acquisition, leasing, and funding the construction of communication distributions systems (CS&L intends to elect to be taxed as a REIT for U.S. federal income tax purposes starting with its taxable year ending December 31, 2015). To our knowledge, CS&L is the first and only REIT primarily focused on acquiring and funding the construction of communication distribution systems to lease to telecommunications operators. We believe this provides us with a significant first mover advantage to capitalize on the large and fragmented telecom infrastructure industry. Additionally, our long-term lease structure provides us a highly predictable and steady cash flow.

Business

        Currently, our primary source of revenue is rental revenues from leasing our Distribution Systems to Windstream Holdings pursuant to the Master Lease. Under the Master Lease, Windstream Holdings is primarily responsible for the costs related to operating the Distribution Systems, including property taxes, insurance, and maintenance and repair costs. The Master Lease has an initial term of 15 years with four (4) five-year renewal options and encompasses 29 states. The rent for the initial term is an annual fixed amount of $650 million during the first three years of the Master Lease. Commencing with the fourth year of the Master Lease and continuing for the remainder of the initial term, rent under the Master Lease is subject to annual escalation of 0.5%. Each five-year renewal option will provide Windstream Holdings the opportunity to renew any or all of the market areas, which it will be required to do in the event it wishes to continue operations with the Distribution Systems in these markets.

        Capital expenditures for the Distribution Systems leased under the Master Lease are generally the responsibility of Windstream Holdings. The Master Lease stipulates that Windstream Holdings can request that we fund $50 million of capital expenditures per year for five years ($250 million in total). At our discretion we can elect to make or not to make the requested capital expenditures. If we elect to fund the requested capital expenditures, the annual lease payments will be increased by 8.125% of the capital expenditures funded by us during the first two years and at a floating rate based on our cost of capital thereafter. Additionally, if we agree to fund the entire $250 million, the initial term of the Master Lease will be increased from 15 years to 20 years and the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each. Monthly rent paid by Windstream Holdings will increase in accordance with the Master Lease effective as of the date of the funding.

        Separate from the above capital expenditure funding option, Windstream Holdings has requested, and we have agreed, to fund up to $50 million of capital expenditures during the remainder of 2015. If fully completed and funded, these capital expenditures would increase rent from Windstream Holdings by $4.06 million on an annualized basis, per the terms of the Master Lease.

        Our Master Lease with Windstream Holdings provides us with highly stable and predictable cash flow, and the optional capital expenditures arrangement provides us an incremental growth opportunity to increase our rental revenues.

Our Portfolio / Properties

  REIT Properties

        CS&L and its subsidiaries own approximately 64,300 fiber network route miles, representing approximately 3.5 million fiber strand miles, approximately 235,200 route miles of copper cable lines, central office land and buildings across 29 states and beneficial rights to permits, pole agreements and easements. Below is the summary of the fiber and copper assets that are leased to Windstream

Holdings pursuant to the Master Lease, as well as a map showing the geographic distribution of such assets by fiber and copper mileage:

  Network Route Miles(1)

Summary of Network Route Miles
State	Fiber	Copper	Total	% of Total
GA	8,500	45,400	53,900	18%
TX	7,800	40,400	48,200	16%
IA	8,200	33,100	41,300	14%
KY	7,700	32,100	39,800	13%
NC	3,800	18,400	22,200	7%
AR	3,100	13,000	16,100	5%
OH	3,400	11,500	14,900	5%
OK	1,600	12,400	14,000	5%
MO	900	10,800	11,700	4%
FL	1,300	8,500	9,800	3%
NM	800	5,300	6,100	2%
IL	4,000	—	4,000	1%
AL	600	2,400	3,000	1%
IN	3,000	—	3,000	1%
MI	2,400	—	2,400	1%
WI	2,200	—	2,200	1%
Other	5,000	1,900	6,900	2%

	64,300	235,200	299,500	100%

(1)
Windstream transferred approximately 87% of its fiber and approximately 82% of its copper, by net book value, to CS&L.

  Geographic Distribution of Assets by Route Miles

        In addition, Windstream Holdings leases telephone poles and other assets from the Company under the Master Lease.

        Under the terms of the Separation and Distribution Agreement and before giving effect to the terms of the Master Lease:

  •
  the Company holds all right and interest in all easements and intangible licenses (i.e., pole attachment agreements, highway department permits and municipal franchises) (collectively, "Intangible Assets"), but Windstream will retain bare legal title to such Intangible Assets for the benefit of the Company;

  •
  no assignments of easements from Windstream to the Company with respect to Intangible Assets will be recorded in the real property records, and no agreements governing Intangible Assets will be amended or assigned to reflect the Company as a party to the agreement;

  •
  the Company has the right to all future income, gains and benefits from Intangible Assets, and will bear all risk of loss associated with Intangible Assets; and

  •
  the Company has the right, at its option and discretion, to require legal title to the Intangible Assets to be transferred to the Company subject to obtaining all required authorizations and the payment of all costs and expenses associated with the transfer.

        The Company has the option to acquire legal title to the Intangible Assets by making a de minimis payment to Windstream under the terms of the transfer documents. The remaining costs and expenses to be incurred in connection with a transfer of ownership of the Intangible Assets include filing fees with county real estate offices for the transfer of the easements, consent/transfer fees that may be charged by either a governmental entity issuing a permit (or franchise) or a counterparty to a pole attachment agreement and attorneys' fees. Real estate filing fees and related title work incurred to transfer easements is expected to be approximately $500,000. Neither Windstream nor the Company has engaged in discussions to date with any governmental agency issuing the permits (or franchises) or any counterparty to the pole attachment agreements regarding a transfer of legal title to such assets. Accordingly, it is not presently possible to accurately estimate the total cost and expenses that the Company will incur to acquire legal title to the Intangible Assets; however, based on our experience with these types of arrangements, we do not believe that such costs would be material to the overall financial position or results of operations of the Company.

        Except as described in the immediately preceding paragraph, the Company holds all rights, titles and interests in and to the assets, including all property rights associated with the fiber and copper assets.

TRS Properties

        We conduct the Consumer CLEC Business through Talk America, an indirect, wholly-owned subsidiary of CS&L. Talk America provides local telephone, high-speed Internet and long distance service to approximately 53,000 customers principally located in 17 states across the eastern and central United States. Talk America generated approximately $36.0 million of revenue in 2014 (although its revenue is expected to decline significantly each year due to competitive pressures) and approximately $7.9 million of revenue during the first quarter of fiscal 2015.

        CS&L and Talk America have jointly elected for Talk America to be treated as a TRS for federal income tax purposes. As a TRS, Talk America generally may provide services and engage in activities that we may not engage in directly without adversely affecting our qualification as a REIT. Under current IRS rules, up to 25% of CS&L's total assets may be in the form of TRS securities. As such, the TRS currently gives us the capacity to acquire over $1.5 billion in non-REIT assets by way of whole company acquisitions or otherwise, providing us the flexibility to operate the newly acquired business, sell the entire business or sell only the operations of the business and lease the network assets to an operator.

Industry

        To our knowledge, CS&L is the first and only REIT primarily focused on acquiring and funding the construction of communication distribution systems to lease to communication service providers on a triple-net basis. We believe we will benefit from this first mover competitive advantage as we seek to grow and diversify our portfolio and tenant base.

        We believe that we are well positioned to take advantage of the favorable Internet, data, and wireless growth trends driving the ongoing demand for bandwidth infrastructure, and to be an active participant in the consolidation of the telecommunications industry. The growth of cloud-based computing, video, mobile and social media applications, machine-to-machine connectivity, and other bandwidth-intensive applications, continues to drive rapidly increasing consumption of bandwidth on a global basis. This growth in consumption requires the support of a robust communications infrastructure. Fiber networks are a critical component of the overall communications infrastructure connecting data centers, cellular towers, and other carrier and private networks. We believe that as telecom operators choose to focus on their business operations to capitalize on these trends, CS&L can provide such telecom operators with an opportunity to outsource the funding of the build out and/or acquisition of infrastructure at an attractive cost of capital, on a long-term, passive basis.

        CS&L benefits from a large universe of potential existing operator counterparties, which provides us with the opportunity to:

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  Acquire additional communication service assets through sale leaseback transactions or other transactions:  There are approximately 133 million copper / coaxial connections in the United

    States, according to a 2013 FCC report, and approximately 186 million fiber route miles worldwide. CS&L currently represents less than 2% of these markets.

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  Provide cost-efficient passive funding to telecom providers for network investment or M&A activity:  Public telecom companies' aggregate spend on capital expenditures in 2014 was $62 billion according to S&P Capital IQ. In addition, annual fiber investment was approximately $15 billion from 2006 to 2011 as reported by industry research firm CRU Group. Furthermore, announced U.S. telecom M&A activity was $71 billion between May 1, 2014 and May 27, 2015 according to ThomsonOne.

        CS&L believes it has a large universe of potential partners in the fragmented telecom industry. These providers include:

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  Fiber and Copper Network Providers:  There are over 2,000 independent small companies that may seek to build fiber and copper networks to capitalize on the wireless backhaul and broadband demand.

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  ILEC and RLEC:  Wireline providers that have a large copper network, with millions of access lines, that require upgrades to remain competitive in the market.

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  Cable Operators:  Cable operators who are seeking to invest in their coaxial cable network to deliver faster broadband speeds and pursue opportunities in the enterprise and small-to-medium sized business markets.

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  Other Partners:  Non-traditional buyers of communication networks looking to capitalize on the large growth in demand for data bandwidth.

Business and Growth Strategy

        Our primary goal is to create long-term shareholder value by (i) generating reliable and growing cash flows, (ii) diversifying our tenant and asset base, (iii) paying a consistent dividend, and (iv) maintaining our financial strength and liquidity. To achieve this goal, we plan to employ a business strategy that leverages our first mover advantage in the sector and our strong access to the capital markets. We intend to pursue investment opportunities that meet our investing and financing objectives where we can earn attractive risk-adjusted rates of return. The key components of our business strategy include:

Acquire Additional Distribution Systems Through Sale Leaseback Transactions

        We are actively seeking to acquire distribution systems from communication service providers and lease these assets back to the communication service providers on a long-term triple-net basis. We believe this type of transaction benefits the communication service providers with incremental liquidity which can be used to reduce indebtedness or for other investment, while they continue to focus on their existing business. Additionally, this transaction structure is well established and extensively used in other sectors, including between wireless carriers and tower operators. We will employ a disciplined, opportunistic acquisition strategy and seek to price transactions appropriately based on, among other things, growth opportunities, the mix of assets acquired, length and terms of the lease, and credit worthiness of the tenant.

Fund Capital Extensions and Improvements of Distribution Systems For Existing and New Tenants

        We believe the communications infrastructure industry in the U.S. is currently going through an upgrade cycle driven by the consumer's general desire for greater bandwidth. These upgrades require significant capital expenditures, and we believe CS&L provides an attractive, non-competitive funding source for communication service providers to help accelerate the expansion of their networks at an attractive cost of capital.

        We intend to support our tenant operators and other communication service providers by providing capital to them for a variety of purposes, including capacity augmentation projects and network expansions. We expect to structure these investments as lease arrangements that produce additional rents. In these types of transactions we would provide the capital investment needed to expand or improve the distribution system, and take ownership of this or another distribution system owned by the operator, in exchange for ongoing lease payments.

Facilitate M&A Transactions in the Communication Service Sector as a Capital Partner

        We believe CS&L can provide cost efficient funds to potential acquirors in the communication service sector, and thereby facilitate M&A transactions as a capital partner. The highly fragmented nature of the communication service sector is expected to result in more consolidation, which we believe will provide ample opportunity for CS&L to pursue these types of transactions. Over the last five years, there has been approximately $268 billion in telecom-focused M&A volume in the U.S. according to Securities Data Company.

Acquire Whole Companies Leveraging Our TRS Capacity

        Under our REIT structure, we currently have the capacity through TRSs to acquire over $1.5 billion in non-REIT operating businesses and assets by way of whole company acquisitions or otherwise, giving us the option to operate the newly acquired business, sell the entire business or sell only the operations of the business and lease the network assets to an operator. This provides us with additional flexibility as we explore opportunities for growth.

Diversify Tenant Relationships

        We are actively pursuing new leasing relationships with potential tenants and communication service providers in order to expand our mix of tenants and other real property and, in doing so, to reduce our concentration with Windstream. We expect that this objective will be achieved over time as part of our overall strategy is to acquire new distribution systems and other real property within the communications infrastructure industry to further diversify our overall portfolio.

Acquire Adjacent Communications Infrastructure and Other Real Property Assets

        Over time, we believe we have the potential to diversify our asset portfolio further by investing in adjacent communications infrastructure, such as stand-alone fiber assets, wireless towers, data center assets and potentially other related assets. As we enhance our scale through M&A and asset and tenant diversification, we expect to have the potential to consider investing in other asset classes.

Maintain Balance Sheet Strength and Liquidity

        We will seek to maintain a capital structure that provides the resources and financial flexibility to position us to capitalize on strategic growth opportunities. Our access to, and cost of, external capital is dependent on various factors, including general market conditions, credit ratings on our securities, interest rates and expectations of our future business performance. We intend to maintain a strong balance sheet through disciplined use of leverage, striving to lower our relative cost of capital over time, and continuing to have access to multiple sources of capital and liquidity. As of May 31, 2015, we had approximately $614 million of liquidity, consisting of unrestricted cash and cash equivalents of $114 million and $500 million of unused borrowing availability under our revolving credit facility. All of our debt is either fixed rate debt, or floating rate debt that we have fixed through the use of interest rate swaps.

Competitive Strengths

        We believe that we have significant competitive advantages that support our leadership position in owning, funding the construction of and leasing communications infrastructure, including:

First Mover Advantage; Uniquely Positioned to Capitalize on Expansion Opportunities

        To our knowledge, we are the first and only REIT primarily focused on owning and developing communication distribution systems to lease to telecommunications operators. We believe this provides us with a significant first mover competitive advantage to capitalize on the large and fragmented telecom infrastructure industry. A large market opportunity exists to provide capital to communication service providers who would like to repay debt and rebalance their capital structures while continuing to operate their existing business. Others are seeking liquidity to enhance existing communication distribution systems or build new ones. CS&L has the flexibility to create cost-efficient, customized solutions for such communication service providers through sale-leaseback transactions, funding investment in their communication distribution infrastructure or funding acquisitions in the communication service sector. In pursuing these transactions, we believe our existing liquidity and REIT structure will provide us with access to capital at attractive costs in pursuing these transactions. Additionally, we believe our position, scale and national reach will help us achieve operational efficiencies and support these future growth opportunities.

Large Scale Anchor Tenant; Stable Rent Revenues

        We believe the assets we lease to Windstream Holdings under the Master Lease are critical for Windstream to successfully run its business and operations. Windstream, as our anchor tenant, provides us with a base of stable and highly predictable rent revenues as an initial platform for us to grow and diversify our portfolio and tenant base.

        Windstream is a publicly-traded company that provides advanced network communications, including cloud computing and managed services, to businesses nationwide. Windstream also offers broadband, phone and digital TV services to consumers primarily in rural areas. Windstream continues to operate the Distribution Systems, hold the associated regulatory licenses and own and operate other assets, including distribution systems in select states not included in the Spin-Off.

        Windstream has a diverse customer base, encompassing enterprise and small business customers, carriers and consumers. The Distribution Systems assets that we lease to Windstream Holdings are located in 29 different states across the continental United States. The properties in any one state do not account for more than 20% of the total route miles in our network. We believe this geographic diversification will limit the effect of changes in any one market on our overall performance.

        Windstream is subject to the reporting requirements of the SEC, which include the requirements to file annual reports containing audited financial information and quarterly reports containing unaudited financial information. Windstream's filings with the SEC can be found at www.sec.gov. Windstream's filings are not incorporated by reference into this prospectus.

Long-Term, Triple Net Lease Structure

        All of our properties (except properties owned by our TRS, Talk America) are leased to Windstream Holdings under the Master Lease on a triple-net lease basis for an initial term of 15 years. Under the Master Lease, Windstream Holdings is responsible for maintaining the Distribution Systems in accordance with prudent industry practice and in compliance with all federal and state utility commissions delivery standards. The maintenance responsibilities include, among others, (i) repairing fiber and copper cuts with respect to the Distribution Systems and (ii) replacing poles, conduits and other facilities at the Distribution Systems as required to comply with Windstream Holdings'

maintenance obligations. Windstream Holdings is required to submit periodic reports to us upon request on operational matters to enable us to confirm that Windstream Holdings is complying with its maintenance and other obligations under the Master Lease. In addition to maintenance requirements, Windstream is responsible for insurance required to be carried under the Master Lease, taxes levied on or with respect to the Distribution Systems and all utilities and other services necessary or appropriate for the Distribution Systems and the business conducted on the Distribution Systems. The Master Lease is a single, indivisible lease of the Distribution Systems and not separate leases. At the option of Windstream Holdings, the Master Lease may be extended for up to four five-year renewal terms beyond the initial 15-year term and Windstream Holdings can elect which facilities then subject to the Master Lease to renew. If Windstream Holdings elects to extend the initial term of the Master Lease from 15 to 20 years, the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each.

        We plan to pursue similar long-term, triple net lease structures as we expand and diversify our portfolio and tenant base.

Strong Relationships with Communication Service Providers

        Members of our management team have developed an extensive network of relationships with qualified local, regional and national communication service providers across the United States. This extensive network has been built by our management team through decades of operating experience, involvement in industry trade organizations and the development of banking relationships and investor relations within the communications infrastructure industry. We believe these strong relationships will allow us to effectively source investment opportunities from communication service providers other than Windstream. We intend to work collaboratively with our operating partners in providing expansion capital at attractive rates to help them achieve their growth and business objectives. We will seek to partner with communication service providers who possess local market knowledge, demonstrate hands-on management and have proven track records.

Flexible UPREIT Structure

        We operate in what is commonly referred to as an UPREIT structure, in which substantially all of our properties and assets other than the Consumer CLEC Business are held through the Operating Partnership. The Operating Partnership is managed by our subsidiary, CSL National GP, LLC, which is the sole general partner of the Operating Partnership, and accordingly controls the management and decisions of the Operating Partnership. Conducting business through the Operating Partnership allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units. As a result, this structure may potentially facilitate our acquisition of assets in a more efficient manner and may allow us to acquire assets that an owner would otherwise be unwilling to sell. Although we have no current plan or intention to use limited partnership units in the Operating Partnership as consideration for properties we acquire, we believe that the flexibility to do so provides us an advantage in seeking future acquisitions.

Experienced and Committed Management Team

        Our senior management team is comprised of veteran leaders with strong backgrounds in their respective disciplines. As a result of extensive public company experience, our senior management team has over 70 years of combined experience in managing telecommunications operations, consummating M&A and accessing both debt and equity capital markets to fund growth and maintain a flexible capital structure.

Master Lease with Windstream

        The Distribution Systems are leased to Windstream Holdings pursuant to the Master Lease, which is a triple-net lease. The Master Lease provides for an initial term of 15 years, with no purchase options. At the option of Windstream Holdings, the Master Lease may be extended for up to four renewal terms of five years each beyond the initial term, and Windstream Holdings can elect which facilities then subject to the Master Lease to renew. In addition, Windstream Holdings has the right to extend the initial term from 15 years to 20 years and, if exercised, the number of renewal terms will be reduced to three so that the maximum term (taking into account all renewals) is 35 years. The annual rent under the Master Lease is $650 million during the first three years of the Master Lease. Commencing with the fourth year of the Master Lease and continuing for the remainder of the initial term, under the Master Lease, the rent is subject to annual escalation of 0.5%. The rent for the first year of each renewal term will be an amount agreed to by us and Windstream Holdings, or if we are unable to agree, the renewal rent will be determined by an independent appraisal process. Commencing with the second year of each renewal term, the renewal rent will increase at an escalation rate of 0.5%. Under the Master Lease, we will have the right, but not the obligation, upon Windstream's request, to fund capital expenditures of Windstream in an aggregate amount of up to $250 million for a maximum period of five years. If we exercise this right, the lease payments under the Master Lease will be adjusted at a rate of 8.125% of the capital expenditures funded by us during the first two years and at a floating rate based on our cost of capital thereafter. Additionally, if we agree to fund the entire $250 million, the initial term of the Master Lease will be increased from 15 years to 20 years and the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each. Windstream Holdings has separately requested, and we have agreed, to fund up to $50 million of capital expenditures during the remainder of 2015. This funding is separate and apart from the up to $250 million of capital expenditures that we, upon Windstream's request, have the right to fund under the Master Lease as described above. Monthly rent paid by Windstream Holdings will increase in accordance with the Master Lease effective as of the date of the funding. Under the Master Lease, Windstream Holdings is required to indemnify us for certain damages and costs we may incur as a result of Windstream's use and operation of the Distribution Systems.

        Because we lease the Distribution Systems to Windstream Holdings under the Master Lease, Windstream Holdings initially is the source of substantially all of our revenues, and Windstream Holdings' financial condition and ability and willingness to satisfy its obligations under the Master Lease and its willingness to renew the Master Lease upon expiration of the initial base term thereof will significantly impact our revenues and our ability to service our indebtedness and to make distributions to our shareholders. There can be no assurance that Windstream Holdings will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Master Lease, and any inability or unwillingness on its part to do so would have a material adverse effect on our business, financial condition, results of operations and liquidity, on our ability to service our indebtedness and other obligations and on our ability to pay dividends to our shareholders, as required for us to qualify, and maintain our status, as a REIT. We also cannot assure you that Windstream Holdings will elect to renew its lease arrangements with us upon expiration of the initial base terms or any renewal terms thereof or, if such leases are not renewed, that we can reposition the affected properties on the same or better terms. See "Risk Factors—Risks Related to Our Business—We are dependent on Windstream Holdings to make payments to us under the Master Lease, and an event that materially and adversely affects Windstream's business, financial position or results of operations could materially and adversely affect our business, financial position or results of operations."

Employees

        We employ approximately 35 employees (including our executive officers), none of whom are subject to a collective bargaining agreement. None of our employees continue to be employees of Windstream.

Competition

        We compete for real property investments with other REITs, investment companies, private equity, hedge fund investors, sovereign funds and communication distribution systems companies. Some of our competitors are significantly larger and have greater financial resources and lower costs of capital than we have. However, we believe that the Spin-Off has increased our competitive edge and positioned us to identify and successfully capitalize on acquisition opportunities that meet our investment objectives.

        In addition, revenues from our network properties are dependent, to an extent, on the ability of our operating partners, like Windstream, to compete with other communication service providers. The communications infrastructure industry is characterized by a high degree of competition among a large number of participants, including many local, regional and global corporations. Not only is competition seen strictly in the communication distribution systems business, but also in any means by which information is transferred.

Mortgages, Liens or Encumbrances

        CS&L has not imposed any material mortgages or other liens or encumbrances against any real property it owns.

Government Regulation, Licensing and Enforcement

        As operators of telecommunications facilities, Windstream and any future tenants of our telecommunications assets are typically subject to extensive and complex federal, state and local telecommunications laws and regulations. The Federal Communications Commission ("FCC") regulates interstate matters, and state public utility commissions regulate intrastate matters. These regulations are wide-ranging and can subject our tenants to civil, criminal and administrative sanctions. We expect that the telecommunications industry, in general, will continue to face increased regulation. Changes in laws and regulations and reimbursement enforcement activity and regulatory non-compliance by our tenants could have a significant effect on their operations and financial condition, which in turn may adversely affect us, as detailed below and set forth under "Risk Factors—Risks Related to Our Business."

        The following is a discussion of certain laws and regulations generally applicable to operators of our telecommunications facilities, and in certain cases, to us.

        Windstream and similarly situated wireline carriers are subject to federal and state regulations that limit their pricing flexibility for regulated voice and high-speed Internet products, subject them to service quality, service reporting and other obligations and expose them to the reduction of revenue from changes to the universal service fund, the intercarrier compensation system, or access to interconnection with competitors' facilities. State regulatory commissions have jurisdiction over local and intrastate services, including, to some extent, the rates that carriers charge and service quality standards. The FCC has primary jurisdiction over interstate services, including the rates that carriers charge other telecommunications companies that use a carrier's network and other issues related to interstate service. In some circumstances, these regulations restrict the carrier's ability to adjust rates to reflect market conditions and may affect the ability of our tenant's to compete and respond to changing industry conditions.

        Talk America operates the CLEC Consumer Business as a reseller of telecommunication services pursuant to the Wholesale Master Services Agreement. In almost all cases, Windstream does not own the underlying telecommunication facilities required to support the Consumer CLEC Business, rather it is a reseller of facility-based services pursuant to wholesale interconnection agreements with the third party carriers who own the underlying telecommunication facilities. Talk America is regulated as a CLEC in each state where it has Consumer CLEC Business customers. These CLEC certifications subject Talk America to regulations requiring it to file and maintain tariffs for the rates charged to its Consumer CLEC Business customers for regulated services and to comply with service quality, service reporting and other obligations. Talk America's ability to operate the Consumer CLEC Business is dependent on existing telecommunication regulations that allow access to such underlying facilities of other carriers at reasonable rates.

        We believe that we have structured the operations for our core real estate business in a manner that will not require us to become regulated as a public utility or common carrier by the FCC or state public service commissions.

        Future revenues, costs and capital investment in the communication businesses of Windstream, Talk America and other carriers could be adversely affected by material changes to, or decisions regarding applicability of, government requirements, including, but not limited to, changes in rules governing intercarrier compensation, interconnection access to network facilities, state and federal USF support and other pricing and requirements. Federal and state communications laws may be amended in the future, and other laws may affect our business. In addition, certain laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts and could be changed at any time. We cannot predict future developments or changes to the regulatory environment or the impact such developments or changes would have.

        In addition, these regulations could create significant compliance costs for us. Delays in obtaining certifications and regulatory approvals could cause us to incur substantial legal and administrative expenses, and conditions imposed in connection with such approvals could adversely affect the rates that we are able to charge our customers. The business of Windstream, Talk America, and future tenants also may be affected by legislation and regulation imposing new or greater obligations related to, for example, assisting law enforcement, bolstering homeland and cyber-security, protecting intellectual property rights of third parties, minimizing environmental impacts, protecting customer privacy, or addressing other issues that affect the business of our tenants.

Environmental Matters

        A wide variety of federal, state and local environmental and occupational health and safety laws and regulations affect telecommunications operations and facilities. These complex laws, and their enforcement, involve a myriad of regulations, many of which involve strict liability on the part of the potential offender. Some of these federal, state and local laws may directly impact us. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property, such as us, may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). The cost of any required remediation, removal, fines or personal property damages and the owner's liability therefore could exceed or impair the value of the property and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral, which, in turn, could reduce revenues.

REIT Qualification

        We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels to our shareholders and the concentration of ownership of our capital stock. We believe that, commencing with our taxable year ending December 31, 2015, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

Legal Proceedings

        In the ordinary course of our business, we are subject to claims and administrative proceedings, none of which we believe are material or would be expected to have, individually or in the aggregate, a material adverse effect on our business, financial condition, cash flows or results of operations.

        Pursuant to the Separation and Distribution Agreement, any liability arising from or relating to legal proceedings involving the assets now owned by us will be assumed by us and we will indemnify Windstream (and its directors, officers, employees and agents and certain other related parties) against any losses arising from or relating to such legal proceedings. In addition, pursuant to the Separation and Distribution Agreement, Windstream has agreed to indemnify us (including our subsidiaries, directors, officers, employees and agents and certain other related parties) for any liability arising from or relating to legal proceedings involving Windstream's telecommunications business prior to the Spin-Off, and, pursuant to the Master Lease, Windstream has agreed to indemnify us for, among other things, any use, misuse, maintenance or repair by Windstream with respect to the Distribution Systems. Windstream is currently a party to various legal actions and administrative proceedings, including various claims arising in the ordinary course of its telecommunications business, which are subject to the indemnities provided by Windstream to us. While these actions and proceedings are not believed to be material, individually or in the aggregate, the ultimate outcome of these matters cannot be predicted. The resolution of any such legal proceedings, either individually or in the aggregate, could have a material adverse effect on Windstream's business, financial position or results of operations, which, in turn, could have a material adverse effect on our business, financial position or results of operations if Windstream is unable to meet their indemnification obligations.

Insurance

        We maintain, or require in our leases, including the Master Lease, that our tenants maintain, all applicable lines of insurance on our properties and their operations. Under the Master Lease, Windstream has the right to self-insure or use a captive provider with respect to its insurance obligations. We anticipate that the amount and scope of insurance coverage provided by our policies and the policies maintained by our tenants will be customary for similarly situated companies in the telecommunications industry. However, we cannot assure you that our tenants will maintain the required insurance coverages, and the failure by any of them to do so could have a material adverse effect on us. We also cannot assure you that we will continue to require the same levels of insurance coverage under our leases, including the Master Lease, that such insurance will be available at a reasonable cost in the future or that the insurance coverage provided will fully cover all losses on our properties upon the occurrence of a catastrophic event, nor can we assure you of the future financial viability of the insurers.

 OUR CURRENT RELATIONSHIP WITH WINDSTREAM

        As a result of the Spin-Off, CS&L and Windstream operate separately, each as an independent, publicly traded company. To govern our relationship after the Spin-Off, we entered into the following agreements with Windstream, among others: the Separation and Distribution Agreement; the Master Lease; the Recognition Agreement; the Tax Matters Agreement; the Transition Services Agreement; the Employee Matters Agreement; the Wholesale Master Services Agreement; the Master Services Agreement; the Intellectual Property Matters Agreement; the Reverse Transition Services Agreement; and the Stockholder's and Registration Rights Agreement. The following is a summary of the material terms of those agreements.

        The material agreements described below have been filed with the SEC and are available from us upon request. The summaries of each of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entirety by reference to the full text of the applicable agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Separation and Distribution Agreement

        The Separation and Distribution Agreement contains the key provisions relating to the separation of the Distribution Systems and Consumer CLEC Business from Windstream. It also contains other agreements that govern certain aspects of our relationship with Windstream following the Spin-Off.

Transfer of Assets and Assumption of Liabilities

        The Separation and Distribution Agreement divided and allocated the assets and liabilities of Windstream prior to the Spin-Off between us and Windstream, and describes when and how any required transfers and assumptions of assets and liabilities occurred.

The Spin-Off

        The Separation and Distribution Agreement governed the rights and obligations of the parties regarding the Spin-Off. On the distribution date, Windstream Holdings caused its agents to distribute, on a pro rata basis, 80.4% of the issued and outstanding shares of our common stock to Windstream Holdings' stockholders as of the record date.

Access to Information

        The Separation and Distribution Agreement provides that the parties will exchange, as soon as reasonably practicable after written request therefor, any information reasonably requested by the other party, unless such provision of information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, in which case the parties will take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. In addition, the parties will use reasonable best efforts to make available to each other directors, officers, other employees and agents as witnesses in any legal, administrative or other proceeding in which the other party may become involved to the extent reasonably required.

Releases, Allocation of Liabilities and Indemnification

        The Separation and Distribution Agreement provides for a full and complete release and discharge of all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the separation, between Windstream and us, except as expressly set forth in the Separation and Distribution Agreement.

        The Separation and Distribution Agreement provides that (i) we will indemnify Windstream and its affiliates and each of their respective current and former directors, officers, agents and employees against any and all losses relating to (a) liabilities arising out of the Distribution Systems and Consumer CLEC Business, (b) any breach by us of any provision of the Separation and Distribution Agreement or any ancillary agreement, and (c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the registration statement on Form 10 filed by CS&L with the SEC (other than information regarding Windstream provided to us by Windstream for inclusion therein), and (ii) that Windstream will indemnify us and our affiliates and each of our respective current and former directors, officers, agents and employees against any and all losses relating to (a) liabilities arising out of the Windstream telecommunications business, (b) any breach by Windstream of any provision of the Separation and Distribution Agreement or any ancillary agreement, and (c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the registration statement on Form 10 filed by CS&L with the SEC (solely with respect to information regarding Windstream provided to us by Windstream for inclusion therein).

        The Separation and Distribution Agreement also establishes dispute resolution procedures with respect to claims subject to indemnification and related matters.

        Indemnification with respect to taxes, employee benefits and certain intellectual property is governed by the Tax Matters Agreement, the Employee Matters Agreement and the Intellectual Property Matters Agreement, respectively.

Expenses

        Pursuant to the Separation and Distribution Agreement, Windstream paid all costs and expenses directly related to the Spin Off incurred on or prior to the distribution date.

Net Working Capital Adjustment

        The Separation and Distribution Agreement provides a mechanism for the parties to agree, after closing of the Spin-Off, upon the net working capital of the Distribution Systems and Consumer CLEC Business as of the distribution date. If such amount is less than $0, CS&L will pay such amount to Windstream. If such amount is greater than $0, Windstream will pay such amount to CS&L.

Master Lease

        We entered into the Master Lease with Windstream Holdings, pursuant to which Windstream Holdings leases the Distribution Systems. Under the Master Lease, the Operating Partnership and our individual subsidiaries that own the properties subject to the Master Lease are the landlord, and Windstream Holdings is the tenant. A default by Windstream Holdings with regard to any property will cause a default with regard to the entire portfolio. The subsidiaries of Windstream Holdings have the right to use, occupy and operate the Distribution Systems and discharge any of Windstream Holdings' obligations under the Master Lease.

        The following description of the Master Lease does not purport to be complete, but contains a summary of certain material provisions of the Master Lease.

Term and Renewals

        The Master Lease provides for the lease of land, buildings, structures and other improvements on the land and appurtenances to the land and improvements (including our rights under any permits, easements and pole agreements) relating to the operation of the Distribution Systems.

        The Master Lease provides for an initial term of 15 years, with no purchase options. At the option of Windstream Holdings, the Master Lease may be extended for up to four renewal terms of five years each, and Windstream Holdings can elect which Distribution Systems then subject to the Master Lease to renew. In addition, Windstream Holdings has the right to extend the initial term of the Master Lease from 15 years to 20 years for all of the Distribution Systems and, if exercised, the number of renewal terms will be reduced to three so that the maximum term (taking into account all renewals) is 35 years.

        Windstream Holdings does not have the ability to terminate its obligations under the Master Lease prior to its expiration without our consent other than in limited circumstances (i.e., condemnation). If the Master Lease is terminated prior to its expiration other than with our consent, Windstream Holdings may be liable for damages and incur charges such as continued payment of rent through the end of the lease term and maintenance and repair costs for the Distribution Systems. See "Risk Factors—Risks Related to Our Business."

Rental Amounts and Escalators

        The Master Lease is a triple-net lease. Accordingly, in addition to rent, Windstream Holdings is required to pay, among other things, the following items subject to limited carveouts set forth in the Master Lease:

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  all impositions and taxes levied on or with respect to the Distribution Systems (other than taxes on our income, gross receipts and capital stock and our franchise taxes);

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  all utilities and other services necessary or appropriate for the Distribution Systems and the business conducted thereon;

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  all insurance required in connection with the Distribution Systems;

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  all maintenance and repair costs with respect to the Distribution Systems;

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  charges under the easements, permits and pole agreements; and

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  all fees in connection with any licenses or authorizations necessary or appropriate for the Distribution Systems and the business conducted thereon.

        Windstream Holdings will make the rent payment in monthly installments. The annual rent under the Master Lease is $650 million during the first three years of the Master Lease. Commencing with the fourth year and continuing for the remainder of the initial term, the rent will be subject to annual escalation of 0.5%. The rent for the first year of each renewal term will be an amount agreed to by us and Windstream Holdings, or if we are unable to agree, the renewal rent will be determined by an independent appraisal process. Commencing with the second year of each renewal term, the rent will increase at an escalation rate of 0.5%. If we are required to fund any capital improvements or otherwise elect to fund any capital improvements by Windstream Holdings to the Distribution Systems, the rent will be increased to account for such funding.

Maintenance, Capital Expenditures and Alterations

        Windstream Holdings is required to maintain the Distribution Systems in accordance with the standard of operation and maintenance then engaged in or approved by a significant portion of the owners of distribution systems that are similar to the Distribution Systems ("Prudent Industry

Practice"). Windstream Holdings is required to maintain all of its personal property that is necessary to operate the Distribution Systems in accordance with Prudent Industry Practice and in compliance with all applicable legal, insurance and licensing requirements. Capital expenditures for the Distribution Systems are generally the responsibility of Windstream Holdings, except that we will have the right, but not the obligation, upon Windstream's request, to fund capital expenditures in an aggregate amount of up to $250 million for a maximum period of five years. If we exercise this right, the lease payments under the Master Lease will be adjusted at a rate of 8.125% of the capital expenditures funded by us during the first two years and at a floating rate based on our cost of capital thereafter. Additionally, if we agree to fund the entire $250 million, the initial term of the Master Lease will be increased from 15 years to 20 years and the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each. We have separately agreed with Windstream Holdings to fund an additional $50 million in 2015. This funding is separate and apart from the up to $250 million of capital expenditures that CS&L, upon Windstream's request, has the right to fund under the Master Lease as described above.

        Windstream Holdings has the right to make alterations (which includes maintenance, repairs, extensions, upgrades, additions, replacements or overbuilds to the Distribution Systems) that are constructed in accordance with Windstream Holdings' current engineering standard without our consent. Windstream Holdings' engineering standard may be modified without our consent so long as the standard is consistent with prevailing industry practice and is in compliance with applicable law. Prior to commencing any alterations that require our consent, Windstream Holdings is required to provide us with a general description of the proposed alteration, the projected cost and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as we shall request.

Indemnification

        Under the Master Lease, Windstream Holdings is required to indemnify us for certain damages and costs we may incur as a result of Windstream's use and operation of the Distribution Systems.

Use of the Distribution Systems

        Windstream Holdings is permitted to use the Distribution Systems for, among other things, the provision, routing and delivery of voice, data, video, data center, cloud computing and other communication services, the colocation activities in the data center space, the provision of dark or dim rim fiber services to third parties, such other services and uses consistent with its current use or with prevailing communications industry use and/or uses under subleases that are permitted under the Master Lease. Windstream must continuously operate the Distribution Systems for one or more of the permitted uses subject to limited exceptions that are specified in the Master Lease.

Events of Default

        Under the Master Lease, an "Event of Default" will be deemed to occur upon certain events, including, without limitation:

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  the failure by Windstream Holdings to pay rent or other amounts when due and such failure is not remedied within the applicable notice and cure period;

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  the revocation, termination or material suspension of any license or other agreement that is not stayed pending appeal and would have a material adverse effect on Windstream Holdings or the operation of the Distribution Systems, taken as a whole;

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  the occurrence of a default under another material agreement between us and Windstream Holdings or our respective affiliates, which is not cured within the applicable notice and cure period (excluding certain agreements specified in the Master Lease);

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  a voluntary cessation of operations at the Distribution Systems (except as otherwise permitted under the Master Lease) that is not cured within the applicable notice and cure period and would have a material adverse effect on Windstream Holdings or on the operation of the Distribution Systems, taken as a whole;

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  the sale or transfer of any license or other authorization relating to the Distribution Systems without our consent subject to the pledges and transfers expressly permitted under the Master Lease;

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  the occurrence of an event or condition that results or causes the material indebtedness of Windstream becoming due prior to its stated maturity, or requires a payment, repurchase, redemption or defeasance of the material indebtedness prior to the stated maturity, or if Windstream Holdings fails to pay the principal of any material indebtedness at the final maturity date, in each case subject to limited exceptions set forth in the Master Lease;

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  certain events of bankruptcy or insolvency with respect to Windstream Holdings;

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  the breach by Windstream Holdings of a representation or warranty in the Master Lease in a manner which materially and adversely affects us and is not cured within the applicable notice and cure period; and

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  the failure by Windstream Holdings to comply with any other covenants set forth in the Master Lease that is not cured within the applicable notice and cure period.

Remedies for an Event of Default

        Upon an Event of Default under the Master Lease, we may (at our option) exercise certain remedies, including, without limitation:

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  subject to any rights that a leasehold mortgagee that meets the criteria set forth in the Master Lease or the holder of any indebtedness entered into by Windstream Holdings or its affiliates may have, terminate the Master Lease, dispossess Windstream Holdings from the Distribution Systems, and/or collect monetary damages by reason of Windstream Holdings' breach (including the acceleration of all rent which would have accrued after such termination and could not have been reasonably avoided);

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  elect to leave the Master Lease in place and sue for rent and any other monetary damages;

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  if we elect to terminate the Master Lease, Windstream Holdings is required to transfer the business operations conducted by Windstream at the Distribution Systems so terminated (with limited exceptions set forth in the Master Lease) to a successor tenant for fair market value pursuant to a process set forth in the Master Lease and cooperate with us to ensure that an operational facility is transferred to the successor tenant; and

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  seek any and all other rights and remedies available under law or in equity.

Assignment and Subletting

        The Master Lease provides that Windstream Holdings may not sublease, assign, encumber or otherwise transfer or dispose of the Master Lease or any Distribution Systems, including by virtue of a change of control of Windstream Holdings, or engage a management company without our consent subject to certain agreed upon exceptions set forth in the Master Lease. These exceptions include, but are not limited to, the following: (i) undergo a change of control in Windstream Holdings if the transferee is a qualified transferee that meets certain criteria set forth in the Master Lease; (ii) an assignment of the Master Lease to any of the subsidiaries of Windstream Holdings; (iii) a pledge or mortgage of Windstream Holdings' interest under the Master Lease to a qualified lender that meets certain criteria, and the foreclosure by such lender or its designee; (iv) an assignment of the Master Lease to a qualified transferee that meets certain criteria set forth in the Master Lease; (v) the right to sublease (including, without limitation, any rights granted under dark fiber agreements, dim fiber agreements and colocation agreements) for a non-material portion of the Distribution Systems; and (vi) the right to sublease a material portion of the Distribution Systems if the sublease or subtenant meets certain criteria or Windstream is obligated to enter into the colocation arrangement in order to discharge its obligations under any license, authorization or law.

        As a means of promoting competition, the Telecommunications Act of 1996 imposed on an ILEC the requirement to provide a competitor with access to physical space within the ILEC's premises (e.g., central offices) for the placement of equipment necessary for providing interconnection services or to purchase access to the ILEC's network infrastructure at cost, plus a reasonable profit. The term "colocation" refers to the arrangement pursuant to which a competitor either places its equipment within an ILEC's central office or accesses the ILEC's network infrastructure. The terms of the Master Lease allow Windstream to enter into colocation agreements in order to comply with its regulatory requirements.

        In addition, Windstream Holdings is permitted to grant any of its rights and privileges under the Master Lease to any of its subsidiaries, and we have agreed to acknowledge that the performance of any obligations or agreements by any of such subsidiaries shall satisfy Windstream Holdings' obligations to perform such obligation or agreement thereunder.

New Opportunities

        Generally, neither we nor Windstream Holdings are prohibited from developing, redeveloping, expanding, purchasing or building facilities subject to certain limitations set forth in the Master Lease. By way of example, these limitations may include:

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  A requirement that any alterations to the Distribution Systems (which includes maintenance, repairs, extensions, upgrades, additions, replacements or overbuilds to the Distribution Systems) must be performed in accordance with the terms of the Master Lease.

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  A prohibition on us from (i) constructing for any party other than Windstream fiber, copper, coaxial and fixed wireless facilities within the same local exchange area of the ILECs that are subsidiaries of Windstream Holdings and are operating the Distribution Systems or (ii) constructing for any party other than Windstream extensions (including extensions in the form of fiber, copper, coaxial or fixed wireless facilities) of any ILEC facility under the Master Lease into a geographic area that adjoins the local exchange area of any ILEC facilities that are leased by Windstream Holdings under the Master Lease.

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  Transfer restrictions that only permit us to sell all (but not less than all) of our interest in the Distribution Systems to a single buyer/assignee that is not a competitor of Windstream.

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  Transfer restrictions that prohibit: (1) a competitor of Windstream from acquiring 10% or more of the equity interests in CS&L or the entities comprising the landlord under the Master Lease, (2) a competitor of Windstream from acquiring all or substantially all of our assets relating to the Distribution Systems or (3) a merger or consolidation by us with or into a competitor of Windstream.

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  Transfer restrictions that require the Operating Partnership and the other subsidiaries that comprise the landlord under the Master Lease to remain subsidiaries of CS&L during the term of the Master Lease.

Licenses/Successor Lessee Provisions

        Licenses and all other authorizations necessary to operate the facilities subject to the Master Lease are procured and maintained by the tenant pursuant to the terms of the Master Lease. The Master Lease requires Windstream Holdings to transfer, to the extent permitted by law, licenses and all other authorizations at the expiration or earlier termination of the Master Lease to a successor tenant for fair market value pursuant to a process set forth in the Master Lease.

Recognition Agreement

        The Recognition Agreement governs the rights of the administrative agent under Windstream's credit facility with respect to the Master Lease. For example, the Recognition Agreement requires our affiliate, the landlord under the Master Lease, to provide notice to the Windstream administrative agent of any default by the tenant under, or termination of, the Master Lease. In addition, if any event of default occurs under the Master Lease that would entitle the landlord to terminate the Master Lease, the landlord is required to provide notice of its intent to so terminate and the Windstream administrative agent has certain rights to cure such an event of default. In the event of any termination of the Master Lease by the landlord, the landlord may be required to enter into a new lease with the Windstream administrative agent or its designee under certain circumstances for the remainder of the term of the Master Lease.

Tax Matters Agreement

        The Tax Matters Agreement governs our and Windstream's respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Spin-Off Transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, tax returns, tax contests and certain other tax matters.

        In addition, the Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) designed to preserve the tax-free status of the Spin-Off Transactions, including:

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  generally, for two years after the Spin-Off, taking, or permitting any of its subsidiaries to take, an action that might be a disqualifying action without receiving the prior consent of Windstream Holdings;

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  for two years after the Spin-Off, entering into any agreement, understanding or arrangement or engaging in any substantial negotiations with respect to any transaction involving the acquisition of our stock or the issuance of shares of our stock, or options to acquire or other rights in respect of such stock, unless, generally, the shares are issued to our qualifying employees or retirement plans, each in accordance with "safe harbors" under regulations issued by the IRS;

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  for two years after the Spin-Off, repurchasing our shares, except to the extent consistent with guidance issued by the IRS;

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  for two years after the Spin-Off, permitting certain wholly owned subsidiaries that were our wholly owned subsidiaries at the time of the Spin-Off to cease the active conduct of the Consumer CLEC Business to the extent so conducted by those subsidiaries immediately prior to the Spin-Off; and

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  for two years after the Spin-Off, voluntarily dissolving, liquidating, merging or consolidating with any other person.

        Nevertheless, we are permitted to take any of the actions described above in the event that the IRS has granted a favorable ruling to us or Windstream Holdings as to the effect of such action on the tax-free status of the Spin-Off and the related transactions.

        The Tax Matters Agreement provides special rules allocating tax liabilities in the event the Spin-Off, together with certain related transactions, was not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes imposed on Windstream Holdings and/or Windstream Holdings' wholly owned subsidiary Windstream Services that arise from the failure of the Spin-Off and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code, as applicable, and certain other relevant provisions of the Code to the extent that the failure to qualify is attributable to actions taken by such party.

        The Tax Matters Agreement also sets forth our and Windstream's obligations as to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

Transition Services Agreement

        Windstream agreed to provide us with certain administrative and support services on a transitional basis pursuant to the Transition Services Agreement for a period not to exceed eighteen months. The transition services consist of information technology infrastructure support, customer call routing, accounting and collection services. The fees charged to us for transition services furnished pursuant to the Transition Services Agreement approximate the actual cost incurred by Windstream in providing the transition services to us for the relevant period. The Transition Services Agreement provides that we have the right to terminate a transition service upon notice to Windstream, in which case the service shall be terminated as soon as practicable after the notice, but in no event later than thirty days thereafter. The Transition Services Agreement also contains provisions under which Windstream generally agrees to indemnify us for all losses incurred by us resulting from Windstream's material breach of the Transition Services Agreement.

Employee Matters Agreement

        The Employee Matters Agreement governs the respective compensation and employee benefit obligations of us and Windstream with respect to the current and former employees of each company, and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs. The following is a summary of some of the material provisions of the Employee Matters Agreement:

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  Windstream retained all liabilities except for salaries and commissions attributable to present and former employees of both us and Windstream in respect of the period before the Spin-Off;

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  the employment of the Windstream employees that became our employees at the time of the Spin-Off was transferred from Windstream to us before the Spin-Off and they participated in existing Windstream benefit plans from that time until the Spin-Off (exclusive of incentive compensation plans for 2015 because we have established our own plans for our employees);

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  there was no transfer of any employee benefit plan assets or liabilities from Windstream to us and Windstream employees who became our employees are treated as having terminated employment with Windstream at the time of the Spin-Off (except as provided in respect of equity incentive awards (see "Executive Compensation—Outstanding Equity Awards at Fiscal Year-End") and for purposes of paid-time off benefits, which we assumed); and

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  we assumed all liabilities in respect of our employees that were attributable to the period beginning on the distribution date and, for purposes of the benefit plans we established after the distribution date, credited our employees for service with Windstream before the Spin-Off (except to the extent it would have resulted in a duplication of benefits).

We otherwise are generally free to establish the terms and conditions of employment of our employees.

Wholesale Master Services Agreement

        Windstream's CLEC affiliates agreed in the Wholesale Master Services Agreement to resell to Talk America local exchange service (including, among other things, access to emergency services, access to operator services, access to interexchange service, access to directory assistance, toll limitation for qualifying low-income consumers, and any other ancillary functionalities that Talk America must provide pursuant to applicable statutes and regulations), interexchange service and broadband service. In this connection, Windstream provides us with transport services (local and long distance telecommunications service), provisioning services (directory assistance, directory listing, service activation and service changes), and repair services (routine and emergency network maintenance, network audits and network security). The Wholesale Master Services Agreement is limited to residential customers. Windstream charges Talk America retail rates included in Windstream's tariffs/agreements for each customer served and provides Talk America a monthly volume discount which is based on the number of active customers served by Talk America.

Master Services Agreement

        Windstream agreed to provide us billing, collection and certain support services pursuant to a Master Services Agreement for an initial term of four years. The Master Services Agreement consists of billing services, and information technology support principally associated with the billing services, output processing, customer call routing, and collection services. The fees charged to us for services provided pursuant to the Master Services Agreement are based on commercially reasonable terms.

Intellectual Property Matters Agreement

        Windstream agreed to provide us with a license to use, for five years, certain domain names owned by Windstream that are used by customers of the Consumer CLEC Business in their email addresses. The purpose of the license is to allow such customers to continue to use existing domain names without requiring any transfer to a new "Talk America" domain, but we will not be permitted to issue any new email addresses using the licensed domains.

        The license granted pursuant to the Intellectual Property Matters Agreement is a royalty-free, nonexclusive license, in those jurisdictions where Windstream has such rights. We are responsible for ensuring that our use of the domain names is in conformity with certain defined standards, and will indemnify Windstream from and against all liability involving or otherwise relating to any actual or alleged infringement of any third party's intellectual property rights arising out of our use of the domain names or any breach or failure by us to comply with any representation, warranty or covenant set forth in the Intellectual Property Matters Agreement.

        Windstream maintains sole control and discretion over the prosecution and maintenance with respect to all rights, including all intellectual property rights in and to the domain names.

Reverse Transition Services Agreement

        We agreed to provide Windstream with customer service support on a transitional basis pursuant to the Reverse Transition Services Agreement for a term of 90 days or upon completion of an internal billing system conversion, whichever is later. The reverse transition services consist of support for inbound/outbound customer telephone calls, emails, correspondence, order processing support, the ability to move customer service representatives to different call queues based on call volumes and support for customer disconnect requests. The fees charged to Windstream for reverse transition services furnished pursuant to the Reverse Transition Services Agreement approximate the actual cost incurred by us in providing the reverse transition services to Windstream for the relevant period. The Reverse Transition Services Agreement allows us to terminate the services upon notice to Windstream, in which case the services will be terminated as soon as practicable after the notice, but in no event later than 30 days thereafter. The Reverse Transition Services Agreement also contains provisions under which we generally agree to indemnify Windstream for all losses incurred by Windstream resulting from our material breach of the terms of the Reverse Transition Services Agreement.

Stockholder's and Registration Rights Agreement

        We and Windstream Services entered into a Stockholder's and Registration Rights Agreement pursuant to which we agreed that, upon the request of Windstream Services, we would use our best efforts to effect the registration under applicable federal and state securities laws of the shares of our common stock retained by Windstream Services after the Spin Off. In addition, Windstream Services granted us a proxy to vote the shares of our common stock that Windstream Services retained after the Spin Off in proportion to the votes cast by our other shareholders. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from Windstream Services to a person other than Windstream Services, and neither the voting agreement nor the proxy will limit or prohibit any such sale or transfer. Further, Windstream Services agreed not to seek a seat on the board of directors of CS&L and agreed not to acquire additional shares of CS&L common stock. A concurrent offering of common stock held by Windstream Services is being conducted pursuant to a demand from Windstream Services under this agreement. For a more detailed description of that offering, see the section entitled "The Spin-Off and Related Transactions—The Debt-for-Equity Exchange."

MANAGEMENT

Directors and Executive Officers

        Set forth below is certain biographical information and ages, as of the date of this prospectus, for individuals who currently serve as our directors and executive officers.

        Our charter does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock will be able to elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors.

Name	Age	Title
Jennifer S. Banner	56	Director
Francis X. "Skip" Frantz	62	Chairman of the Board of Directors
Kenneth A. Gunderman	44	Director, President and Chief Executive Officer
Daniel L. Heard	40	Senior Vice President—General Counsel and Secretary
David L. Solomon	55	Director
Mark A. Wallace	58	Senior Vice President—Chief Financial Officer and Treasurer

        Additional biographical information for each director and executive officer listed above is set forth below. With respect to the directors, the following descriptions outline the specific experience, qualifications, attributes, and skills that qualify each person to serve on the Company's board of directors.

        Jennifer S. Banner, age 56, was appointed to the board of directors on June 1, 2015. Ms. Banner has served as Chief Executive Officer of Schaad Companies, LLC since 2008. Schaad Companies is a 105-year old privately held real estate holding company with businesses in residential and commercial construction, development, property management and leasing, real estate brokerage, and land investments. In addition, Ms. Banner has served as Chief Executive Officer and Manager of the Schaad Family Office, LLC since 2012, and as President and Chief Executive Officer of SchaadSource, LLC (a shared services company) since 2006. Previously, she spent 22 years in public accounting, practicing in the tax area with Ernst & Whinney (now Ernst & Young) in Florida and Pershing Yoakley & Associates in Tennessee. Ms. Banner has been a director of BB&T Corporation since 2003 (presently a member of the executive and risk committees); Branch Banking and Trust Company since 2013; the Federal Reserve Bank of Atlanta (Nashville Branch) since 2010; and is a past director of First Virginia Banks, Inc. and First Vantage Bank. Ms. Banner maintains an active license as a Certified Public Accountant in the state of Tennessee, and she holds Master of Accountancy and Bachelor of Science in Business Administration degrees from the University of Tennessee.

        Ms. Banner's accounting expertise as a Certified Public Accountant, her management experience as Chief Executive Officer of a diversified real estate holding company and her experience in public company board service in the financial services industry qualify her to serve on our board of directors and to serve as chair of the Audit Committee. As a result of this expertise and experience, Ms. Banner is uniquely qualified to advise not only on general accounting and financial matters but on various technical accounting, corporate governance, risk management and real estate matters that the board of directors may address from time to time.

        Francis X. ("Skip") Frantz, age 62, has served as Chairman of the board of directors since the Spin-Off. He previously served as a director of Windstream from 2006 until the Spin-Off, serving as Chairman of its Audit Committee at the time of his resignation from the Windstream board of directors. From July 2006 to February 2010, he served as Chairman of the Windstream board. Mr. Frantz served as the 2006 and 2007 Chairman of the Board and of the Executive Committee of the United States Telecom Association. Mr. Frantz served as Chairman of a community bank in Little

Rock, Arkansas from February 2007 until May 2014, and serves as a director of a number of other privately held companies. Prior to January 2006, Mr. Frantz was Executive Vice President—External Affairs, General Counsel and Secretary of Alltel Corporation ("Alltel"). Mr. Frantz joined Alltel in 1990 as Senior Vice President and General Counsel and was appointed Secretary in January 1992 and Executive Vice President in July 1998. While with Alltel, he was responsible for Alltel's mergers and acquisitions negotiations, wholesale services group, federal and state government and external affairs, corporate communications, administrative services, and corporate governance, in addition to serving as Alltel's chief legal officer.

        Mr. Frantz's qualifications for election to the board of directors include his ability to provide insight and perspective on a wide range of issues facing business enterprises based on his long tenure as a senior executive in the telecommunications industry. Mr. Frantz's over 15-year career as a senior telecom executive in various capacities provides him with a thorough understanding of all aspects of CS&L's target market, and his service as a director and chairman of the United States Telecom Association provides Mr. Frantz with additional experience and insight in communications policy and regulation. Through his current involvement with a number of private companies and his prior role as Chairman of Windstream and, before that, as senior executive of Alltel, Mr. Frantz has extensive experience in corporate governance, mergers and acquisitions, risk management, government policy and regulation, and capital markets transactions, in addition to the specific aspects of the telecom industry.

        Kenneth A. Gunderman, age 44, has served as President and Chief Executive Officer since March 2, 2015 and was appointed to the board of directors on March 2, 2015. Mr. Gunderman has 17 years of investment banking experience and is focused on creating shareholder value by expanding and diversifying the Company's real estate portfolio. Prior to his appointment as President and Chief Executive Officer of CS&L, he served as the co-head of investment banking at Stephens, Inc. where he was responsible for the strategic direction for the investment banking department and advised on many of the firm's notable investment banking transactions. Mr. Gunderman currently serves on the board of America's Car-Mart, Inc. (NASDAQ: CRMT) and the Arkansas Red Cross. Prior to joining Stephens, Inc., Mr. Gunderman was a member of the telecom investment banking group at Lehman Brothers, where he advised on various transactions and financings totaling more than $125 billion. He also worked as a Certified Public Accountant at KPMG and holds an MBA from Yale and a Bachelor of Arts degree from Hendrix College.

        The board of directors believes it is important that CS&L's Chief Executive Officer serve on the board of directors, as the position of Chief Executive Officer puts Mr. Gunderman in a unique position to understand the challenges and issues facing the Company. Mr. Gunderman's qualifications for President and service on our board of directors include the same demonstrated skills and experience that qualify him to serve as Chief Executive Officer of CS&L.

        Daniel L. Heard, age 40, has served as the Senior Vice President—General Counsel and Secretary of CS&L since April 1, 2015. Most recently he was a partner in the law offices of Kutak Rock LLP. Mr. Heard joined Kutak Rock LLP in 2000, where he represented public companies in corporate, securities and merger and acquisition transactions. His clients comprised a wide range of industries, including telecommunications and information technology processing. Mr. Heard has more than 15 years' experience in negotiating, structuring and consummating mergers and acquisitions, public offerings of debt and equity securities and other corporate finance transactions. Mr. Heard graduated from the William H. Bowen School of Law at the University of Arkansas at Little Rock and has a Bachelor of Arts from the University of Central Arkansas. Mr. Heard is responsible for the Company's legal affairs and corporate governance.

        David L. Solomon, age 55, was appointed to the board of directors on June 1, 2015. Mr. Solomon is a founder and Managing Director of Meritage Funds, a Denver-based manager of private investment funds. Previously, he served as Chief Executive Officer and Executive Chairman of NuVox

Communications, Inc., a company that under his leadership grew from annual revenue of less than $200,000 to over $530 million and that was acquired by Windstream in 2010 in a transaction that valued NuVox at approximately $643 million. A Certified Public Accountant (inactive status) with a strong operational and financial background, Mr. Solomon served as Executive Vice President and Chief Financial Officer at Brooks Fiber Properties ("Brooks") immediately following its formation in 1993 until its sale to MCI/WorldCom in 1998 for $3.4 billion. As Chief Financial Officer at Brooks, Mr. Solomon led numerous private and public debt and equity transactions, including Brooks' initial public offering. Mr. Solomon worked in the audit practice of KPMG from 1981 until he joined Brooks. When Mr. Solomon departed KPMG he was a Partner in the audit practice. In connection with Mr. Solomon's responsibilities at Meritage Funds, he currently serves as a board member of several private companies. Mr. Solomon is a member of the American Institute and Tennessee Society of CPAs, and serves on the board of Trustees for his alma mater, Lipscomb University in Nashville, Tennessee.

        Mr. Solomon's financial, accounting and management expertise gained through his long tenure as a senior executive in the telecommunications industry qualifies him to serve on our board of directors and to serve as chair of the Compensation Committee. As a result of his extensive management experience, Mr. Solomon has a deep understanding of corporate planning, risk management, executive compensation and capital markets, which are an invaluable asset to our board of directors.

        Mark A. Wallace, age 58, has served as the Senior Vice President—Chief Financial Officer and Treasurer of CS&L since April 1, 2015. Mr. Wallace previously served as Managing Director of Fortress Investment Group LLC (NYSE: FIG) and affiliates from May 2014 to December 2014, and served as the Chief Financial Officer and Treasurer of New Senior Investment Group (NYSE: SNR), a publicly-traded REIT managed by Fortress from October 2014 until December 2014. Mr. Wallace was previously the Senior Vice President, Chief Financial Officer and Treasurer of Westwood Holdings Group, a Dallas based asset management firm which he joined in November 2012. Mr. Wallace served as Chief Financial Officer of Leading Edge Aviation Services, Inc., a privately-held aerospace services company, from September to November 2012, as a financial consultant to a private telecommunication services company from May 2011 to August 2012 and as Chief Financial Officer of Westcore Properties, a private real estate firm, from August to December 2010. Mr. Wallace served as EVP—Chief Financial Officer & Treasurer of HCP, Inc., an S&P 500 healthcare REIT, from March 2004 until March 2009, where his responsibilities included capital markets, SEC reporting, technology, taxes, acquisition evaluation and integration, and financial planning and analysis. He was Chair of the Operating Committee of HCP, and served on both the Executive and Investment Committee. Mr. Wallace's experience includes private and publicly-traded NYSE real estate and industrial companies including Titanium Metals Corporation, Tremont Corporation, Valhi, Inc. and 11 years with Arthur Andersen LLP. Mr. Wallace has a bachelor's degree in business administration from Texas Tech University and an MBA from Colorado State University. He is a Certified Public Accountant in Texas.

Family Relationships

        There are no family relationships among any of our directors or executive officers.

Composition of our Board of Directors

        The number of directors that serve on the board of directors is currently set at four and may be fixed from time to time by the board of directors in the manner provided in the Company's bylaws. Our charter provides that our board of directors shall consist of not less than two and not more than nine directors as the board of directors may from time to time determine. Each director will be elected for a one year term of office. In accordance with the Company's bylaws and Maryland law, each director holds office until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification or removal.

Director Independence

        Our board of directors has affirmatively determined that all of the Company's non employee directors, Mr. Frantz, Ms. Banner and Mr. Solomon, are independent directors under NASDAQ listing standards. In making this determination, the board of directors reviewed the non employee directors' relationships, if any, with CS&L, and determined that there are no relationships which would impair any non employee director's ability to exercise independent judgment in carrying out his or her responsibilities as a director.

Committees of the Board of Directors

        The standing committees of our board of directors are the Audit Committee, Compensation Committee and Governance Committee. Each of the Audit, Compensation and Governance Committee has a written charter and is comprised entirely of directors whom the board of directors has determined are independent under applicable NASDAQ listing standards. A brief description of the functions of the Audit, Compensation and Governance Committee is set forth below.

Audit Committee

        Our Audit Committee consists of Ms. Banner, as chair, Mr. Frantz and Mr. Solomon. Our board of directors has determined that each of Ms. Banner, Mr. Frantz and Mr. Solomon is an "audit committee financial expert," as defined by the rules of the SEC.

        Our board of directors has adopted an Audit Committee Charter. The Audit Committee Charter defines the Audit Committee's primary duties to include, among other things:

  •
  managing both the external and internal audit processes;

  •
  establishing procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters;

  •
  overseeing and interacting with our independent auditors regarding the auditor's engagement and/or dismissal, duties, compensation, qualifications and performance;

  •
  reviewing and discussing with our independent auditors the scope of audits and our accounting principles, policies and practices;

  •
  reviewing and discussing our audited financial statements with our independent auditors and management;

  •
  monitoring the ongoing review of the Company's systems of disclosure controls and procedures; and

  •
  reviewing and approving (or disapproving) related party transactions.

Compensation Committee

        Our Compensation Committee consists of Mr. Solomon, as chair, Mr. Frantz and Ms. Banner. Our board of directors has adopted a Compensation Committee Charter, which sets forth the Compensation Committee's primary duties, including, among other things:

  •
  making recommendations to the board of directors with respect to the Company's overall compensation philosophy;

  •
  overseeing the administration of the Company's compensation and benefit plans and programs;

  •
  reviewing and approving, or recommending to the board of directors for approval, the compensation for our senior executives; and

  •
  assisting in the Company's compliance with the regulations of the SEC regarding executive compensation disclosure.

Governance Committee

        Our Governance Committee consists of Mr. Frantz, as chair, Ms. Banner and Mr. Solomon. Our board of directors has adopted a Governance Committee Charter, which defines the Governance Committee's primary duties, including, among other things:

  •
  establishing and reviewing the criteria for the skills and characteristics required for our board of directors;

  •
  identifying individuals qualified to become directors consistent with the committee's membership criteria;

  •
  recommending director nominees for approval by the board of directors and election by the Company's shareholders;

  •
  reviewing the Company's Corporate Governance Guidelines;

  •
  assisting the Chairman of the board of directors with an annual evaluation of the board of directors and the committees of the board of directors; and

  •
  annually, in consultation with the Chairman of the board of directors and the Chief Executive Officer, reviewing management succession plans.

Other Committees

        Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Compensation Committee Interlocks and Insider Participation

        None of our directors have interlocking or other relationships with other boards of directors, compensation committees or our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

Board Leadership Structure

        The roles of the Chairman of the board of directors and Chief Executive Officer will be performed by separate individuals. The board of directors believes this leadership structure improves the ability of board of directors to exercise its oversight role over management and ensures a significant role for independent directors in the leadership of CS&L. Having an independent Chairman also strengthens CS&L's corporate governance structure by allowing the Chairman to convene executive sessions with independent directors.

Executive Sessions

        CS&L's Corporate Governance Guidelines specify that the independent directors of the board of directors must meet at regularly scheduled executive sessions without management and that the Chairman of the board of directors shall preside at executive sessions of independent directors.

Risk Oversight

        The board of directors has an active role, as a whole and also at the committee level, in overseeing management of the Company's risk. While the board of directors is ultimately responsible for overall risk oversight at our Company, certain of the board of directors' committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee oversees risks relating to financial matters, financial reporting and auditing. The Compensation Committee oversees risks relating to the design and implementation of the Company's compensation policies and procedures.

        The board of directors' discharge of its risk oversight role has not specifically affected the board of directors' leadership structure discussed above. Rather, in establishing the current leadership structure of the board of directors, risk oversight was one factor among many considered. The board of directors will regularly review its leadership structure and evaluate whether it, and the board of directors as a whole, is functioning effectively. If in the future the board of directors believes that a change in its leadership structure is required to, or potentially could, improve the board of directors' risk oversight role, it may make any change it deems appropriate.

Code of Business Conduct and Ethics

        Our Code of Business Conduct and Ethics confirms our commitment to conduct our affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics and seeks to identify and mitigate conflicts of interest between our directors, officers and employees, on the one hand, and CS&L on the other hand. The Code of Business Conduct and Ethics applies to ensure compliance with stock exchange requirements and to ensure accountability at a senior management level for that compliance. We intend that the spirit, as well as the letter, of the Code of Business Conduct and Ethics be followed by all of our directors, officers, employees and subsidiaries. This will be communicated to each new director, officer and employee. Any waiver of our code of ethics with respect to our executive officers and directors may only be authorized by our board of directors.

Director Compensation

        No director compensation was paid by us to the non-employee members of our board of directors during 2014.

        On May 29, 2015, the board of directors adopted a non-employee director compensation program. The Company's non-employee director compensation program consists of (i) an annual cash retainer of $75,000; (ii) a one-time restricted stock grant of $100,000 that vests ratably in equal installments over four years; (iii) an annual restricted stock grant of $100,000 subject to one-year vesting; (iv) an additional annual cash retainer of $75,000 for the chair of the board of directors; (v) annual restricted stock grants of $20,000, $15,000 and $10,000 for the chairs of the board of directors' Audit, Compensation and Governance Committees, respectively, each subject to one-year vesting; and (vi) annual restricted stock grants of $10,000, $7,500 and $5,000 for non-chair members of the board of directors' Audit, Compensation and Governance Committees, respectively, each subject to one-year vesting. On June 1, 2015, the board of directors approved an additional one-time restricted stock grant of $300,000 that vests ratably in equal installments over four years to Mr. Frantz, chairman of the board of directors, in recognition of his efforts as the sole non-employee member of our board of directors during our formation and spin-off from Windstream.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes our current executive compensation program, including determinations regarding the compensation of our executive officers following our spin-off from Windstream. While we expect our approach to executive compensation to evolve over time, our current compensation program includes appropriate salaries, annual bonus opportunities, and long-term incentives, including equity awards that may be awarded under the Communications Sales & Leasing, Inc. 2015 Equity Incentive Plan (the "Equity Plan"). Our executive compensation program is intended to support the following objectives:

  •
  sufficiently provide a high correlation between pay and performance,

  •
  align management's interests with the long-term interests of our stockholders,

  •
  provide competitive compensation and incentives to attract and retain key executives, and

  •
  to not create or encourage unnecessary risk taking.

        To further these objectives, we adhere to the following compensation and corporate governance practices:

What we do	What we do NOT do

•

Align pay with performance by linking a substantial portion of compensation to the achievement of predefined performance metrics that drive stockholder value creation

•

Employ a clawback policy

•

Require compliance with robust stock ownership guidelines

•

Retain an independent compensation consultant

•

Include double trigger change-in-control provisions in equity awards

•

Establish maximum bonus opportunities

•

Prohibit hedging of our common stock and option trading

•

Do NOT provide tax gross-ups in any circumstance

•

Do NOT provide any perquisites for executives

•

Do NOT provide guaranteed bonuses

•

Do NOT utilize single trigger change-in-control provisions in any employment agreements or severance arrangements

•

Do NOT pay dividends on performance-based restricted stock units prior to vesting

•

Do NOT provide discount stock options or stock appreciation rights

2014 Compensation

        The tables following this "Compensation Discussion and Analysis" provide certain summary information concerning the compensation paid by Windstream for the fiscal year ended December 31, 2014 to Jeffery W. Small, our Senior Vice President—Operations, who previously served as Senior Vice President—REIT Corporate Development & Operations; Vice President of Procurement and Carrier Service Delivery for Windstream, and is considered to be a named executive officer of CS&L for 2014. As Kenneth A. Gunderman, our principal executive officer, and other members of our executive management were not employed by and did not receive any compensation from Windstream (or from us) during 2014, they are not included in the tables.

2015 Compensation

        Because we did not have employees during 2014, the amounts and forms of compensation reported in the "Summary Compensation Table" below are not necessarily indicative of the compensation that our executive officers will receive following the Spin-Off. As a result, the following discussion gives information about our 2015 compensation program for our three executive officers, who are: Kenneth A. Gunderman, President and Chief Executive Officer; Mark A. Wallace, Senior Vice

President—Chief Financial Officer and Treasurer; and Daniel L. Heard, Senior Vice President—General Counsel and Secretary.

How We Structured the 2015 Compensation Program

        Compensation Committee.    Our Compensation Committee is comprised of David Solomon, as chair, Francis Frantz and Jennifer Banner. Our board of directors has determined that each member of the Compensation Committee is an independent director under NASDAQ listing standards, a "non-employee director" for purposes of Section 16 of the Exchange Act and an "outside director" as defined in Section 162(m) of the Internal Revenue Code.

        The Compensation Committee oversees and administers our compensation programs, plans and awards for CS&L's directors and executive officers and is primarily responsible for reviewing and approving (or recommending to the board of directors for approval) our compensation policies and the compensation paid to our executive officers. The Compensation Committee's responsibilities are set forth in its written charter and are more fully described in this prospectus under the heading "Management—Committees of the Board of Directors—Compensation Committee."

        With respect to our 2015 compensation program, the Compensation Committee reviewed and approved the compensation opportunities for each of our current executive officers with input from its compensation consultant, Pearl Meyer & Partners ("PM&P"). In approving such compensation, the Compensation Committee focused on a number of objectively quantifiable metrics to evaluate our performance, in addition to elements of individual and strategic performance, as discussed below.

        Management.    Our executive officers worked closely with the Compensation Committee to analyze relevant peer data and to provide input into the compensation program design for 2015. While the Compensation Committee values the judgment and input from our executive officers, and considers their recommendations, the Compensation Committee ultimately retains sole discretion to approve the compensation packages for each executive officer.

        Independent Consultant.    The Compensation Committee has the authority to retain and terminate any compensation consultant, legal counsel or other adviser as it determines appropriate to assist it in the performance of its responsibilities and to approve such consultant's fees and other retention terms. It is the policy of the Compensation Committee that the compensation consultant should not perform any services for us other than services as a consultant to the Compensation Committee.

        Prior to the completion of the Spin-Off, CS&L was a wholly owned subsidiary of Windstream, who engaged PM&P to assist in the design and development of an executive compensation program for CS&L. PM&P was selected because of its experience in assisting both telecommunications companies and other REITs in designing competitive, well-balanced compensation programs that align the interests of management and stockholders.

        Leading up to and following the Spin-Off, Mr. Frantz and members of our management team met with PM&P to begin the process of establishing the executive compensation program for the Company's executive officers for 2015. PM&P was instructed to advise on structuring short- and long-term compensation programs, provide data on current compensation "best practices" and trends in the REIT industry, and to assist with the development of a peer group for use in structuring our 2015 executive compensation program. A description of the process and rationale utilized for selecting our peer group is described below.

        Competitive Market Analysis; Formulation of Peer Group.    In designing our 2015 compensation program, the Compensation Committee, with the assistance of PM&P and senior management, gathered and reviewed information about the compensation program and processes of other publicly traded REITs (the "Peer Group") as an informal "market check" of compensation practices, salary levels, and target incentive levels to determine whether our 2015 compensation program was consistent with market practices and to ensure our executive compensation was set at levels that will attract and motivate qualified executives. In selecting the Peer Group, the Compensation Committee and PM&P considered many factors, focusing particularly on REITs with comparable revenues and enterprise values to CS&L and net-lease REITs that focus on unique market segments or niches and/or employ a similar business model to CS&L. Management assisted PM&P and the Compensation Committee in the process, providing additional REIT- industry insight. Applying these criteria, PM&P recommended, and the Compensation Committee approved, inclusion of the following companies in the Peer Group:

Alexandria Real Estate Equities, Inc.	Gaming and Leisure Properties, Inc.	Realty Income Corporation
BioMed Realty Trust Inc.	Lexington Realty Trust	Retail Properties of America, Inc.
Digital Realty Trust Inc.	Medical Properties Trust Inc.	Spirit Realty Capital, Inc.
DuPont Fabros Technology, Inc.	National Retail Properties, Inc.	W. P. Carey Inc.
EPR Properties	Omega Healthcare Investors Inc.

        The Compensation Committee will review the composition of the Peer Group annually.

        The Compensation Committee reviewed each compensation element and aggregate total direct compensation (the sum of base salary, cash incentives and long-term incentives) for each of our executive officers compared to similarly situated employees of companies in the Peer Group, but did not target compensation to a specific percentile of the market data. The Compensation Committee set compensation levels for each executive officer on the basis of several factors, including, the Peer Group data, the executive's experience, performance, internal pay equity, scope of responsibilities and specific skills, together with his ability to impact business results, or other business conditions. While the Compensation Committee believes compensation paid by other companies is an important consideration and used the Peer Group data as an input in developing base salaries, annual short-term cash incentive targets and long-term equity incentive awards for our executive officers, such data was not the primary factor in the Compensation Committee's decision- making process.

Elements of 2015 Compensation

        Annual Base Salaries.    All of our executive officers were hired during 2015 in connection with preparation for the Spin-Off. Their initial base salaries were primarily based on individual negotiations in the recruitment process and took into account the executive's position, responsibilities, personal expertise and experience, internal pay equity, and the Peer Group data. The Compensation Committee views base salary as the fixed compensation that is paid for ongoing performance throughout the year and that is required to attract, retain, and motivate qualified executives. The executive officers' base salaries are subject to annual review and adjustment. As an executive's responsibilities and ability to affect the financial results of the Company increase, base salary becomes a smaller component of total compensation and long-term, equity-based compensation becomes a larger component, further aligning his interests with those of our stockholders. For 2015, the executive officers' annualized base salaries are as follows:

Name	Base Salary
Kenneth A. Gunderman	$700,000
Mark A. Wallace	$400,000
Daniel L. Heard	$350,000

        Based on PM&P's market pay analysis, base salaries were within a competitive range (+/–10%) of the 50th percentile of the Peer Group data.

        Short-Term Incentive Plan.    On May 29, 2015, the Compensation Committee approved the Communications Sales & Leasing, Inc. 2015 Short-Term Incentive Plan (the "Cash Incentive Plan"), which is administered by the Compensation Committee. The Cash Incentive Plan permits the

Compensation Committee to award and pay performance-based cash bonuses to our executive officers upon the attainment of criteria set forth in the Cash Incentive Plan. The Cash Incentive Plan is designed to reward and motivate the Company's executive officers to achieve performance goals that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the executive officers' interests with those of the Company's stockholders.

        For 2015, the Compensation Committee approved the following threshold, target and maximum award opportunities, expressed as a percentage of base salary, that the executives are eligible to receive under the Cash Incentive Plan:

	2015 Short-Term Incentive Plan Payout Opportunities (as a percentage of base salary)
Name	Threshold	Target	Maximum
Kenneth A. Gunderman	75%	150%	225%
Mark A. Wallace	50%	100%	150%
Daniel L. Heard	50%	100%	150%

        Awards for fiscal 2015 will be tied to the Company's achievement of (i) a threshold level of normalized Adjusted Funds from Operations ("AFFO") for the period from April 27, 2015 to December 31, 2015 (the "Performance Period") and (ii) performance-related corporate goals, consisting of:

  •
  Corporate development and investments

  •
  Capital market transactions

  •
  Stakeholder engagement

  •
  Organizational development

  •
  Corporate governance

  •
  Spin-off completion and initial financing

        No payout will be made if the Company's AFFO is less than $250 million for the Performance Period. Payouts up to the target or maximum (for superior performance) levels may be made, if at all, based upon the Compensation Committee's qualitative assessment of the level of achievement of the performance-related corporate goals listed above.

        The Compensation Committee selected the performance measures discussed above to motivate the executive officers to achieve certain Company growth objectives that we believe are most likely to increase stockholder value in 2015 as we begin to execute on our business plan and growth strategy as an independent, publicly-traded company. The Compensation Committee believes the interplay of these key financial and operational performance metrics incentivize our executives to deliver financial results and to execute our growth strategy, which the Compensation Committee believes will foster long-term success for CS&L.

        The Compensation Committee selected AFFO because it is a key supplemental measure used industry-wide by analysts, investors and other interested parties to evaluate a REIT's operating performance. FFO is a common measure of operating performance for REITs because it excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. A REIT's FFO and AFFO can have a significant impact on the trading price of its common stock and, therefore, its total stockholder return. We define AFFO as FFO excluding (i) noncash revenues and expenses such as stock-based compensation expense, amortization of debt discounts, amortization of deferred financing costs, amortization of intangible assets, and straight line rental revenue and (ii) the impact, which may be recurring in nature, of the following items: acquisition and transaction related expenses, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, changes in the fair value of contingent consideration and financial instruments, and other similar items.

        The other corporate goals for the Cash Incentive Plan established by the Compensation Committee represent key elements in the execution of the Company's business plan and growth strategy in 2015, which are not necessarily captured in AFFO described above. The Compensation Committee, in consultation with the board of directors and management, set these goals for each executive officer, tailored to the executive's specific role within and expected contribution to CS&L.

        Equity Compensation.    Our Equity Plan permits us to make grants of equity awards to our employees, including our executive officers. We expect to make equity grants to our executive officers as part of our annual compensation program to align their long-term interests with those of stockholders and to maintain the competitiveness of the total compensation package.

        To date during 2015, we have granted time-based restricted stock and performance-based restricted stock units ("RSUs") to our executive officers. The Compensation Committee has elected to grant awards of restricted stock and performance-based RSUs instead of other equity awards such as stock options because it believes for a REIT, which pays a large portion of its annual earnings to stockholders in the form of dividends, restricted stock and performance-based RSUs (that accrue a dividend equivalent that is paid in cash when and to the extent the underlying RSUs vest) better align the interests of our executive officers and stockholders. The Compensation Committee also views restricted stock and performance-based RSUs as being more effective than stock options in enhancing employee retention and managing equity plan dilution. As a result, the Compensation Committee believes that our desired compensation objectives are better achieved by awarding restricted stock and performance-based RSUs.

        As part of the recruitment hiring process for each executive officer, we made the following initial sign-on equity grants in the form of restricted stock that will vest in full in 2018:

Name	# of Restricted Shares
Kenneth A. Gunderman	94,836
Mark A. Wallace	18,064
Daniel L. Heard	12,645

        In addition, as part of our annual equity grant program, we made the following equity grants to each of our executive officers, of which (i) 50% was in the form of performance-based RSUs that are eligible for vesting in April 2018 if we meet specified performance goals, as further described below, and (ii) 50% was in the form of time-based restricted stock that vests in three equal installments on March 31 of each year, beginning on March 31, 2016.

Name	# of Restricted Shares	# of Performance- Based RSUs (at Target)
Kenneth A. Gunderman	47,418	47,420
Mark A. Wallace	7,226	7,226
Daniel L. Heard	6,323	6,324

        The actual amount of the performance-based RSUs that may be earned and become vested will be between 0% and 150% of the target amount, depending on our achievement of relative total shareholder return ("TSR") over a three-year period. In measuring our relative TSR, 50% will be weighted to our performance against the MSCI US REIT Index (measured in basis points), and 50% will be weighted to our performance against the Peer Group (measured by percentile ranking). Specifically, the metrics for the three-year performance cycle ending April 27, 2018 are:

Performance Criteria	Weight	Threshold	Target	Maximum
TSR relative to TSR of the MSCI US REIT Index	50%	0 basis points	+250 basis points	+500 basis points
TSR position within the Peer Group	50%	33rd percentile	50th percentile	75th percentile

        Threshold, target and maximum performance will result in the executive officers earning 50%, 100% or 150% of the target number of performance-based RSUs associated with each component, with linear interpolation between specified levels. No performance shares are earned for below-threshold performance, and payout is capped at 150% of target even if performance exceeds the maximum goal.

        While the Cash Incentive Plan is designed to incentivize our executive officers to achieve specific near-term financial and operational performance goals, the Equity Plan's long-term incentive opportunity is designed to focus our executive officers on our long-term performance by increasing their stock ownership in us, while encouraging long-term dedication to us and operating as a retention mechanism. The Compensation Committee believes that a high level of equity compensation motivates executives to increase our long-term value by aligning a significant portion of their total compensation with the interests of our stockholders. The Compensation Committee further believes that equity compensation is a critical tool in attracting and retaining qualified executives that we believe are integral to our success.

        Other Benefit Plans.    Our executive officers are entitled to receive health, welfare, life insurance and retirement benefits from CS&L. Our retirement benefits are provided in the form of a 401(k) plan.

        Severance and Change in Control Provisions.    We have entered into agreements with our executive officers that provide for severance benefits upon qualifying termination events, including enhanced severance if the termination occurs in connection with a change in control. These agreements are described below under "Potential Payments Upon Termination Or Change In Control." We believe the arrangements are reasonable and were an important part of the recruitment and expected long-term retention of our executive management team.

        Clawback Policy.    We maintain a clawback policy ("Clawback Policy") that may require an executive officer to repay or forfeit certain compensation in the event that our financial statements become subject to restatement and the Audit Committee determines (i) that fraud caused or significantly contributed to the need for the restatement, regardless of whether the executive officer engaged in such conduct, (ii) that the compensation was based on the achievement of financial results that were the subject of the restatement and would have been lower had the financial results been properly reported and (iii) that it is in the best interests of us and our stockholders for the executive officer to repay or forfeit the compensation. The Clawback Policy applies to annual or short-term incentive compensation, performance-based restricted stock, and other performance-based compensation, in each case granted or awarded during the three fiscal years preceding the restatement, and any other compensation as the Audit Committee of our board of directors may designate as subject to the Clawback Policy.

Stock Ownership Guidelines

        We believe that share ownership by our directors and senior officers helps to align their interests with our stockholders' interests. We have adopted minimum stock ownership guidelines applicable to our directors and executive officers. Directors who are not executive officers are expected to maintain beneficial ownership of shares of our common stock valued at $500,000. Our executive officers are expected to maintain beneficial ownership of shares of our common stock with a value equal to the following:

Officer	Ownership Level
Chief Executive Officer	five times base salary
Other Officers	three times base salary

        Directors and executive officers have a transition period of four and three years, respectively, from their initial election (or from the first annual meeting of stockholders following their election) to meet the applicable ownership guidelines and, thereafter, one year (measured from the date of each annual meeting) to meet any increased ownership requirements resulting from changes in stock price, annual retainer, annual base salary, or applicable ownership levels occurring since the initial deadline. During the transition period and until the director or officer satisfies the specified ownership levels, the guidelines require that each officer and director retain 100% of the shares received, net of tax payment obligations, upon the vesting of any stock or equity awards granted to such director or officer. For the purposes of the guidelines, unvested shares or units of restricted stock are considered to be owned.

        Pursuant to the stock ownership guidelines, the initial ownership guideline amount for each of our directors and executive officers will be determined at the 2016 annual meeting of stockholders, and the directors and executive officers will have until the 2020 and 2019 annual meetings of stockholders, respectively, to meet the ownership guidelines.

Risk Considerations in our Overall Compensation Program

        The Compensation Committee has assessed the risks that could arise from our compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a material adverse effect on us. To the extent that our compensation programs create a potential misalignment of risk incentives, the Compensation Committee believes that it has adequate compensating controls to mitigate against the potential impact of any such misalignment. These compensating controls include robust stock ownership guidelines, the Clawback Policy, and a three-year vesting cycle for equity-based compensation.

Summary Compensation Table

        The following table provides certain summary information regarding compensation from Windstream Holdings to Jeffery W. Small as of December 31, 2014. None of our other executive officers were employed by or received compensation from Windstream Holdings or us during 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jeffery W. Small	2014	$198,069	—	$199,993	—	$31,572	—	$9,859	(4)	$439,493
Windstream-SVP—REIT Corporate Development & Operations; Vice President of Procurement and Carrier Service Delivery(1)

(1)
Mr. Small became Senior Vice President—Operations of CS&L at the time of the Spin-Off.

(2)
Represents the value of 24,999 restricted shares of Windstream Holdings common stock calculated using the closing stock price of Windstream Holdings common stock on the grant date ($8.18). The shares vest in three annual installments generally subject to continuous employment.

(3)
Represents payouts associated with Windstream's Management Incentive Compensation Plan. The payout was subject to the attainment of certain Windstream quarterly and annual financial objectives during 2014.

(4)
Consists of imputed life insurance of $165, company contributions to 401(k) defined contribution plan of $9,094 and cell phone allowance of $600.

Grants of Plan-Based Awards

        The following table provides certain summary information concerning grants of awards by Windstream Holdings to Jeffery W. Small as of December 31, 2014. None of our other executive officers received any awards during 2014.

					All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jeffery W. Small	3/6/2014	—	—	—	24,449	$199,993

Outstanding Equity Awards At Fiscal Year-End

        The following table provides certain summary information concerning outstanding Windstream Holdings equity awards held by Jeffery W. Small as of December 31, 2014. Our other executive officers did not hold any Windstream Holdings equity awards as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested($)
Jeffery W. Small	—	—	—	—	34,210	(2)	$281,890	—	—

(1)
The market value of shares or units of stock that have not vested was calculated using the closing stock price of Windstream Holdings common stock of $8.24 per share on December 31, 2014.

(2)
The number of shares or units of stock held by Mr. Small that have not vested as of December 31, 2014 includes 5,513 shares that vested in full on February 15, 2015, 8,150 shares that vested in full on March 1, 2015, 4,247 shares that vest in full on February 15, 2016, 8,150 shares that vest in full on March 1, 2016 and 8,150 shares that vest in full on March 1, 2017.

Option Exercises and Stock Vested

        The following table shows any Windstream options exercised, or stock awards that vested, held by Jeffery W. Small during the year ended December 31, 2014. Our other executive officers did not hold any Windstream Holdings equity awards as of December 31, 2014.

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Jeffery W. Small	—	—	13,663	117,365

Deferred Compensation and Defined Benefit Plans

        There were no deferred compensation or defined benefit plans in place for 2014.

Potential Payments Upon Termination Or Change In Control

Employment Agreement with Kenneth Gunderman

        Effective as of February 12, 2015, we entered into an Employment Agreement with Kenneth Gunderman (the "Employment Agreement") pursuant to which Mr. Gunderman serves as our Chief Executive Officer and President and a member of our board of directors. The original term of the Employment Agreement runs through December 31, 2018, unless earlier terminated, and it will automatically renew for successive one-year intervals after 2018 unless either party gives the other at least 90 days' notice. The Employment Agreement provides Mr. Gunderman a base salary of no less than $700,000 per year (subject to periodic review and increase) and provides further that he is eligible to participate in any annual compensation plans as may be implemented with a target bonus equal to 150% of his then base salary. The target bonus may be increased to 200% of the then base salary at the discretion of the Compensation Committee.

        Pursuant to the Employment Agreement, following the consummation of the Spin-Off, we granted Mr. Gunderman a time-based restricted stock award with a grant date value of $2,625,000, which will vest in full on the third anniversary of the Spin-Off. Additionally, we granted Mr. Gunderman restricted stock with a grant date value of $2,625,000; which consisted of 50% performance-based restricted stock units and 50% time-based restricted stock vesting in three equal installments on March 31 of each year, beginning on March 31, 2016. Mr. Gunderman is further entitled to receive health, welfare and retirement benefits from CS&L.

        The Employment Agreement provides that should Mr. Gunderman's employment be terminated during the term of the Employment Agreement by his death or disability, by the Company for "cause" (as defined in the Employment Agreement) or by Mr. Gunderman without "good reason" (as defined in the Employment Agreement), then we will pay to Mr. Gunderman his base salary and any accrued vacation pay through the date of termination and any amount payable under any incentive compensation plan with respect to the measuring period ending immediately prior to the measuring period during which the termination occurs, in each case to the extent not already paid.

        In the event we terminate Mr. Gunderman's employment during the term of the Employment Agreement and following the Spin-Off without cause or Mr. Gunderman terminates his employment for good reason, then we will pay to Mr. Gunderman a lump-sum severance benefit equal to two times his annual base salary (in addition to any other amounts already due and owing). If Mr. Gunderman is terminated without cause or he terminates his employment with CS&L for good reason, in each case within two years of a "change in control" of CS&L (as defined in the Employment Agreement), then we will pay to Mr. Gunderman, in a lump sum, the following amounts (in addition to any other amounts already due and owing): (i) a pro-rata annual bonus for the year of termination at target; (ii) a severance benefit equal to two times the sum of (x) the higher of his annual base salary in effect prior to the change in control or his annual base salary in effect prior to his termination and (y) the higher of his annual target bonus in effect prior to the change in control or his target annual bonus in effect prior to his termination; and (iii) an amount equivalent to the cost of two-years' health and dental insurance continuation. No severance payable following a change in control is subject to gross-up for golden parachute excise taxes, and the severance payable to Mr. Gunderman will be reduced to the amount that is not subject to such taxes if doing so would result in a greater after-tax payment to him. In any event, any severance payable to Mr. Gunderman will be subject to his execution of a release of claims, and the Employment Agreement also imposes one-year post-termination noncompetition/nonsolicitation obligations.

Severance Agreements with Mark A. Wallace and Daniel Heard

        We have entered into a Severance Agreement with each of Mr. Wallace and Mr. Heard, the term of which continues until the earliest of (i), prior to a change in control, the date of termination determined in accordance with the Severance Agreement or June 1, 2018, or (ii), after a change in control, the Company's performance of its obligations under the Severance Agreement if a payment trigger has occurred or the expiration of the period for a payment trigger to occur if such expiration occurs after June 1, 2018.

        The Severance Agreement provides that should the executive officer's employment be terminated: (i) whether due to his death or disability, by the Company for cause, or by him with or without good reason, the Company must pay to the executive officer his base salary and any accrued vacation pay through the date of termination in a lump sum within thirty days, to the extent not already paid; or

(ii) by the Company without cause and such termination does not occur at the same time or within two years following a change in control of the Company, the Company must pay, in lieu of any other post-termination benefits, (x) the executive officer's annual base salary and any accrued vacation pay through the date of termination in a lump sum within thirty days, to the extent not already paid, and (y) an amount no less than his annual base salary in effect on the date of termination in equal installments over a period of one year.

        Should the executive officer's employment be terminated by the Company without cause or by him with good reason and such termination occurs at the same time as or within two years following a change in control of the Company, the Company must pay to the executive officer the following:

  •
  his base salary and any accrued vacation pay through the date of termination;

  •
  any incentive compensation that has been awarded to him for the completed fiscal year or other completed measuring period prior to the date of termination but not yet paid to him;

  •
  an amount equal to the annual incentive target in effect prior to the payment trigger pro-rated through the date of termination, reduced by any amount paid or payable for the fiscal year during which the date of termination occurs;

  •
  an amount equal to two times the sum of: (x) the higher of (1) his annual base salary immediately prior to the change in control and (2) his annual base salary in effect immediately prior to the payment trigger and (y) the higher of (1) his annual incentive target in effect immediately prior to the change in control and (2) his annual incentive target in effect immediately prior to the payment trigger;

  •
  his health and dental insurance benefits for twenty-four months; and

  •
  certain outplacement services.

        The Company will pay or provide the foregoing in the manner set forth in the Severance Agreement.

        In the event that certain payments or benefits under the Severance Agreement would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, then such payments or benefits may be reduced in the manner set forth in the Severance Agreement.

        The Company is only obligated to pay or provide, or continue to pay and provide, benefits in the event of a payment trigger to the extent that the executive officer executes a waiver and release in the form set forth in the Severance Agreement and otherwise remains in compliance with certain covenants set forth therein. The Severance Agreement includes one year post-termination non-disclosure, non-compete and non-interference covenants.

Equity Awards

        Our restricted stock awards and performance-based RSUs granted to our executive officers provide for pro-rated vesting if the holder is terminated without cause, or resigns for good reason, before the vesting date. For the performance-based RSUs, the award will not vest until the end of the performance period and the amount will depend on our actual achievement of the specified performance goals for the entire performance period. If such termination occurs within two years following a change in control, all restricted stock awards and performance-based RSUs will become fully vested (at target level for the performance-based RSUs).

Equity Plan

        We have adopted the Equity Plan, under which 6,000,000 shares of our common stock may be issued or transferred.

Description of the Equity Plan

        The following is a description of the material provisions of the Equity Plan.

        Equity Plan Administration.    The Compensation Committee will administer the Equity Plan, or may delegate its authority to do so as described below, except that all authority with respect to awards, or the making of awards, to non-employee directors under the Equity Plan rests exclusively with our board of directors, not with the Compensation Committee. In our board of directors' sole discretion, or in the absence of the Compensation Committee, our board of directors may determine to administer the Equity Plan. The Compensation Committee, or if no Compensation Committee has been appointed, our board of directors, may delegate administration of the Equity Plan to a committee or committees of one or more members of our board of directors. The Compensation Committee may delegate to a subcommittee any of the administrative powers the Compensation Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Equity Plan, as may be adopted from time to time by our board of directors. Our board of directors may abolish, suspend or supersede the Compensation Committee at any time and revest in our board of directors the administration of the Equity Plan. To the extent permitted under applicable law, authority to perform the following responsibilities may also be delegated by resolution to one or more of our officers: to (i) designate employees (other than those employees who are (A) our officers or directors or (B) who beneficially own more than 10% of any class of our equity securities) to be recipients of awards; and (ii) determine the size of such awards. Any officer to whom such authority has been delegated must report to the Compensation Committee periodically regarding the nature and scope of awards granted pursuant to such authority.

        Among other things, the Compensation Committee has the authority to:

  •
  construe and interpret the Equity Plan;

  •
  make rules and regulations relating to the administration of the Equity Plan;

  •
  designate eligible persons to receive awards;

  •
  establish the terms and conditions of awards; and

  •
  make all other determinations necessary or advisable for the administration of the Equity Plan.

        Eligibility.    Our officers, employees, non-employee directors and consultants or any of its subsidiaries or affiliates are eligible to receive awards under the Equity Plan. Non-employee directors may be granted nonqualified stock options, stock appreciation rights, restricted shares, restricted stock units and other share-based awards, but are not eligible to receive grants of incentive stock options, performance shares or performance units.

        Shares Authorized.    Subject to adjustment in the event of certain specified corporate events, including, without limitation, any merger, recapitalization, stock split, reorganization or similar transaction (see "Adjustments" below), the maximum aggregate number of shares available for issuance under the Equity Plan will be 6,000,000 and the maximum number of shares available for issuance under the Equity Plan with respect to incentive stock options will be 2,000,000. Shares subject to or underlying awards that expire or are cancelled or forfeited will again be available for issuance under the Equity Plan. Shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will be counted against the Equity Plan limits and will not be available for issuance in connection with future awards.

        Individual Limits.    The Equity Plan includes the following individual limits: (i) no participant may be granted option rights and stock appreciation rights (whether granted independent of or in tandem with an option right), in the aggregate, for more than 2,000,000 shares of common stock during any calendar year, (ii) no participant may be granted performance shares, restricted shares or restricted stock units specifying management objectives (described below), in the aggregate, for more than 1,000,000 shares of common stock during any calendar year, and (iii) no participant may be granted performance units having an aggregate maximum value in excess of $5,000,000 as of their date of grant during any calendar year.

        Types of Awards.    The Equity Plan provides for the grant of incentive stock options, "non-qualified" stock options, stock appreciation rights, performance units and performance shares, restricted shares, restricted stock units, and other types of incentive awards.

          Options.     Option rights, including both rights that are intended to qualify as incentive stock options under Section 422 of the Code (which may be granted only to our employees) and "non-qualified" stock options, provide the right to purchase shares of our common stock at a price not less than fair market value of our common stock on the date of grant (which date may not be earlier than the date that the Compensation Committee takes action with respect thereto). No option rights may be exercised more than ten years from the date of grant. Each grant must specify the period of continuous employment that is necessary before the option rights become exercisable, and may provide for the earlier exercise of such option rights in the event of the retirement, death or disability of the recipient, or other similar event as approved by the Compensation Committee. The option price is payable at the time of exercise (i) in cash, (ii) by the transfer to CS&L of nonforfeitable, unrestricted shares of our common stock that are already owned by the recipient and have a value at the time of exercise equal to the option price, (iii) with any other legal consideration that the Compensation Committee may deem appropriate or (iv) by any combination of the foregoing methods of payment. Any grant of option rights may provide for deferred payment of the option price from the proceeds of sale through a broker on the date of exercise of some or all of the shares of our common stock to which the exercise relates, or the payment of the option price in installments, subject to compliance with applicable law. Any grant of option rights may specify management objectives that must be achieved as a condition to exercise such rights. The Compensation Committee may, at the date of grant of any "non-qualified" option rights, provide for the payment of dividend equivalents to the recipient on a current, deferred or contingent basis, or may provide that such equivalents be credited against the option price. Successive grants may be made to the same recipient regardless of whether option rights previously granted to him or her remain unexercised.

          Stock Appreciation Rights.     Stock appreciation rights (SARs) represent the right to receive from CS&L an amount, determined by the Compensation Committee and expressed as a percentage not exceeding 100 percent, of the difference between the base price established for such SARs (not less than the fair market value per share of our common stock on the date of grant) and the market value of the common stock on the date the SARs are exercised. SARs can be tandem (granted with option rights to provide an alternative to exercise of the option rights) or free-standing. Tandem SARs may only be exercised at a time when the related option right is exercisable and the spread is positive, and requires that the related option right be surrendered for cancellation. Free-standing SARs may not be exercisable more than ten years from the date of grant. Any grant of SARs may specify that the amount payable by CS&L on exercise of the appreciation right may be paid in cash, in shares of our common stock or in any combination thereof, and may either grant to the recipient or retain in the Compensation Committee the right to elect among those alternatives. Any grant of SARs may provide for the payment of dividend equivalents in the form of cash or shares of our common stock paid on a current, deferred or contingent basis. Each grant must specify the period of continuous employment that is necessary before the SARs become exercisable, and may provide for the earlier exercise of such SARs in the event of the retirement, death or disability of the recipient, or other similar event approved by the Compensation Committee. Any grant of SARs may specify management objectives (as described below) that must be achieved as a condition to exercise such rights.

          Performance Shares and Performance Units.     A performance share is the equivalent of one share of our common stock and a performance unit is the equivalent of $1.00. The recipient of such a performance award will be given one or more management objectives to meet within a specified period. A minimum level of acceptable achievement will also be established by the Compensation Committee. If by the end of the performance period, the specified management objectives have been achieved, then the recipient will be deemed to have fully earned the performance shares or performance units. If the management objectives have not been achieved, but a predetermined minimum level of acceptable achievement has been attained, then the recipient will be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the recipient at the time and in the manner determined by the Compensation Committee in cash, shares of our common stock or any combination thereof. The grant may provide for the payment of dividend equivalents thereon in cash or in shares of our common stock on a current, deferred or contingent basis. The grant may also provide for the earlier termination of the performance period in the event of a change in control of CS&L, the retirement, death or disability of the recipient, or other similar transaction or event approved by the Compensation Committee.

          Restricted Shares.     Restricted shares constitute an immediate transfer of ownership of a specified number of shares of our common stock to the recipient in consideration of the performance of services. Unless otherwise determined by the Compensation Committee, upon grant, the recipient becomes entitled to voting, dividend and other ownership rights in shares of our common stock. The transfer may be made with or without the payment of additional consideration by the recipient. Restricted shares must be subject to a "substantial risk of forfeiture," within the meaning of Section 83 of the Code, for a period determined by the Compensation Committee on the date of the grant, and may provide for the earlier termination of the forfeiture provisions in the event of the retirement, death or disability of the recipient, or other similar event approved by the Compensation Committee. In order to enforce these forfeiture provisions, the transferability of restricted shares is restricted for the period during which such forfeiture provisions apply. Any grant of restricted shares may specify management objectives which, if achieved, will result in the early termination of the restrictions applicable to such shares. Any such grant may also specify in respect of such specified management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified management objectives.

          Restricted Stock Units.     Restricted stock units constitute an agreement to issue or deliver shares of our common stock, pay an amount in cash, or a combination of the two, to the recipient in the future in consideration of the performance of services over a specified period, subject to the conditions established by the Compensation Committee. During the restriction period the recipient may not transfer any rights under his or her award and has no right to vote or receive dividends on the shares of our common stock covered by the restricted stock units, unless the Compensation Committee otherwise authorizes the payment of dividend equivalents with respect to the restricted stock units, in cash or shares of our common stock, on a current, deferred or contingent basis. The Compensation Committee must fix a restriction period at the time of grant, and may provide for the earlier termination of the restriction period in the event of the retirement, death or disability of the recipient, or other similar event approved by the Compensation Committee. Awards of restricted stock units may be made without additional consideration or in consideration of a payment by the recipient that is less than the fair market value per share of our common stock on the date of grant. Any grant of restricted stock units may specify management objectives which, if achieved, will result in the early termination of the restrictions applicable to such restricted stock units. Any such grant may also specify in respect of such specified management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement, of the specified management objectives.

          Other Awards.     Subject to applicable law, the Compensation Committee may, on such terms and conditions as it determines, grant to our officers and other key employees and its subsidiaries and affiliates other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock or factors that may influence the value of such shares (including, without limitation, convertible or exchangeable debt securities or other securities, purchase rights for shares of our common stock, or awards with value and payment contingent upon our performance or our subsidiaries or affiliates performance or other factors determined by the Compensation Committee). Shares of our common stock issued or delivered pursuant to these types of awards will be purchased for such consideration, by such methods and in such forms as the Compensation Committee determines. Cash awards, as an element of or supplement to any other award granted under the Equity Plan, may also be granted. The Compensation Committee may also grant shares of our common stock as a bonus, or may grant other awards in lieu of our or our subsidiary or affiliate's obligations to pay cash or deliver other property under the Equity Plan or under other plans or compensatory arrangements, subject to such terms as are determined by the Compensation Committee.

          Management Objectives/Performance Criteria.     For purposes of awards of performance shares and performance units, and for awards of stock options, stock appreciation rights, restricted shares, restricted stock units and other awards made subject to the achievement of certain performance criteria, the Compensation Committee will establish "management objectives." Management objectives may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant, or of the affiliate, subsidiary, division, department, region or function within CS&L, affiliate or subsidiary in which the participant is employed and may be made relative to the performance of other companies. The Management Objectives applicable to any award to a Covered Employee that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code shall be based on specified levels of or growth in one or more of the following criteria: revenues, weighted average revenue per unit, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to shareholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, funds from operations, adjusted funds from operations, cash flow in excess of cost of capital, operating margin, operating expenses, gross expense management, profit margin, contribution margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals (e.g., opening of new offices in new geographic areas) cost targets, customer satisfaction, gross or net additional customers, average customer life, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. Management Objectives may be stated as a combination of the listed factors. If the Compensation Committee determines that a change in our business, operations, corporate structure or capital structure, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Compensation Committee may, at its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a Covered Employee to the extent that such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

        Change in Control.    The Compensation Committee may provide, in an evidence of award or other award agreement, for the accelerated vesting of award(s) made under the Equity Plan in the event of a change in control of CS&L, or other similar transaction as approved by the Compensation Committee; provided that, except with respect to performance shares and performance units as described above, no award will vest or become exercisable early solely as a result of a change in control of CS&L.

        Adjustments.    The Compensation Committee shall make or provide for such adjustments in the numbers of shares of common stock covered by outstanding option rights, stock appreciation rights, performance shares, restricted stock units and other share-based awards, in the option price and base price provided in outstanding options and stock appreciation rights, and in the kind of shares covered thereby, as the Compensation Committee in its discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants that would otherwise result from: (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure; (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Compensation Committee may provide in substitution for any or all of the outstanding awards under the Equity Plan such alternative consideration (or no consideration) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. The Compensation Committee may also make or provide for such adjustments in the number of shares available under the Equity Plan, the various sub-limits described above, the number of shares and price per share applicable to any outstanding award, and other share limitations contained in the Equity Plan as the Compensation Committee may determine to reflect any transaction or event described above.

        Amendments and Miscellaneous.    The Equity Plan may be amended by our board of directors, but any amendment that must be approved by our stockholders in order to comply with applicable laws or stock exchange rules will not be effective unless and until such approval has been obtained. Our board of directors may amend the Equity Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws and regulations, or in the interpretation of such laws and regulations.

        Where the Compensation Committee has established conditions to the exercisability or retention of certain awards, the Equity Plan allows the Compensation Committee to take action in its discretion at or after the date of grant to adjust such conditions in certain circumstances, including in the case of the death, disability or retirement of a participant.

        Except with respect to adjustments made in connection with a corporate transaction (see "Adjustments" above) neither our board of directors nor the Compensation Committee may, without the further approval of our stockholders, authorize the amendment of any outstanding option right or appreciation right to reduce the option price or base price. No option right or appreciation right may be cancelled and replaced with award(s) having a lower option price or base price, respectively, without further approval of our stockholders.

        To the extent consistent with Section 409A of the Code, the Compensation Committee may permit participants to elect to defer the issuance or delivery of shares of common stock or the settlement of awards in cash under the Equity Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Equity Plan. The Compensation Committee also may provide that deferred issuances or deliveries and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

        The Compensation Committee may provide for special terms for awards to participants who are foreign nationals or who we, or any of our affiliates or subsidiaries outside of the United States of America, employ as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom; provided that no such special terms may include provisions that are inconsistent with the terms of the Equity Plan, unless our board of directors could have amended the Equity Plan to eliminate such inconsistency(ies) without obtaining stockholder approval.

        Termination.    The Equity Plan has a term of 10 years from the date of its approval by our board of directors and no awards may be made under the Equity Plan following the expiration of such 10 year period. Notwithstanding the expiration of the Equity Plan, all grants made on or prior to the expiration of the Equity Plan will remain in effect thereafter in accordance with their terms and the terms of the Equity Plan.

        Section 162(m) of the Code.    Section 162(m) of the Code generally limits to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a public company's chief executive officer or any of its three next-highest-paid executive officers (other than the principal financial officer). Performance-based compensation is not subject to the limits on deductibility of Section 162(m) of the Code, provided that such compensation meets certain requirements, including stockholder approval of material terms of compensation. Thus, if the Equity Plan, including the list of performance criteria available under the Equity Plan for application to certain types of awards, is approved by stockholders, and other conditions of Section 162(m) of the Code are satisfied, the Committee may determine to grant compensation under the Equity Plan intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of our common stock, as of June 23, 2015, by:

  •
  each of our directors;

  •
  our sole named executive officer for 2014;

  •
  our current executive officers;

  •
  all of our current directors and executive officers as a group; and

  •
  each other person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

        The percentages in the tables below are based on 149,827,214 shares of common stock outstanding as of June 23, 2015.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise noted, the persons and entities in these tables have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Communications Sales & Leasing, Inc., 10802 Executive Center Drive, Benton Building Suite 300, Little Rock, Arkansas 72211.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Shares of Common Stock Beneficially Owned
Jennifer S. Banner	6,422		*
Francis X. Frantz	156,303	(1)	*
Kenneth A. Gunderman	142,254		*
Daniel L. Heard	18,968		*
Jeffery W. Small	6,643		*
David L. Solomon	6,369		*
Mark A. Wallace	25,290		*

All current directors and executive officers as a group (six persons)	355,606		*

Windstream Services, LLC	29,385,064	(2)	19.6%
4001 Rodney Parham Rd. Little Rock, AR 72212

*
Indicates less than 1%.

(1)
Includes 140 shares held in trust for the benefit of Mr. Frantz's spouse and children. Mr. Frantz's spouse is the trustee of the trust. These shares are deemed beneficially owned under SEC rules, but Mr. Frantz disclaims beneficial ownership.

(2)
For a description of certain voting arrangements relating to the shares of our common stock retained by Windstream, see "Our Current Relationship with Windstream—Stockholder's and Registration Rights Agreement."

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship between Windstream and CS&L

        CS&L and Windstream operate separately, each as an independent, publicly-traded company. In connection with the Spin-Off, Windstream retained a passive ownership interest of approximately 19.6% of our common stock. Windstream has informed us that it intends to dispose of all of its shares of CS&L common stock opportunistically (in exchange for debt of Windstream Services) during a twelve-month period following the Spin-Off, subject to market conditions, to retire debt, including the concurrent offering of common stock held by Windstream Services being conducted pursuant to a demand from Windstream Services under this agreement. For a more detailed description of the offering, see the section entitled "The Spin-Off and Related Transactions—The Debt-for-Equity Exchange."

        To govern our relationship after the Spin-Off, CS&L and Windstream entered into certain agreements prior to the Spin-Off, including, among others: the Separation and Distribution Agreement; the Master Lease; the Recognition Agreement; the Tax Matters Agreement; the Transition Services Agreement; the Employee Matters Agreement; the Wholesale Master Services Agreement; the Master Services Agreement; the Intellectual Property Matters Agreement; the Reverse Transition Services Agreement and the Stockholder's and Registration Rights Agreement. See "Our Current Relationship with Windstream."

        The current Chief Financial Officer and Treasurer of Windstream (Bob Gunderman) is the brother of our Chief Executive Officer (Kenneth Gunderman).

Procedures for Approval of Related Party Transactions

        Our board of directors adopted a policy regarding the approval of any related party transaction, which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a "related person" (as defined under SEC rules) has a direct or indirect material interest. Under the policy, management is responsible for identifying any proposed related person transaction and providing information to the Audit Committee of the board of directors to allow the Committee to review and determine whether to approve the transaction. Based on the Audit Committee's consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction and will generally approve only those transactions that are commercially reasonable and in, or are not inconsistent with, the best interests of CS&L. If we become aware of an existing related party transaction that has not been pre-approved under this policy, the transaction will be referred to our Audit Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related party transaction to recuse himself or herself from any consideration of such related party transaction.

 POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of our policies with respect to investments, financing and certain other activities. These policies may be amended and revised from time to time at the discretion of our board of directors without a vote of our shareholders. However, any change to any of these policies would be made by our board of directors only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if our directors believe, in the exercise of their business judgment, that it is advisable to do so and in our shareholders' best interests.

Investments in Real Estate or Interests in Real Estate

        We conduct a substantial amount of our investment activities through the Operating Partnership, CSL National, LP, and its subsidiaries. Our overall investment objectives are to increase cash flow, provide quarterly cash dividends, maximize the value of our assets and acquire assets with cash flow growth potential. We will employ what we believe to be a disciplined, opportunistic acquisition strategy with a focus on the acquisition of communications distribution systems. We have not established a specific policy regarding the relative priority of our investment objectives. We currently lease all of our properties (other than our Consumer CLEC Business) to Windstream pursuant to the Master Lease which requires Windstream to bear all of the costs, subject to certain limited caveats as set forth in the lease, associated with the property. We expect to pursue our investment objectives through the ownership of properties by our subsidiaries, but may also make investments in other entities, including joint ventures.

        In the future, we have the potential to diversify into other communications assets such as data centers and wireless towers. While our current distribution systems are more heavily weighted in the eastern United States, over time we intend to acquire distribution systems in other geographic areas throughout the United States. As we acquire additional distribution systems we expect to enter into triple-net leases with other communication service providers. We intend to engage in such future investment activities in a manner that is consistent with requirements applicable to REITs for U.S. federal income tax purposes. Provided we comply with these requirements, however, there are no limitations on the percentage of our assets that may be invested in any one real estate asset.

        We may enter into joint ventures from time to time, if we determine that doing so would be the most effective means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring properties, or a combination of these methods. Any such financing or indebtedness will have priority over our equity interest in such property. We intend to make investments in such a way as to not be treated as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

        We do not have a specific policy as to the amount or percentage of our assets which will be invested in any specific property or leased to any particular operator, but anticipate that our real estate investments will continue to be diversified geographically. Currently, our properties are located in 29 different states across the continental United States.

        From time to time, we may make investments or agree to terms that support the objectives of our operators without necessarily maximizing our short-term financial return, which may allow us to build long-term relationships and acquire properties otherwise unavailable to our competition. We believe these dynamics create long-term, sustainable relationships and, in turn, profitability for us.

Purchase, Sale and Development of Properties

        From time to time, we may engage in strategic development opportunities. These opportunities may involve replacing or renovating properties in our portfolio that have become economically obsolete or identifying new sites that present an attractive opportunity and complement our existing portfolio.

        Pursuant to the terms of the Master Lease, we are subject to certain non-compete provisions, which, during the term of the lease, limit our ability to construct fiber, copper, coaxial and fixed wireless distribution assets in territories where Windstream is both an ILEC and where the distribution system is subject to the Master Lease. These ILEC exchange areas are located in primarily rural areas within 13 states (Arkansas, Georgia, Kentucky, Ohio, Iowa, Alabama, North Carolina, Oklahoma, Texas, Florida, Missouri, Mississippi, and New Mexico). All strategic development opportunities will be conducted in accordance with the terms of the Master Lease.

Investments in Real Estate Mortgages

        While we emphasize equity real estate investments in communication distribution systems, we may, at the discretion of our board of directors and without a vote of our shareholders, invest in mortgages and other real estate interests consistent with the rules applicable to REITs. Investments in real estate mortgages are subject to the risk that one or more borrowers may default and that the collateral securing mortgages may not be sufficient to enable us to recover our full investment. We have not invested in, nor do we have any present intention to invest in, real estate mortgages; however, there is no restriction on the proportion of our assets that may be invested in a type of mortgage or any single mortgage or type of mortgage loan.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers

        Subject to gross income and asset requirements necessary for REIT qualification, we may, but do not presently intend to, invest in securities of entities engaged in real estate activities or securities of other issuers (normally partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over such entities. We may acquire some, all or substantially all of the securities or assets of other REITs or entities engaged in real estate activities where such investment would be consistent with our investment policies and the REIT requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests we must meet in order to qualify as a REIT under the Code. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the 1940 Act, and we would generally divest appropriate securities before any such registration would be required.

Financing Policies

        We may employ leverage in our capital structure in amounts that we determine from time to time. Our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, but will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form of our indebtedness. However, we are subject to covenants in the indentures that govern our notes and in our senior secured credit facilities that limit our ability to incur or guarantee indebtedness. We may from time to time modify our leverage profile in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

        To the extent that our board of directors or management determines that it is necessary to raise additional capital, we may borrow under our senior secured credit facilities, issue debt or equity securities, retain earnings (subject to REIT distribution requirements for U.S. federal income tax purposes), assume secured indebtedness, obtain mortgage financing on a portion of our owned properties, engage in joint ventures, issue other types of securities, or employ a combination of these methods.

Investments in Other Securities

        We may, but do not presently intend to, make investments other than as previously described. We may offer shares of our common stock or other equity or debt securities in exchange for cash or property and to repurchase or otherwise re-acquire shares of our common stock or other equity or debt securities in exchange for cash or property. We may issue preferred stock from time to time, in one or more classes or series, as authorized by our board of directors. We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in a manner consistent with the REIT requirements of the Code unless, because of business circumstances or changes in the Code (or the Treasury regulations promulgated thereunder), our board of directors determines that it is no longer in our best interests for us to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an "investment company" under the 1940 Act. Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors in its sole discretion.

Lending Policies

        We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may make loans to third parties. For example, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold, or we may consider making loans to, or guaranteeing the debt of, joint ventures in which we participate or may participate in the future. We may choose to guarantee the debt of certain joint ventures with third parties. Consideration for those guarantees may include fees, long-term management contracts, options to acquire additional ownership and promoted equity positions. We do not currently intend to engage in any significant lending activities. We intend to make investments in such a way that we will not be treated as an "investment company" under the 1940 Act. However, our board of directors may adopt a lending policy without the vote of our shareholders.

Reporting Policies

        We intend to make available to our shareholders annual reports, including our audited financial statements. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Policies with Respect to Conflicts of Interest

        We have adopted a Code of Business Conduct and Ethics that prohibits transactions involving conflicts of interest between us on the one hand, and our officers, employees and directors on the other hand, except for such transactions that are approved by our board of directors in compliance with the Code of Business Conduct and Ethics. A "conflict of interest" arises when the private interest of a person covered by the code interferes in any way with our interests or his or her service to us. Officers, directors and employees are prohibited from taking advantage of their positions in the Company for personal gain and owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. As a result, unless approved by senior management or our board of directors, our Code of Business Conduct and Ethics prohibits each officer, director and employee from:

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  owning a direct or indirect interest in any supplier, contractor, subcontractor, customer, competitor or other entity that does business with the Company;

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  owning or acquiring property knowing that its value is likely to increase as a result of an action the Company is considering;

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  taking for themselves opportunities that are discovered through the use of any Company property, information or position;

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  giving to others any business opportunity in which the individual knows or should know that the Company would be interested; or

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  performing business activities that may conflict with their ability to devote their full-time efforts to their jobs at the Company.

        Officer, directors and employees are not prohibited from owning the publicly-traded securities of a corporation with which the Company has dealings or from owning other security holdings that could not be used to exert influence, whether because of small size or because of the insignificance of the corporation's dealings with the Company. Accordingly, officers, directors and employees may freely own securities traded on a public stock exchange and securities where the aggregate amount owned by the officer, director or employee or any family member or agent of an officer, director or employee in the corporation providing services to or competing with the Company constitutes less than one percent (1%) of the corporation's securities.

        Waivers of the Code of Business Conduct and Ethics for certain covered persons must be disclosed in accordance with NASDAQ and SEC requirements. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

DESCRIPTION OF OTHER INDEBTEDNESS

        Set forth below is a list of all indebtedness, other than the notes, of CS&L (or any of its subsidiaries) that is currently outstanding. The following descriptions do not purport to be complete and are qualified in their entirety by reference to their respective governing documents.

Indebtedness Issued Directly by CS&L

Senior credit facilities

        CS&L and CSL Capital are co-borrowers under senior credit facilities consisting of the following:

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  a term loan facility in the initial principal amount of $2.14 billion (the "Term Loans"); and

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  a revolving credit facility in the initial principal amount of $500 million maturing on April 24, 2020 (the "Revolving Credit Facility").

        The senior credit facilities permit the co-borrowers, subject to customary conditions, to incur incremental term loan borrowings and/or increase commitments under the Revolving Credit Facility in an aggregate amount not greater than (i) $150 million plus (ii) an unlimited amount, so long as, on a pro forma basis after giving effect to any such increases, our consolidated secured leverage ratio does not exceed 4.00 to 1.00. Incremental term loan borrowings and revolving commitments are uncommitted and the availability thereof will depend on market conditions at the time the borrowers seek to incur such borrowings and/or commitments.

        Maturity.    All outstanding principal and interest under the Term Loans are due and payable on October 24, 2022. All outstanding principal and interest under the Revolving Credit Facility are due and payable, and all commitments thereunder terminate, on April 24, 2020.

        Amortization.    The Term Loans amortize quarterly on the last day of each quarter ending on or after September 30, 2015 and prior to the maturity date thereof in an amount equal to 0.25% of the initial principal amount of the Term Loans, or approximately $5.35 million. The outstanding principal balance of the Term Loans will be due on the maturity date.

        Interest rate and fees.    The Term Loans bear interest at a rate equal to either a base rate plus an applicable margin equal to 3.00% or a Eurodollar rate plus an applicable margin equal to 4.00%. Borrowings under the Revolving Credit Facility bear interest at a rate equal to either a base rate plus an applicable margin ranging from 0.75% to 1.25% or a Eurodollar rate plus an applicable margin ranging from 1.75% to 2.25%, in each case, calculated in a customary manner and determined based on our consolidated secured leverage ratio. We are required to pay a quarterly commitment fee under the Revolving Credit Facility equal to 0.50% of the average amount of unused commitments during the applicable quarter (subject to a step-down to 0.40% per annum of the average amount of unused commitments during the applicable quarter upon achievement of a consolidated secured leverage ratio not to exceed a certain level), as well as quarterly letter of credit fees equal to the product of (A) the applicable margin with respect to Eurodollar borrowings and (B) the average amount available to be drawn under outstanding letters of credit during such quarter.

        Mandatory prepayments.    Subject to certain conditions and exceptions, our credit facilities require us to prepay outstanding Term Loans in an amount equal to 100% of the net proceeds from certain dispositions of assets and casualty insurance condemnation awards and similar recoveries in each case which are not reinvested within one year.

        Voluntary prepayments.    Our credit facilities provide for voluntary commitment reductions and prepayments of loans, subject to certain conditions and restrictions.

        Covenants.    Our credit facilities contain affirmative and negative covenants that, among other things, limit or restrict our ability (as well as those of our subsidiaries) to: permit liens and encumbrances; incur debt; merge, dissolve, liquidate or consolidate; make acquisitions and investments; dispose of or transfer assets; pay dividends or make other payments in respect of our capital stock; change the nature of our business; make certain payments of debt; engage in certain transactions with affiliates or amend the Master Lease with Windstream. In addition, as long as any borrowings remain outstanding under the Revolving Credit Facility, CS&L shall maintain a maximum consolidated secured leverage ratio of 5.00 to 1.00.

        Guarantees and collateral.    Our obligations under the credit facilities are guaranteed by all of our current and future domestic subsidiaries, except for Talk America Services, LLC, CSL Kentucky System, LLC, CSL Georgia System, LLC and CSL Georgia Realty, LLC. All obligations under the credit facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, on a first-priority basis, by substantially all of the assets of the borrowers and the guarantors, including a pledge of all of the capital stock of their direct subsidiaries and a lien on the account into which rents under the Master Lease are to be deposited. The liens on the collateral securing the obligations under the credit facilities are subject to an intercreditor agreement between Bank of America, N.A., as the collateral agent for the credit facilities, and Wells Fargo Bank, National Association, as the collateral agent for the Secured Notes (as defined below), and consented to by the borrowers and the guarantors.

        Events of default.    The credit facilities contain customary events of default such as nonpayment of obligations under the credit facilities, violation of affirmative and negative covenants, material inaccuracy of representations, defaults under other material debt, bankruptcy, ERISA and judgment defaults, loss of material regulatory licenses, change of control and loss of lien perfection or priority or unenforceability of guarantees.

6.00% Senior Secured Notes due 2023

        General.    We issued $400.0 million aggregate principal amount of 6.00% senior secured notes due 2023 on April 24, 2015, defined above as the Secured Notes. The Secured Notes mature on April 15, 2023 and bear interest at a rate of 6.00% per year. Interest on the Secured Notes is payable on April 15 and October 15 of each year, beginning on October 15, 2015.

        Guarantees.    The Secured Notes are guaranteed by all of our subsidiaries that guarantee our credit facilities or our other debt obligations.

        Ranking.    The Secured Notes are senior secured obligations of the Company ranking equally in right of payment with our unsubordinated debt, effectively senior to our unsecured debt, to the extent of the value of the collateral securing the Secured Notes, and senior in right of payment to our subordinated debt.

        Collateral.    The Secured Notes are secured by liens on substantially all of the assets of CS&L, CSL Capital and the guarantors, which assets also ratably secure obligations under our senior credit facilities, in each case, subject to certain exceptions and permitted liens. The collateral does not include real property with a market value of less than $10 million individually, but will include fixtures and other equipment as well as cash we receive pursuant to the Master Lease.

        Optional redemption.    We may redeem some or all of the Secured Notes at any time prior to April 15, 2018 at a redemption price equal to 100% of their principal amount, plus a make-whole premium, together with accrued and unpaid interest. We may redeem some or all of the Secured Notes at any time on or after April 15, 2018 upon payment of a premium that declines ratably overtime. In addition, at any time prior to April 15, 2018, we may use the proceeds of certain equity offerings to redeem up to 35% of the aggregate principal amount of the Secured Notes at a redemption price equal to 106.00% of the principal amount plus accrued and unpaid interest.

        Mandatory redemption.    We will not be required to make mandatory redemption or sinking fund payments with respect to the Secured Notes.

        Change of control.    If there is a change of control that is accompanied or followed by a downgrade in the ratings of the Secured Notes, a holder has the right to require us to buy such holder's notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any.

        Covenants.    The Indenture governing the Secured Notes contains covenants substantially similar to the covenants governing the notes offered hereby.

        Events of default.    The Indenture governing the Secured Notes contains events of default substantially similar to those governing the notes offered hereby, except that the Secured Notes contain additional events of default related to the collateral pledged as security for the Secured Notes.

Hedging Transactions

        On April 27, 2015 we entered into interest rate swap agreements to mitigate the interest rate risk inherent in our variable rate Term Loan Facility. These interest rate swaps are designated as cash flow hedges and have a fixed notional value of $2.14 billion and mature on October 24, 2022. The weighted average fixed rate paid is 2.1050%, and the variable rate received resets monthly to the one-month LIBOR subject to a minimum rate of 1.0%

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        On April 24, 2015, we issued an aggregate principal amount of $1,110,000,000 of original notes, which were resold by the initial purchasers in an offering under Rule 144A and Regulation S of the Securities Act. In connection with the issuance of the original notes, we entered into a registration rights agreement with the representatives of the initial purchasers of the original notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the original notes for exchange notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The form and terms of the exchange notes are substantially identical to the original notes except that the issuance of the exchange notes has been registered under the Securities Act and the transfer restrictions, registration rights and certain additional interest provisions relating to the original notes do not apply to the exchange notes. These differences are described below under the Caption "Description of the Exchange Notes—Comparison of the Differences between the Original Notes and the Exchange Notes." Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the original notes under circumstances relating to the timing of the exchange offer. The registration rights agreement provides that we will be required to pay additional interest to the holders of the original notes if:

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  the exchange offer is not consummated on or prior to the 365th day after April 24, 2015, the issue date of the original notes, or April 23, 2016; or

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  a shelf registration statement is not declared effective on or prior to the 180th day after the date on which the obligation to file such shelf registration statement arises.

        The exchange offer is not being made to holders of original notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. The registration rights agreement entered into in connection with the issuance of the original notes, dated April 24, 2015, is filed as an exhibit to the registration statement of which this prospectus constitutes a part.

Terms of the Exchange Offer

        Upon the terms and conditions described in this prospectus, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on September 2, 2015. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extended the exchange offer.

        As of the date of this prospectus, $1,110,000,000 aggregate principal amount of the original notes is outstanding. This prospectus is first being sent on or about August 5, 2015 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described under "—Conditions to the Exchange Offer." We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension and delay to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

        You may only exchange outstanding notes in denominations of $2,000 and higher integral multiples of $1,000.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified under "—Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on the expiration date.

        Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus.

Procedures for Tendering

        You may only tender your original notes by book-entry transfer of the original notes into the exchange agent's account at the Depository Trust Company, or DTC. The tender to us of original notes by you, as set forth below, and our acceptance of the original notes will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus.

        Except as described below, a tendering holder must, on or prior to the expiration date, transmit an agent's message to the exchange agent at the address listed below under "—Exchange Agent."

        In addition, the exchange agent must receive timely confirmation of book-entry transfer of the original notes into the exchange agent's account at the DTC, the book-entry transfer facility, along with the agent's message. The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer.

        If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

        We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

        We reserve the right to reject any particular original note not properly tendered, or any acceptance that might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any conditions of the exchange offer as applicable to all original notes prior to the expiration date. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note prior to the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. None of us, the exchange agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

        By tendering, each holder represents to us that:

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  the holder is not an affiliate of CS&L (as defined in Rule 405 under the Securities Act) or a broker-dealer tendering notes acquired directly from us or Windstream for its own account;

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  the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

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  neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

        In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

        However, each holder who is our "affiliate" (within the meaning of the Securities Act) who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a broker-dealer (within the meaning of the Securities Act) that acquired original notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes:

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  will not be able to rely on the applicable interpretation by the staff of the SEC set forth in the applicable no-action letters;

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  will not be able to tender its original notes in the exchange offer; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        Each broker or dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. However, a broker-dealer may be a statutory underwriter. See "Plan of Distribution."

        Furthermore, any broker-dealer that acquired any of its original notes directly from us or Windstream:

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  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991), and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

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  must also be named as a selling holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        By delivering an agent's message, a beneficial owner (whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the original notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such original notes, in accordance with the terms and conditions of the exchange offer.

        Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the original notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such original notes, free and clear of all liens, restrictions, charges and encumbrances, and that the original notes tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its original notes, also agrees that it will comply with its obligations under the registration rights agreements.

        There is no procedure for guaranteed late delivery of the original notes.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered, unless we terminate the exchange offer because of the non-satisfaction of conditions. We will issue the exchange notes as soon as practicable after acceptance of the original notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if it has given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice. See "—Conditions to the Exchange Offer" below for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

        For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the original notes, from April 24, 2015. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

        In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of an agent's message and a timely confirmation of the book-entry transfer of the original notes, into the exchange agent's account at DTC.

        Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. The non-exchanged original notes will be credited to an account maintained with the DTC, as promptly as practicable after the expiration of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the original notes and agent's message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent's message will be deemed to be a valid tender.

Exchanging Book-Entry Notes

        The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender original notes. Any participant in the book-entry transfer facility may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer such original notes into the exchange agent's account in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the exchange offer as described in this prospectus, and that we may enforce such terms against such participant.

Withdrawal Rights

        Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal of a tender of original notes to be effective, the exchange agent must receive a valid withdrawal request through ATOP from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related original notes in order that such bonds may be withdrawn.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. The original notes will be credited to an account maintained with DTC for the original notes. The original notes will be credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following the procedures described under the heading "—Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time prior to the expiration date any of the following events occurs:

  •
  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

  •
  a change in applicable law prohibits the consummation of such exchange offer; or

  •
  any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes, which in our reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and about which change or development it makes a public announcement.

        All conditions will be deemed satisfied or waived prior to the expiration date, unless we assert them prior to the expiration date. The foregoing conditions to the exchange offer are for our sole benefit and we may prior to the expiration date assert them regardless of the circumstances giving rise to any of these conditions, or we may prior to the expiration date waive them in whole or in part in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

        In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part. We are required to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment.

Exchange Agent

        We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

By Registered & Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	By Regular Mail or Courier: Wells Fargo Bank , N.A. Corporate Trust Operations MAC N9303-121 6th St & Marquette Avenue Minneapolis, MN 55479	By In Person by Hand Only: Wells Fargo Bank, N.A. Corporate Trust Operations Northstar East Building—12th Floor 608 Second Avenue South Minneapolis, MN 55402

By Facsimile: (877) 407-4679
Confirm By Telephone or For Information: (800) 344-5128

        All other questions should be addressed to Communications Sales & Leasing, Inc., 10802 Executive Center Drive, Benton Building Suite 300, Little Rock, Arkansas 72211, attention Daniel L. Heard, Senior Vice President—General Counsel and Secretary.

Fees and Expenses

        The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by telephone, facsimile or in person by our officers and regular employees and by persons so engaged by the exchange agent.

        We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the Indenture, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes in accordance with accounting principles generally accepted in the United States of America.

Transfer Taxes

        We will pay any transfer taxes in connection with the exchange of original notes for exchange notes in the exchange offer unless you instruct us to register exchange notes in the name of, or request any original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Appraisal Rights

        You will not have dissenters' rights or appraisal rights in connection with the exchange offer.

Consequences of Exchanging or Failing to Exchange the Original Notes

        Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Original note holders that do not exchange original notes for exchange notes in the exchange offer will no longer have any registration rights with respect to such notes.

        Based on existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our "affiliates" (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

  •
  will not be able to rely on the applicable interpretation of the staff of the SEC;

  •
  will not be able to tender its original notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

        We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

DESCRIPTION OF THE EXCHANGE NOTES

General

        In this description, (i) the term "Issuer" refers to Communication Sales & Leasing, Inc. and not to any of its subsidiaries, (ii) the term "Co-Issuer" refers to CSL Capital and not to any of its subsidiaries, (iii) the term "Issuers" refers collectively to the Issuer and the Co-Issuer, (iv) the term "CSL National" refers to CSL National, LP, our operating limited partnership and "UP-REIT" vehicle, and (v) the terms "we," "our" and " us" each refer to the Issuer and its consolidated subsidiaries.

        As used in this "Description of the Exchange Notes" only, unless the context otherwise requires, the term "note" or "notes" refers to the exchange notes. The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The following description is a summary of the material provisions of the Indenture and the exchange notes. It does not restate those agreements in their entirety and is qualified in its entirety by reference to the provisions of the Indenture and the exchange notes, including the definitions therein of certain terms. A copy of the Indenture has been filed as an exhibit to our Current Report on Form 8-K filed with the SEC on April 27, 2015. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the exchange notes. You can find the definitions of some of the terms used in this description below under the caption "—Certain Definitions." The defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture.

        The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

        The exchange notes:

  •
  will be unsecured unsubordinated obligations of each of the Issuers;

  •
  will be pari passu in right of payment with all existing and future Indebtedness (including the Senior Credit Facilities and the Secured Notes) and all other obligations (other than Subordinated Indebtedness) of each of the Issuers;

  •
  will be effectively subordinated to all secured Indebtedness of each of the Issuers (including the Senior Credit Facilities and the Secured Notes) to the extent of the value of the assets securing such Indebtedness;

  •
  will be senior in right of payment to any Subordinated Indebtedness of each of the Issuers;

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  will be structurally subordinated to all existing and future Indebtedness and other liabilities of each of the Issuers' Non-Guarantor Subsidiaries; and

  •
  will be guaranteed on a senior unsecured basis by each of the Issuer's Restricted Subsidiaries, including CSL National, that guarantees the Senior Credit Facilities.

Comparison of the Differences between the Original Notes and the Exchange Notes

        The form and terms of the exchange notes are substantially identical to the original notes except that the issuance of the exchange notes has been registered under the Securities Act and the transfer restrictions, registration rights and certain additional interest provisions relating to the original notes do not apply to the exchange notes.

Ranking

        The payment of the principal of, premium, if any, and interest on the notes and the payment of any Guarantee will rank pari passu in right of payment with all Indebtedness and all other obligations (other than Subordinated Indebtedness) of the Issuers or the relevant Guarantor, as the case may be, including the obligations of the Issuers and such Guarantor under the Senior Credit Facilities and the Secured Notes.

        The notes will be effectively subordinated to all Secured Indebtedness of each Issuer and each Guarantor, including Secured Indebtedness under the Senior Credit Facilities and the Secured Notes, to the extent of the value of the assets securing such Indebtedness, and will be structurally subordinated to all Indebtedness and other liabilities of the Non-Guarantor Subsidiaries. As of the Issue Date, we had $3.65 billion of Indebtedness on a consolidated basis, of which $2.54 billion was Secured Indebtedness.

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Guarantors may incur, the amount of such Indebtedness could be substantial, and such additional Indebtedness may be Secured Indebtedness. See "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "Certain Covenants—Liens."

Guarantees

        Each of the Issuer's Restricted Subsidiaries that guarantee the Senior Credit Facilities will Guarantee the notes. Each of the Guarantees of the notes will be a general unsecured obligation of each Guarantor, will be pari passu in right of payment with all existing and future Indebtedness and all other obligations (other than Subordinated Indebtedness) of each such entity, will be effectively subordinated to all secured Indebtedness of each such entity (to the extent of the value of the assets securing such Indebtedness) and will be senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Guarantees will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of such Guarantor that do not guarantee the notes.

        Certain of the Issuer's regulated CLEC Subsidiaries will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these Non-Guarantor Subsidiaries, the Non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute or contribute, as the case may be, any of their assets to an Issuer or a Guarantor. As a result, all of the existing and future liabilities of the Non-Guarantor Subsidiaries, including any claims of trade creditors, are structurally senior to the notes. As of the Issue Date the Non-Guarantor Subsidiaries held approximately 25% of our total assets.

        The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law and therefore, are limited to the amount that such Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance.

        If a Guarantee were rendered void, it could be subordinated by a court to all other obligations (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such obligations, a Guarantor's liability on its Guarantee could be reduced to zero.

        The Indenture provides by its terms that a Guarantee by a Guarantor shall be automatically and unconditionally released and discharged upon:

          (1)   (a) any direct or indirect sale, exchange or other transfer (by merger, consolidation or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), to a person that is not an Issuer or a Guarantor or (ii) all or substantially all the assets of such Guarantor which sale, exchange or transfer is made in a manner not in violation of the applicable provisions of the Indenture;

            (b)   the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

            (c)   the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

            (d)   the Issuers exercising their legal defeasance option or covenant defeasance option as described under "Legal Defeasance and Covenant Defeasance" or the Issuers' obligations under the Indenture being discharged in a manner not in violation of the terms of the Indenture; and

          (2)   the Issuers delivering to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with; or

          (3)   the consent of Holders of a majority in aggregate principal amount of the outstanding Notes.

        Upon delivery by the Issuer to the Trustee of an Officer's Certificate and an Opinion of Counsel to the effect that any of the foregoing conditions has occurred, the Trustee shall evidence such release by a supplemental indenture or other instrument which may be executed by the Trustee without the consent of any Holder.

Paying Agent and Registrar for the Notes

        The Issuers will maintain one or more paying agents for the notes in the Borough of Manhattan, City of New York. The initial paying agent for the notes will be the Trustee.

        The Issuers will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the notes outstanding from time to time and will make payments on and facilitate transfer of notes on behalf of the Issuers.

        The Issuers may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries, including the Issuers, may act as a paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange the notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to issue, transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed.

Principal, Maturity and Interest

        The Indenture provides for the issuance of notes in an unlimited principal amount. We may issue additional notes (the "Additional Notes") from time to time. Any offering of Additional Notes is subject to the covenant described below under the caption "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." The exchange notes constitute Additional Notes under the Indenture. The notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that the Additional Notes may be issued at different prices from the issue price of the existing notes and the exchange notes. The exchange notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The exchange notes will mature on October 15, 2023.

        Interest on the notes will accrue at the applicable rate of 8.25% per annum and be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2015, to the Holders of record on the immediately preceding April 1 and October 1, respectively.

        Interest on the exchange notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuers may be required to offer to purchase notes as described under the caption "Repurchase at the Option of Holders."

        The Issuers and their affiliates may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise (including in connection with a consent solicitation), in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Optional Redemption

        Except as set forth below, the Issuers will not be entitled to redeem the notes at their option prior to April 15, 2019.

        At any time prior to April 15, 2019, the Issuers may redeem all or a part of the notes upon notice as described under the heading "Repurchase at the Option of Holders—Selection and Notice," at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of the date of redemption (the "Redemption Date"), and, without duplication, accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

        On and after April 15, 2019, the Issuers may redeem the notes, in whole or in part, upon notice as described under the heading "Repurchase at the Option of Holders—Selection and Notice" at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 15, of each of the years indicated below:

Year	Redemption Price
2019	104.125%
2020	102.063%
2021 and thereafter	100.000%

        In addition, until April 15, 2018, the Issuers may, at their option, upon notice as described under the heading "Repurchase at the Option of Holders—Selection and Notice," on one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued by them (including any Additional

Notes) at a redemption price equal to 108.25% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, with the net cash proceeds of one or more Equity Offerings; provided that at least 60% of the aggregate principal amount of notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

        Notice of any redemption upon any Equity Offering may be given prior to such Equity Offering, and any such redemption or notice may, at the Issuers' discretion, be subject to completion of the related Equity Offering.

        The Trustee shall select the notes to be purchased in the manner described under "Repurchase at the Option of Holders—Selection and Notice."

Repurchase at the Option of Holders

Change of Control

        The notes provide that if a Change of Control Repurchase Event occurs after the Issue Date, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding notes as described under "Optional Redemption," the Issuers will make an offer to purchase all of the notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Repurchase Event, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding notes as described under "Optional Redemption," the Issuers will send notice of such Change of Control Offer, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of The Depository Trust Company.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment date, the Issuers will, to the extent permitted by law,

          (1)   accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

          (2)   deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered, and

          (3)   deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officer's Certificate to the Trustee stating that such notes or portions thereof have been tendered to and purchased by the Issuers.

        The Senior Credit Facilities, and future credit agreements, indentures or other agreements relating to Indebtedness to which an Issuer becomes a party may, provide that certain change of control events with respect to an Issuer (including a Change of Control under the Indenture) would constitute a default thereunder. If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable. The Secured Notes also provide that upon a change of control repurchase event the Issuers must offer to purchase the Secured Notes.

        Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control Repurchase Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

        The Issuers will not be required to make a Change of Control Offer following a Change of Control Repurchase Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture with respect to all of the outstanding notes as described above under the caption "Optional Redemption," unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        In the event that Holders of not less than 90% in aggregate principal amount of the then outstanding notes accept a Change of Control Offer and the Issuers (or any third party making such Change of Control Offer in lieu of the Issuers as described above) purchases all of the notes tendered by such Holders, the Issuers (or any such third party) will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of such notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment, plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to, but excluding, the date of purchase.

        Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding unless transferred to the Issuers.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuers to make an offer to repurchase such notes as described above. The provisions under the Indenture relative to the Issuers' obligation to make an offer to repurchase notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the Holders of a majority in principal amount of notes.

Asset Sales

        The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

          (1)   the Issuer or any such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

          (2)   except in the case of a Permitted Asset Swap or the disposition of any property the disposition of which is necessary for the Issuer to qualify, or to maintain its qualification, as, a real estate investment trust for U.S. federal income tax purposes, in each case, in the Issuer's good faith determination, at least 75% of the consideration therefor received by the Issuer or any such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

            (a)   any liabilities (as shown on the Issuer's most recent consolidated balance sheet or in the footnotes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer's consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Restricted Subsidiary (other than Contingent Obligations and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Asset Sale) or are acquired and extinguished by the Issuer or such Restricted Subsidiary and, in each case, for which the Issuer and all such Restricted Subsidiaries shall have no further obligation with respect thereto,

            (b)   any notes or other obligations or securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale,

            (c)   any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding (but, to the extent that any such Designated Non-Cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (a) the amount of the cash received (less the cost of disposition, if any) and (b) the initial amount of such Designated Non-Cash Consideration) not to exceed the greater of (x) $200.0 million and (y) 7.50% of Total Assets, with the fair market value (as determined in good faith by the Issuer) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, and

            (d)   any Capital Stock or assets described in clauses (2)(a) and (2)(d) of the next paragraph of this covenant, shall be deemed to be cash for purposes of this provision and for no other purpose.

        Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale,

          (1)   to permanently reduce:

            (a)   Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto,

            (b)   Obligations under Pari Passu Indebtedness that is secured by a Lien, including the Secured Notes, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto,

            (c)   Obligations under the notes or any other Pari Passu Indebtedness of an Issuer or a Guarantor (and to correspondingly reduce commitments with respect thereto, if applicable); provided that if such Net Proceeds are applied to other Pari Passu Indebtedness (other than the Senior Credit Facilities, the Secured Notes or other Secured Indebtedness) then the Issuers shall (i) equally and ratably reduce Obligations under the notes (x) as provided under "Optional Redemption" or (y) through open market purchases or (ii) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of notes to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of notes that would otherwise be redeemed under clause (i), or (d) Indebtedness of a Non-Guarantor Subsidiary, other than Indebtedness owed to an Issuer or another Restricted Subsidiary; or

          (2)   to (a) make an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business, such that it constitutes a Restricted Subsidiary, (b) acquire properties (other than working capital or Capital Stock), (c) make capital expenditures or (d) acquire other assets (other than working capital or Capital Stock) that, in the case of each of (a), (b), (c) and (d) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an "Acceptable Commitment"); and provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds; or

          (3)   any combination of the foregoing.

        Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $75.0 million, the Issuer or any Restricted Subsidiary shall make an offer to all Holders of the Notes and, if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness (an "Asset Sale Offer") to purchase the maximum aggregate principal amount of notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for or permitted by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

        The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within fifteen Business Days after the date that Excess Proceeds exceed $75.0 million by electronically delivering or mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

        To the extent that the aggregate principal amount of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate amount (determined as above) of notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and the Issuers or the agent for such Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased (a) if the notes or such Pari Passu Indebtedness are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes or such Pari Passu Indebtedness, as applicable, are listed, (b) on a pro rata basis based on the amount (determined as set forth above) of the notes and such Pari Passu Indebtedness tendered or (c) by lot or such similar method in accordance with the procedures of The Depository Trust Company; provided that no notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

        If the Issuers are redeeming less than all of the notes at any time, the Trustee will select the notes to be redeemed (a) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of The Depository Trust Company; provided that no Notes of $2,000 or less shall be redeemed or repurchased in part.

        Notices of purchase or redemption shall be sent at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes at such Holder's registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        Notice of redemption may, at the Issuers' option and discretion, be subject to one or more conditions precedent. If any such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers' discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

        The Issuers will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

        Set forth below are summaries of certain covenants that are contained in the Indenture. Beginning on the day of a Covenant Suspension Event (as defined below) and ending on a Reversion Date (as defined below) (such period a "Suspension Period") with respect to the notes, the covenants specifically listed under the following captions in the "Description of the Exchange Notes" will not be applicable to the notes (collectively, the "Suspended Covenants"):

          (1)   "Repurchase at the Option of Holders—Asset Sales";

          (2)   "—Limitation on Restricted Payments";

          (3)   "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (4)   clause (4) of the first paragraph of "—Merger, Consolidation or Sale of All or Substantially All Assets";

          (5)   "—Transactions with Affiliates";

          (6)   "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

          (7)   "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" (but only with respect to any Person that is required to become a Guarantor after the date of the commencement of the applicable Suspension Period); and

          (8)   "—Business Activities."

        On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on Restricted Payments." As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period. Notwithstanding the foregoing, during the Suspension Period the Issuer shall not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries unless the Issuer would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period, and, following the Reversion Date, such designation shall be deemed to have created an Investment or Restricted Payment pursuant to the last paragraph of the covenant described under "—Limitation on Restricted Payments" at the time of such designation.

        For purposes of the "Repurchase at the Option of Holders—Asset Sales" covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

        Any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture is referred to as a "Covenant

Suspension Event." If on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

           (I)  declare or pay any dividend or make any payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

            (a)   dividends or distributions payable by the Issuer in Equity Interests (other than Disqualified Stock) of the Issuer; or

            (b)   dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

          (II)  purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or, to the extent held by a Person other than the Issuer or a Restricted Subsidiary, CSL National, including in connection with any merger or consolidation;

        (III)  make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than the payment, redemption, repurchase, defeasance, acquisition or retirement of:

            (a)   Indebtedness permitted under clause (7) of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; or

            (b)   Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

        (IV)  make any Restricted Investment (all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

            (1)   no Default shall have occurred and be continuing or would occur as a consequence thereof;

            (2)   immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

            (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries (and not rescinded or refunded) after the Issue Date (including Restricted Payments permitted by the next succeeding paragraph and by clauses (1) and (8) of the second succeeding paragraph, but excluding all other Restricted Payments permitted by the second succeeding paragraph), is less than the sum of (without duplication):

              (a)   95% of the aggregate amount of Funds From Operations (or, if Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Issue Date occurs to the end of the Issuer's most recently completed fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

              (b)   100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer since immediately after the Issue Date from the issue or sale of:

                  (i)  Equity Interests of the Issuer or, in connection with "UP-REIT" acquisitions, Equity Interests of CSL National, but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of Equity Interests to members of management, directors or consultants of the Issuer after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the second succeeding paragraph; and

                 (ii)  Indebtedness or Disqualified Stock of the Issuer or a Restricted Subsidiary that has been converted into or exchanged for Equity Interests of the Issuer; provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests, Indebtedness or Disqualified Stock of the Issuer or CSL National sold to a Restricted Subsidiary or the Issuer or (Y) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock; plus

              (c)   100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property contributed to the capital of the Issuer or, in connection with "UP-REIT" acquisitions, of CSL National following the Issue Date (other than by a Restricted Subsidiary or the Issuer); plus

              (d)   to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment (in either case except to the extent any such amount has already been included in the calculation of Funds from Operations); plus

              (e)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (as determined by the Issuer in good faith) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment; plus

              (f)    $50.0 million.

        Notwithstanding the foregoing, the Issuer may declare or pay any dividend or make any distribution on or in respect of shares of the Issuer's Capital Stock, in each case constituting a Restricted Payment, to holders of such Capital Stock to the extent that Issuer believes in good faith that it qualifies as a "real estate investment trust" under Section 856 of the Code (or any successor provision) (a "REIT") and that the declaration or payment of a dividend or making of a distribution in such amount is necessary to maintain the Issuer's status as a REIT for any taxable year, with such dividend to be paid or distribution to be made as and when determined by the Issuer, whether during or after the end of the relevant taxable year or to avoid the imposition of any excise or income tax; provided, however, that at the time of, and after giving effect to, any such dividend or distribution, no Event of Default of the type described in clauses (1), (2) (without giving effect to the grace period set forth therein) or (6) under the heading "Events of Default and Remedies" below shall have occurred and be continuing or would occur as a consequence thereof and the Obligations in respect of the Notes shall not otherwise have been accelerated.

        The foregoing provisions will not prohibit:

          (1)   the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of the Indenture;

          (2)   any Restricted Payment made in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) (collectively, the "Refunding Capital Stock");

          (3)   the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of an Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent incurrence of new Indebtedness, of an Issuer or a Guarantor, as the case may be, which is incurred in compliance with "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" so long as:

            (a)   the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

            (b)   such new Indebtedness is subordinated to the notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value;

            (c)   such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired; and

            (d)   such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired;

          (4)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer held by any future, present or former member of management, employee, officer, director or consultant of the Issuer or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $20.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years, subject to a maximum of $40.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

            (a)   the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to members of management, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the first paragraph of this covenant; plus

            (b)   the cash proceeds of key man life insurance policies received by the Issuer or any of its Restricted Subsidiaries after the Issue Date; less

            (c)   the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

  and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of management of the Issuer or any of the Issuer's Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

          (5)   repurchases of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

          (6)   other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (6) not to exceed the greater of (x) $50.0 million and (y) 2.00% of Total Assets determined at the time of payment;

          (7)   any Restricted Payment made in connection with the Transactions;

          (8)   the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness or Preferred Stock pursuant to the provisions similar to those described under the captions "Repurchase at the Option of Holders—Change of Control" and "Repurchase at the Option of Holders—Asset Sales"; provided that prior to any such repurchase, redemption, defeasance or other acquisition or retirement for value, all notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

          (9)   the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer or its Subsidiaries, in each case, permitted under the Indenture;

          (10) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

          (11) on or prior to the date that is one year after the Issue Date, the Purging Distributions; provided that the aggregate amount of the Purging Distributions to be paid in cash in reliance on this clause (11) shall not exceed 21% (or such greater percentage as may be required by law) of the aggregate value of all Purging Distributions;

          (12) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (13) payments of cash, or dividends, distributions or advances by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

          (14) mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible hereunder; and

          (15) the repurchase, redemption or other acquisition for value of Equity Interests pursuant to the Employee Matters Agreement, provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (8) or (10), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided further that, at the time of, and after giving effect to, any Restricted Payment permitted under clause (11), no Event of Default described under clause (1), (2) (without giving effect to the grace period set forth therein) or (6) of the first paragraph under "Events of Default and Remedies" shall have occurred and be continuing or would occur as a consequence thereof, and the Obligations in respect of the Notes shall not otherwise have been accelerated.

        As of the Issue Date, all of the Issuer's Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary except pursuant to "—Designation of Restricted and Unrestricted Subsidiaries." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be an Investment in an amount determined as set forth in the definition of "Investments." Such designation will be permitted only if an Investment in such amount would be permitted at such time, whether as a Restricted Payment or a Permitted Investment, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the covenants set forth in the Indenture.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Issuer or senior management thereof whose good faith determination will be conclusive. In the event that a Restricted Payment meets the criteria of more than one of the above clauses or the definition of the term "Permitted Investment," the Issuer may classify, and from time to time may reclassify, such Restricted Payment if such classification would be permitted at the time of such reclassification. In addition, a Restricted Payment may be made in reliance in part on one clause and in part on another clause.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently, or otherwise (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided further, however, that Non-Guarantor Subsidiaries may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance, more than an aggregate of $300.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries is outstanding pursuant to this paragraph (or clause (12) below in respect thereof) and clause (17) of the next succeeding paragraph.

        The foregoing limitations will not apply to:

          (1)   the incurrence of Indebtedness under Credit Facilities (including the Secured Notes) by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof); provided, however, that immediately after giving effect to any such incurrence, the then outstanding aggregate principal amount of all Indebtedness under this clause (1) does not exceed at any one time the greater of (x) $3,225 million and (y) an aggregate principal amount of Secured Indebtedness that at the time of incurrence does not cause the Consolidated Secured Leverage Ratio to exceed 4.00 to 1.00;

          (2)   the incurrence by the Issuers and any Guarantor of Indebtedness represented by the notes (including any Guarantee) (other than any Additional Notes);

          (3)   Indebtedness of the Issuer or any of its Restricted Subsidiaries in existence, or any Preferred Stock of the Issuer or any of its Restricted Subsidiaries issued, on the Issue Date (other than Indebtedness described in clauses (1), (2), (7) or (8));

          (4)   Indebtedness (including Capitalized Lease Obligations, purchase money obligations and mortgage financings), Disqualified Stock and Preferred Stock incurred or issued by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness incurred to refinance any such Indebtedness, in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding under this clause (4) does not exceed the greater of (x) $150.0 million and (y) 5.50% of Total Assets determined at the time of incurrence or issuance;

          (5)   Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers' acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers' compensation claims, performance or surety bonds, health, disability or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

          (6)   Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

          (7)   Indebtedness of the Issuer to a Restricted Subsidiary or a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by an Issuer or a Guarantor to a Non-Guarantor Subsidiary (other than the Co-Issuer) is expressly subordinated in right of payment to the notes or the applicable Guarantee, as applicable; and provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary, as applicable, or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

          (8)   shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in such Preferred Stock being beneficially owned by a Person other than the Issuer or any Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

          (9)   Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk, commodity pricing risk or any combination thereof;

          (10) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

          (11) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of either Issuer or any Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (12), does not at any one time outstanding exceed the greater of (x) $200.0 million and (y) 7.50% of Total Assets determined at the time of incurrence;

          (12) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refinance:

            (a)   any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this covenant and clauses (2),(3), (4) and (11) above and clauses (13) and (17) below, or

            (b)   any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (a) above, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith (collectively, the "Refinancing Indebtedness"); provided, however, that such Refinancing Indebtedness:

              (A)  has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced,

              (B)  to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu, as the case may be, to the notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

              (C)  shall not include:

                  (i)  Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Issuer;

                 (ii)  Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

                (iii)  Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and provided further that subclause (A) of this clause (12) will not apply to any refinancing of Indebtedness under the Senior Credit Facilities or the Secured Notes;

          (13) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition, merger or consolidation, either:

            (a)   the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of this covenant, or

            (b)   the Consolidated Leverage Ratio is less than or equal to the Consolidated Leverage Ratio immediately prior to such acquisition, merger or consolidation;

          (14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that such Indebtedness is extinguished within ten (10) Business Days of notice of its incurrence;

          (15) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit;

          (16) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or (b) any guarantee by a Restricted Subsidiary (or co-issuances by the Co-Issuer) of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries";

          (17) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (17) and the first paragraph of this covenant, together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (12), does not exceed $300.0 million at any one time outstanding;

          (18) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

          (19) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

          (20) the issuance of Equity Interests (other than Disqualified Stock) in CSL National in connection with "UP-REIT" acquisitions that do not constitute a Change of Control; and

          (21) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer to the extent described in clause (4) of the third paragraph under the caption "—Limitation on Restricted Payments."

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this section under the caption "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock, the Issuer, in its sole discretion, will divide and/or classify on the date of incurrence and may later redivide and/or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or such paragraph; provided that all Indebtedness outstanding under the Senior Credit Facilities and the Secured Notes on the Issue Date is treated as having been incurred on the Issue Date under clause (1) of the preceding paragraph and will not later be reclassified.

        Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

        The Issuer will not, and will not permit the Co-Issuer or any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer, the Co-Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the notes or such Guarantor's Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer, such Issuer or such Guarantor, as the case may be.

        The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee or on any asset or property of the Issuer or any Restricted Subsidiary, unless:

          (1)   in the case of Liens securing Subordinated Indebtedness, the notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

          (2)   in all other cases, the notes or the Guarantees are equally and ratably secured.

        The foregoing shall not apply to (a) Liens securing the notes and the related Guarantees, (b) Liens securing the Secured Notes issued on the Issue Date and the related guarantees, (c) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was incurred pursuant to clause (1) of the second paragraph under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," and (d) Liens securing Pari Passu Indebtedness permitted to be Incurred pursuant to the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided, that at the time of any Incurrence of such Pari Passu Indebtedness and after giving pro forma effect thereto and the application of the net proceeds therefrom) under this clause (d), the Consolidated Secured Leverage Ratio shall not be greater than 4.00 to 1.00.

        Any Lien created for the benefit of the Holders of the notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged, without any action on the part of the Trustee or the Holders, upon the release and discharge of the applicable Lien described in clauses (1) and (2) above.

Merger, Consolidation or Sale of All or Substantially All Assets

        Neither the Issuer nor the Co-Issuer may consolidate or merge with or into or wind up into (whether or not such Person is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

          (1)   the Issuer or the Co-Issuer, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer or the Co-Issuer) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership (including a limited partnership), trust or limited liability company organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the "Successor Company"); provided, in the case of the Issuer, that if such Person is not a corporation, a co-obligor of the notes (which may be the Co-Issuer or another corporation) is a corporation organized or existing under such laws;

          (2)   the Successor Company, if other than the Issuer or the Co-Issuer, expressly assumes all the obligations of the Issuer or the Co-Issuer, as applicable, under the Indenture and the notes, as applicable pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction, no Default exists;

          (4)   immediately after giving pro forma effect to such transaction and any related financing transactions (including the use of proceeds therefrom), as if such transactions had occurred at the beginning of the applicable four-quarter period, (a) the Successor Company or the Issuer, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," or (b) the Consolidated Leverage Ratio for the Successor Company or the Issuer, as applicable, and its Restricted Subsidiaries would be less than or equal to such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

          (5)   the Issuer shall have delivered to the Trustee an Officer's Certificate stating that such consolidation, merger or transfer is permitted by the Indenture.

        The Successor Company will succeed to, and be substituted for, the Issuer or the Co-Issuer, as applicable, under the Indenture, the Guarantees and the notes, as applicable, and except in the case of a lease, the Issuer or the Co-Issuer, as applicable, will automatically be released and discharged from its obligations under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4):

          (1)   any Restricted Subsidiary (other than the Issuers) may consolidate with, merge into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or any Restricted Subsidiary; and

          (2)   the Issuer or the Co-Issuer may merge with an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer or the Co-Issuer in a state or commonwealth of the United States, the District of Columbia or any territory thereof or for the sole purpose of forming or collapsing a holding company structure in a manner not prohibited by the Indenture.

        Subject to certain limitations described in the Indenture governing release of a Guarantee by a Guarantor, no Guarantor will, and the Issuer will not permit any such Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

          (1)   (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

            (b)   the Successor Person, if other than such Guarantor or another Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee; and

            (c)   immediately after such transaction, no Default exists; or

          (2)   the disposition complies with the covenant described under "Repurchase at the Option of the Holders—Asset Sales."

        In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee and, except in the case of a lease, such Guarantor will automatically be released and discharged from its obligations under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or an Issuer.

Transactions with Affiliates

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $50.0 million, unless:

          (1)   such Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, as determined in good faith by the Issuer or senior management thereof, to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm's-length basis; and

          (2)   any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $75.0 million is approved by the majority of the Board of Directors of the Issuer.

The foregoing provisions will not apply to the following:

          (1)   transactions between or among the Issuer and any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of, or in connection with, such transaction, so long as neither such entity nor the selling entity was an Affiliate of the Issuer or any Restricted Subsidiary prior to such transaction);

          (2)   Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments" and Permitted Investments;

          (3)   the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements and agreements provided on behalf of, or entered into with, current or former officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

          (4)   transactions pursuant to agreements or arrangements in effect on the Issue Date, or any amendment, modification, or supplement thereto or extension, renewal or replacement thereof (so long as such amendments, modifications, supplements, extensions, renewals or replacements are not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date, as determined in good faith by the Issuer);

          (5)   the Transactions and the payment of all fees and expenses related to the Transactions;

          (6)   transactions with customers (excluding leases), clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party as determined by the Board of Directors of the Issuer or the senior management thereof;

          (7)   the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer and the granting and performance of any registration rights with respect thereto;

          (8)   payments or loans (or cancellation of loans) to current or former employees, officers, directors or consultants of the Issuer or any of its Restricted Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, officers, directors or consultants which, in each case, are approved by the Issuer in good faith;

          (9)   transactions with joint ventures or similar arrangements for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

          (10) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivered to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

          (11) the issuances of securities or other payments, loans (or cancellation of loans) awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer in good faith;

          (12) any contribution to the capital of the Issuer (other than in consideration of Disqualified Stock);

          (13) the provision to Unrestricted Subsidiaries of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in the Indenture;

          (14) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Equity Interests in, or controls, such Person; and

          (15) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests where such Affiliate receives the same consideration or is treated the same as non-Affiliates in such transaction.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the Issuer may designate any Restricted Subsidiary of the Issuer (other than the Co-Issuer and CSL National) to be an Unrestricted Subsidiary; provided that:

          (1)   any guarantee by the Issuer or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (2)   the aggregate fair market value (as determined in good faith by the Issuer) of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary being so designated (including any guarantee by the Issuer or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption "—Limitation on Restricted Payments";

          (3)   the Subsidiary being so designated (a) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries, except (i) to the extent such guarantee or credit support would be released upon such designation or (ii) a pledge of the Equity Interests of the Unrestricted Subsidiary that is the obligor thereunder; and (b) is a Person with respect to which neither the Issuer nor any of its

  Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4)   no Default or Event of Default would be in existence following such designation.

        Any designation of a Restricted Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (3) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be incurred or made by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred or made as of such date under the Indenture, the Issuer will be in default under the Indenture.

        The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

          (1)   such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness (including any Obligations that are non-recourse) of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

          (2)   no Default or Event of Default would be in existence following such designation.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

          (1)   (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

          (2)   make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

          (3)   sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

            (a)   contractual encumbrances or restrictions (i) in effect on the Issue Date, including pursuant to any Transaction Agreement, or (ii) pursuant to the Senior Credit Facilities and the related documentation and related Hedging Obligations;

            (b)   (i) the Indenture, the notes and the Guarantees, (ii) the indenture governing the Secured Notes, the Secured Notes and the guarantees thereof (and any exchange notes and related guarantees, including any future guarantees) and (iii) any agreement governing Indebtedness permitted to be incurred pursuant to the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided, that the provisions relating to restrictions of the type described in clauses (1) through (3) above contained in such agreement, taken as a whole, (i) are not materially more restrictive, taken as a whole, as determined in good faith by the Issuer, than the provisions contained in the Senior Credit Facilities (including, for the avoidance of doubt, any amendments, supplements, modifications, restatements or refinancings thereof), or in the Indenture or in the indenture governing the Secured Notes, as applicable, in each case as in effect when initially executed or (ii) will not, in the good faith judgment of the Issuer, affect the ability of the Issuer to make anticipated payments of principal, premium, if any, interest or any other payments on the notes;

            (c)   purchase money obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired or leased;

            (d)   applicable law or any applicable rule, regulation, license, permit or order;

            (e)   any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries (including the acquisition of a minority interest of such Person) in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

            (f)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer, that impose restrictions solely on the assets to be sold;

            (g)   Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

            (h)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (i)    other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

            (j)    customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture or other arrangements;

            (k)   customary provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business or as is typical in the same or similar industries;

            (l)    any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, increases, supplements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, increases, supplements, or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, increase, supplement or refinancing; and (m) restrictions in agreements or instruments that prohibit the payment or making of dividends other than on a pro rata basis.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        The Issuer will not permit any Restricted Subsidiary that is not the Co-Issuer or a Guarantor to guarantee the payment of any Indebtedness under the Senior Credit Facilities, unless:

          (1)   within 20 business days, the parties execute and deliver a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary;

          (2)   the Issuer shall within 20 business days deliver to the Trustee an Officer's Certificate and Opinion of Counsel reasonably satisfactory to the Trustee; provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

        The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 20 business day periods described above.

Business Activities

        The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Similar Businesses, except as would not be material to the Issuer and its Restricted Subsidiaries, taken as a whole.

Reports and Other Information

        Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Issuer to file with the SEC (and make available (without exhibits), without cost, to (i) Holders of the notes, upon their request, and (ii) the Trustee, within 15 days after it files such reports and information with the SEC, to the extent not publicly available on the SEC's EDGAR system or the Issuer's public website, provided, however, that the Trustee shall have no responsibility whatsoever to determine whether such filing or any other filing described below has occurred) from and after the Issue Date, (1) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form; (2) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer, for each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and (3) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 8-K, after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will post such reports on the Issuer's or an Issuer's public website within 15 days after the time they would have been required to file such information with the SEC, if they were subject to Sections 13 or 15(d) of the Exchange Act; provided, further, that the Issuer shall not be obligated to include in such reports the separate financial statements required by Rule 3-10 or 3-16 of Regulation S-X.

        In the event that any direct or indirect parent company of the Issuer becomes a Guarantor of the Notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Subsidiaries on a standalone basis, on the other hand.

        If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Issuer's Unrestricted Subsidiaries.

        In addition, to the extent not satisfied by the foregoing, the Issuer agrees that, for so long as any notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        The Indenture provides that each of the following is an "Event of Default" with respect the notes:

          (1)   default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes;

          (2)   default for 30 days or more in the payment when due of interest on or with respect to the notes;

          (3)   failure by the Issuer or any Restricted Subsidiary for 90 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the notes then outstanding to comply with any of its other obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture or the notes;

          (4)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both:

            (a)   such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

            (b)   the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $75.0 million or more;

          (5)   failure by the Issuer or any Significant Subsidiary to pay final judgments (to the extent such judgments are not paid or covered by insurance) aggregating in excess of $75.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is not covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

          (6)   certain events of bankruptcy or insolvency described in the Indenture with respect to either Issuer or any Significant Subsidiary; or

          (7)   the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of such Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, in each case other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

        If any Event of Default (other than of a type specified in clause (6) above with respect to an Issuer) occurs and is continuing with respect to the notes, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding notes, may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes, to be due and payable immediately.

        Upon the effectiveness of such declaration, such principal and interest with respect to the notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to an Issuer, all outstanding notes will become due and payable without further action or notice.

        The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the notes.

        The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any note held by a non-consenting Holder and rescind any acceleration and its consequences with respect to the notes (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

          (1)   the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

          (2)   the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

          (3)   the default that is the basis for such Event of Default has been cured.

        Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

        Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

          (1)   such Holder has previously given the Trustee notice that an Event of Default is continuing with respect to the notes;

          (2)   Holders of at least 25% in principal amount of the total outstanding notes have requested the Trustee to pursue the remedy;

          (3)   Holders of notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)   Holders of a majority in principal amount at maturity of the total outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

        The Indenture provides that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within ten Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

        No director, officer, employee, incorporator, partner, member, manager or shareholder of the Issuers or any Subsidiary of an Issuer shall have any liability for any obligations of the Issuers or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of the Issuers and the Guarantors under the Indenture with respect to the notes will terminate (other than certain obligations) and will be released upon payment in full of all of the notes. The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the notes and have the Issuers' and each Guarantor's obligation discharged with respect to its related Guarantee ("Legal Defeasance") and cure all then existing Events of Default with respect to the notes except for:

          (1)   the rights of Holders of notes to receive payments in respect of the principal of, premium if any, and interest on the notes when such payments are due solely out of the trust created pursuant to the Indenture;

          (2)   the Issuers' obligations with respect to the notes concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the

Indenture with respect to the notes ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs with respect to the notes, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to either Issuer) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

          (1)   the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on the notes and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or (b) since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to the notes;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than that resulting from borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

          (6)   the Issuers shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

          (7)   the Issuers shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to the notes, when either:

          (1)   all notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

          (2)   (a) all notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay and discharge the entire indebtedness of notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

            (b)   the Issuers have paid or caused to be paid all sums payable by them under the Indenture; and

            (c)   the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of notes at maturity or the redemption date, as the case may be.

        In addition, the Issuers must deliver an Officer's Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of notes then outstanding, other than notes beneficially owned by any Issuer or its Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for notes), and any existing Default or compliance with any provision of the Indenture or such notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes, other than notes beneficially owned by any Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the notes).

        The Indenture provides that, without the consent of each affected Holder of notes, an amendment or waiver may not, with respect to notes held by a non-consenting Holder:

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal amount of or change the fixed final maturity of any note or alter or waive the provisions with respect to the redemption of notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders");

          (3)   reduce the rate of or change the time for payment of interest on any note;

          (4)   waive a Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

          (5)   make any note payable in money other than that stated therein;

          (6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes;

          (7)   make any change in these amendment and waiver provisions as it relates to the notes;

          (8)   impair the right of any Holder to receive payment of principal of, or interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes (which, for the avoidance of doubt, shall not prohibit amendments to or waivers from the covenant described under "Repurchase at the Option of Holders—Change of Control" or the covenant described under "Repurchase at the Option of Holders—Asset Sales" at any time prior to the occurrence of the relevant Change of Control or Asset Sale);

          (9)   make any change to or modify the ranking of the notes that would adversely affect the Holders in any material respect; or

          (10) except as expressly permitted by the Indenture, modify the terms of the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the notes.

        Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or the notes without the consent of any Holder:

          (1)   to cure any ambiguity, omission, mistake, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes or to provide for the issuance of Additional Notes;

          (3)   to comply with the covenant relating to mergers, consolidations and sales of assets;

          (4)   to provide the assumption of either Issuer's or any Guarantor's obligations to the Holders;

          (5)   to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

          (6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon either Issuer or any Guarantor;

          (7)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (8)   to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

          (9)   to add a Guarantor under the Indenture, or to secure the Obligations thereunder; or

          (10) to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the notes; provided, however, that (i) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of either Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing law

        The Indenture, the notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with the Issuer and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Acquired Indebtedness" means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise (it being understood and agreed that "control" will not be deemed to exist solely as a result of the possession of registration rights with respect to any securities of such Person).

        "Applicable Premium" means:

          (1)   with respect to any note on any Redemption Date, the greater of: (a) 1.0% of the principal amount of such note on such Redemption Date; and (b) the excess, if any, of (x) the present value at such Redemption Date of (A) the redemption price of such note at April 15, 2019 (such redemption price being set forth in the table appearing above under the caption "Optional Redemption"), plus (B) all required interest payments due on such note through April 15, 2019 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the applicable Treasury Rate as of such Redemption Date plus 50 basis points; over (y) the principal amount of such note; and

          (2)   the Issuer shall determine the Applicable Premium and, prior to the Redemption Date, file an Officer's Certificate with the Trustee setting forth the Treasury Rate and Applicable Premium and showing the calculation of each in reasonable detail.

        "Asset Sale" means:

          (1)   the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a "disposition") outside of the ordinary course of business; or

          (2)   the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"), whether in a single transaction or a series of related transactions; in each case, other than:

            (a)   any disposition of cash, Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out equipment or other assets, or assets (including intellectual property) or lines of business no longer used or useful in the business of the Issuer and the Restricted Subsidiaries in the reasonable opinion of the Issuer;

            (b)   the disposition of all or substantially all of the assets of (1) the Issuer or an Issuer in a manner permitted pursuant to the provisions described above under "Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture or (2) any Guarantor to the extent that such disposition is made to a Person who either (A) is an Issuer or a Guarantor or (B) becomes a Guarantor pursuant to the provisions described above under "Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets";

            (c)   the making of any Restricted Payment that does not violate the covenant described above under "Certain Covenants—Limitation on Restricted Payments" or a Permitted Investment;

            (d)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by the Issuer) not to exceed $20.0 million;

            (e)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

            (f)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

            (g)   the lease, assignment or sub-lease of any real or personal property that does not materially interfere with the business of the Issuer and its Restricted Subsidiaries, taken as a whole, as determined in good faith by the Issuer;

            (h)   any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

            (i)    foreclosures on assets or dispositions of assets required by law, governmental regulation or any order of any court, administrative agency or regulatory body;

            (j)    the licensing or sub-licensing of intellectual property or other general intangibles (other than exclusive, world-wide licenses that are longer than three years);

            (k)   sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

            (l)    the lapse or abandonment of intellectual property rights, which in the good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

            (m)  the granting of Liens not prohibited by the Indenture;

            (n)   an issuance of Equity Interests pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, policies, contracts or arrangements established in the ordinary course of business or approved by the Issuer in good faith;

            (o)   any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

            (p)   dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

            (q)   any financing transaction (excluding by way of a Sale and Lease-Back Transaction) with respect to property built or acquired by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

            (r)   dispositions of limited partnership or equivalent Equity Interests of CSL National for consideration at the time of any such disposition at least equal to the fair market value (as determined in good faith by the Issuer) of the interests disposed of in connection with "UP-REIT" acquisitions that do not constitute a Change of Control;

            (s)   dispositions of Investments in joint ventures and, to the extent any joint venture constitutes a Restricted Subsidiary, the property of such joint venture, so long as the aggregate fair market value, as determined in good faith by the Issuer (determined, with respect to each such disposition, as of the time of such disposition) of all such dispositions does not exceed $20.0 million;

            (t)    dispositions for at least fair market value of any property the disposition of which is necessary for the Issuer to qualify, or maintain its qualification, as a REIT for U.S. federal income tax purposes, in each case, in the Issuer's good faith determination; and

            (u)   any sales, conveyances, leases, subleases, licenses, contributions or other dispositions pursuant to the Transaction Agreements or otherwise in connection with the Transactions.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation or, except in the context of the definition of "Change of Control," a duly authorized committee thereof;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Board Resolution" means a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board of Directors of the Issuer and to be in full force and effect on the date of such certification.

        "Business Day" means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   (a) euro, or any national currency of any member state of the European Union; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

          (3)   securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

          (4)   certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

          (5)   repurchase obligations for underlying securities of the types described in clause (3), (4) or (8) entered into with any financial institution meeting the qualifications specified in clause (4) above;

          (6)   commercial paper rated at least P-1 by Moody's or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

          (7)   marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

          (8)   readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody's or S&P with maturities of 24 months or less from the date of acquisition;

          (9)   Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA– (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody's; and

          (10) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) above.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

          (1)   the Issuer consolidates with, or merges with or into, another Person, or the Issuer, directly or indirectly, sells, leases or transfers all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole (other than by way of merger or consolidation), in one or a series of related transactions, or any Person consolidates with, or merges with or into, the Issuer, in any such event other than pursuant to a transaction (a "Permitted Holdco Transaction") in which the Persons that beneficially owned the shares of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer immediately prior to such transaction beneficially own at least a majority of the total voting power of all outstanding Voting Stock (other than Disqualified Stock) of the surviving or transferee Person;

          (2)   the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Issuer (directly or through the acquisition of voting power of Voting Stock of any direct or indirect parent company of the Issuer);

          (3)   during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Issuer (together with any new members thereof whose election by such Board of Directors or whose nomination for election by holders of Capital Stock of the Issuer was approved by a vote of a majority of the members of such Board of Directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

          (4)   the approval of any plan or proposal for the winding up or liquidation of the Issuer or CSL National (which, for the avoidance of doubt, shall not include any transaction permitted by the covenant described under "Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets"); or

          (5)   (i) the Issuer ceases to (A) at any time that CSL National is a limited liability company or partnership, either be the sole general partner or managing member of, or wholly own and control, directly or indirectly, the sole general partner or managing member of, CSL National, in each case to the extent applicable or (B) at any time that CSL National is a corporation, beneficially own, directly or indirectly, greater than 50% of the total voting power of the Equity Interests of CSL National, (ii) the Issuer ceases to beneficially own, directly or indirectly, 100% of the Equity Interests of CSL National GP, LLC or (iii) the Issuer ceases to beneficially own, directly or indirectly, 100% of the Equity Interests of the Co-Issuer; provided that subclause (i) of this clause (5) will not apply following any merger, consolidation or other business combination of the Co-Issuer with or into the Issuer as permitted under the Indenture.

        For purposes of this definition, (x) any direct or indirect holding company of the Issuer shall not itself be considered a "Person" or "group" for purposes of clause (2) above; provided that no "Person" or "group" beneficially owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such holding company and (y) for the avoidance of doubt, any Permitted Holdco Transaction shall not constitute a "Change of Control" pursuant to any clause of this definition.

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Rating Decline.

        "Closing Date Transfers" means one or more transfers by the Issuer on the Issue Date of (x) the cash proceeds of term loans under the Senior Credit Facilities, (y) the term loans under the Senior Credit Facilities, the Secured Notes and the notes and (z) common stock of the Issuer to Windstream Services or an indirect wholly-owned Subsidiary of Windstream Services, in exchange for the contribution by Windstream Services or its Subsidiaries, pursuant to the Transfer Agreements, of certain of their assets to the Issuer or its Subsidiaries.

        "Consolidated Depreciation and Amortization Expense" means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Indebtedness" means, as of any date of determination, the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, Indebtedness evidenced by bonds, notes, debentures or similar instruments, unreimbursed amounts in respect of drawings under letters of credit and Capitalized Lease Obligations.

        "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of:

          (1)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (x) additional interest paid in respect of the notes to the extent that the Issuers are no longer required to pay additional interest in respect thereof, (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (z) any expensing of bridge, commitment and other financing fees; plus

          (2)   consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

          (3)   whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Issuer) on any series of Disqualified Stock or any series of Preferred Stock during such period.

        For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Leverage Ratio" means, as of any date of determination, the ratio of:

          (1)   the Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries on such date, to

          (2)   EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

        In the event that the Issuer or any of its Restricted Subsidiaries (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the period for which the Consolidated Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the "Consolidated Leverage Ratio Calculation Date"), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the last day of the applicable four-quarter period; provided, however, that, for purposes of any pro forma calculation of the Consolidated Leverage Ratio on any determination date pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock", the pro forma calculation shall not give effect to any Indebtedness incurred or Disqualified Stock or Preferred Stock issued on such determination date pursuant to the provisions described under the second paragraph of the covenant described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" provided, further, however, that any such Indebtedness incurred or Disqualified Stock or Preferred Stock issued on such determination date shall be included in subsequent calculations to the extent that such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (as determined in accordance with GAAP), in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP (except as set forth in the last sentence of the following paragraph) assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations and consolidations had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation and consolidation (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom, subject to any limitations set forth in clause (1)(i) of the definition thereof, to the extent applicable), in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger and consolidation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate (which, for the avoidance of doubt, need not be in compliance with Regulation S-X), in the reasonable determination of the Issuer as set forth in an Officer's Certificate, to reflect reasonably identifiable and factually supportable operating expense reductions and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within 12 months after the date of any acquisition, amalgamation or merger; provided, that no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing EBITDA with respect to such period.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication: (1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance, relocation costs and curtailments or modifications to post-retirement employee benefit plans shall be excluded, (2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded, (4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded, (5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Restricted Subsidiary in respect of such period, (6) the Net Income for such period of any Restricted Subsidiary that is not a Guarantor shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its shareholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein, (7) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded, (8) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions, the Purging Distributions and any acquisition, Investment,

Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, (9) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded, (10) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded, (11) any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification No. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded, (12) any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by the Indenture, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments, shall be excluded, (13) any expenses or reserves for liabilities shall be excluded to the extent that the Issuer or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided that any such liabilities for which the Issuer or any of its Restricted Subsidiaries is not actually indemnified prior to the date that is 365 days after the date of occurrence of the indemnifiable event shall reduce Consolidated Net Income for the period in which it is determined that the Issuer or such Restricted Subsidiary will not be indemnified (or, if earlier, for the period in which the date that is 365 days after the date of the occurrence of the indemnifiable event occurs) (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (13)), and (14) losses, to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within six months and (ii) in fact reimbursed within one year of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within one Year), expenses with respect to liability or casualty events or business interruption shall be excluded.

        "Consolidated Secured Leverage Ratio" means, as of any date of determination, the ratio of (1) Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by a Lien as of such date, to (2) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statement are available immediately preceding such date, in each case with such pro forma adjustments to Consolidated Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Leverage Ratio.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (2)   to advance or supply funds: (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities or other financing arrangements (including, without limitation, commercial paper facilities, receivables financing or indentures) providing for revolving credit loans, term loans, debt securities, letters of credit, bankers' acceptances or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, restatements or refinancings thereof and any indentures or credit facilities or commercial paper facilities that refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock") or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of or collection on such Designated Non-cash Consideration.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control, asset sale or event of loss), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee's termination, death or disability; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

        "Domestic Subsidiary" means any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

          (1)   increased (without duplication) by: (a) provision for taxes based on income or profits or capital gains, including, without limitation, federal, state, non-U.S. franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus (b) Consolidated Interest Expense of such Person for such period; plus (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus (d) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the Indenture (including any amendment, modification or refinancing thereof) (whether or not successful), including such fees, expenses or charges related to the offering of the notes, the Secured Notes, the Senior Credit Facilities, the other Transactions and Purging Distributions; plus (e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring and integration costs incurred in connection with acquisitions, mergers or consolidations after the Issue Date and costs related to the closure and/or consolidation of facilities; plus (f) any other non-cash charges, including any write offs or write downs and non-cash compensation expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus (g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus (h) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under "Certain Covenants—Limitation on Restricted Payments"; plus (i) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Issuer in good faith to be reasonably anticipated to be realizable within 12 months of the date of any Investment, acquisition, disposition, merger, consolidation or other action being given pro forma effect (which will be added to EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) steps have been taken for realizing such cost savings, (y) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Issuer, whether or not in compliance with Regulation S-X) and (z) the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (i) in any period of four consecutive fiscal quarters shall not exceed 15% of EBITDA (prior to giving effect to such addbacks); provided, further that no such addbacks pursuant to this clause (i) shall be made to the extent duplicative of any other addback to EBITDA made under the Indenture; plus (j) to the extent not included in Consolidated Net Income, the amount of business interruption insurance proceeds received during such period or after such period and on or prior to the date the calculation is made with respect to such period, attributable to any property which has been closed or had operations curtailed for any period; provided that such amount of business interruption insurance proceeds shall only be included pursuant to this clause (j) to the extent of the amount of business interruption insurance proceeds plus EBITDA attributable to such property for the Issuer's most recently ended four consecutive fiscal quarters for which internal financial statement are available (without giving effect to this clause (j)) does not exceed EBITDA attributable to such property during the most recent period that such property was fully operational (or if such property has not been fully operational for the most recent period prior to such closure or curtailment, the EBITDA attributable to such property during the period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters).

          (2)   decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

          (3)   increased or decreased by (without duplication): (a) any net loss or gain resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging; plus or minus, as applicable, (b) any net loss or gain resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk); provided that, for the fiscal quarter ended (A) June 30, 2014, EBITDA shall be deemed to be $162.8 million, (B) September 30, 2014, EBITDA shall be deemed to be $163.1 million and (C) December 31, 2014, EBITDA shall be deemed to be $163.1 million. For the period from January 1, 2015, through March 31, 2015, and the period from April 1, 2015, through the date of the Separation, EBITDA shall be determined as if the Master Lease had been in effect throughout such period, and the Separation occurred at the beginning of such period, as reasonably determined by a responsible financial or accounting officer of the Issuer.

        "Employee Matters Agreement" means the Employee Matters Agreement, dated as of the Issue Date, between the Issuer and Windstream Holdings, as it may be amended, supplemented, restated, replaced or otherwise modified from time to time pursuant to clause (4) under "Certain Covenants—Transactions with Affiliates."

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or Preferred Stock (excluding Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (provided that, in the case of a sale of such stock by such parent, the cash proceeds therefrom are contributed to the common equity capital of the Issuer), other than:

          (1)   public offerings with respect to any of the Issuer's common stock registered on Form S-4 or Form S-8;

          (2)   issuances to any Subsidiary of the Issuer; and

          (3)   Refunding Capital Stock.

        "euro" means the single currency of participating member states of the EMU.

        "Event of Default" has the meaning set forth under "Events of Default and Remedies."

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

        "Funds From Operations" means, for any period, the Consolidated Net Income of the Issuer and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in calculating Consolidated Net Income (without duplication):

(1) depreciation of Property (including furniture and equipment); plus (2) amortization of Property (including below market lease amortization net of above market lease amortization); plus (3) amortization of customer relationship intangibles and service agreements; plus (4) amortization and early write-off of unamortized deferred financing costs; plus (5) all other non-cash charges, expenses or losses (and less any non-cash income or gains).

        "GAAP" means generally accepted accounting principles in the United States which are in effect on the Issue Date.

        "Government Securities" means securities that are: (1) direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by any Guarantor of the Issuers' Obligations under the notes and the Indenture.

        "Guarantor" means each Guarantor so long as it Guarantees the notes in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

        "Holder" means the Person in whose name a note is registered on the registrar's books.

        "Indebtedness" means, with respect to any Person, without duplication:

          (1)   any indebtedness (including principal and premium) of such Person, whether or not contingent:

            (a)   in respect of borrowed money;

            (b)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof);

            (c)   representing the balance deferred and unpaid of the purchase price of any property, except (i) any such obligation payable solely through the issuance of Equity Interests of the Issuer (other than Disqualified Stock), (ii) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (iii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (iv) liabilities accrued in the ordinary course of business; or

            (d)   representing any Hedging Obligations (valued, as of any date, at the amount of any termination payment that would be payable by such Person upon termination thereof);

  if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers' acceptances (or reimbursement agreements in respect thereof) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that any obligation of the type described in clause (c)(iii) above that appears in the liabilities section of the balance sheet of such Person shall be excluded to the extent (x) such Person is indemnified for the payment thereof or (y) amounts to be applied to the payment therefor are in escrow.

          (2)   all Capitalized Lease Obligations;

          (3)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

          (4)   to the extent not otherwise included, Indebtedness of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not such Indebtedness is assumed by such first Person; provided, for purposes hereof the amount of such Indebtedness shall be the lesser of the Indebtedness so secured and the fair market value of the assets of the first person securing such Indebtedness;

  provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) deferred or prepaid revenues.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "Initial Purchasers" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, BNP Paribas Securities Corp., Deutsche Bank Securities Inc. and Mitsubishi UFJ Securities (USA), Inc.

        "Intellectual Property Matters Agreement" means the Intellectual Property Matters Agreement, dated as of the Issue Date, among CSL National, Windstream Services and Talk America, as it may be amended, supplemented, restated, replaced or otherwise modified from time to time pursuant to clause (4) under "Certain Covenants—Transactions with Affiliates."

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, and in each such case with a "stable" or better outlook.

        "Investment Grade Securities" means:

          (1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

          (2)   debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

          (3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers and suppliers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants—Limitation on Restricted Payments":

          (1)   "Investments" shall include the portion (proportionate to the Issuer's direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or applicable Restricted Subsidiary shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to: (a) the Issuer's direct or indirect "Investment" in such Subsidiary at the time of such redesignation; less (b) the portion (proportionate to the Issuer's direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Issuer.

The amount of any Investment outstanding at any time shall be the amount actually invested (or, with respect to Investments other than in cash and Cash Equivalents, the fair market value (as determined in good faith by the Issuer)) of such Investment at the time such Investment was made, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

        "Issue Date" means April 24, 2015.

        "Issuer" has the meaning set forth in the first paragraph under "General"; provided that when used in the context of determining the fair market value of an asset or liability under the Indenture, the Board of Directors of the Issuer (or a duly appointed committee thereof) shall be required to act on behalf of the Issuer in respect of any determinations of fair market value where such amount is reasonably likely to be at least $75.0 million.

        "Lien" means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than any financing statement or similar notices filed for informational or precautionary purposes only); provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Master Lease" means the Master Lease, dated as of the Issue Date, between CSL National, as Landlord, and Windstream Holdings, as Tenant, as it may be amended, supplemented, restated, replaced or otherwise modified from time to time pursuant to clause (4) under "Certain Covenants—Transactions with Affiliates."

        "Master Services Agreement" means the Master Services Agreement, dated as of the Issue Date, between Talk America and Windstream Services, as it may be amended, supplemented, restated, replaced or otherwise modified from time to time pursuant to clause (4) under "Certain Covenants—Transactions with Affiliates."

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Income" means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

        "Net Proceeds" means the aggregate cash proceeds and the fair market value of any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) required (other than required by clause (1) of the second paragraph of "Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Non-Guarantor Subsidiary" means any Restricted Subsidiary that is not the Co-Issuer or a Guarantor.

        "Obligations" means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, Assistant Treasurer, the Secretary or the Assistant Secretaries of an Issuer.

        "Officer's Certificate" means a certificate signed on behalf of the Issuer or an Issuer, as the case may be, by an Officer of the Issuer or an Issuer, as applicable, who must be the principal executive officer, the principal financial officer, the principal accounting officer or Secretary of the Issuer or an Issuer, as applicable, that meets the requirements set forth in the Indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer, an Issuer or the Trustee.

        "Pari Passu Indebtedness" means Indebtedness of an Issuer or a Guarantor that ranks equally in right of payment with the notes or such Guarantor's Guarantee, as applicable (without regard to whether such Indebtedness is secured or guaranteed).

        "Permitted Asset Swap" means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the "Repurchase at the Option of Holders—Asset Sales" covenant.

        "Permitted Investments" means:

          (1)   any Investment in the Issuer or any of its Restricted Subsidiaries;

          (2)   any Investment in cash, Cash Equivalents or Investment Grade Securities;

          (3)   any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary; or

            (b)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

          (4)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (5)   any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Issue Date;

          (6)   any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

            (a)   in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

            (b)   as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

            (c)   as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of the Issuer;

          (7)   Hedging Obligations permitted under clause (9) of the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (8)   Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in "Certain Covenants—Limitation on Restricted Payments";

          (9)   guarantees of Indebtedness permitted under the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (6), (8), (9), (10), (14) and (15) of such paragraph);

          (11) Investments consisting of (x) purchases and acquisitions of inventory, Property, supplies, material, services or equipment, or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or (y) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

          (12) additional Investments having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $125.0 million and (y) 4.50% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (13) advances to, or guarantees of Indebtedness of, officers, directors and employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

          (14) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person's purchase of Equity Interests of the Issuer;

          (15) any Investment by the Issuer or any of its Restricted Subsidiaries in an Unrestricted Subsidiary or a joint venture engaged in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed the greater of (x) $75.0 million and (y) 3.00% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (16) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

          (17) endorsements for collection or deposit in the ordinary course of business;

          (18) any Investment made in connection with the Transactions; and

          (19) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business or in accordance with customary trade terms (which trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances), and other Investments to the extent such Investments consist of prepaid expenses made in the ordinary course of business by the Issuer or any Restricted Subsidiary.

        For the avoidance of doubt, an Investment in the form of an acquisition permitted above may be structured as an "UP-REIT" acquisition, in which a Restricted Subsidiary would issue limited partnership interests (or other similar Equity Interests), which may then be subsequently repurchased for either common shares of the Issuer or cash.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges, deposits or security by such Person under workmen's compensation laws, unemployment insurance, employers' health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

          (2)   Liens imposed by law or regulation, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

          (3)   Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

          (4)   Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5)   survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title ("Other Encumbrances"), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (11) or (17) of the second paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (4) extend only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof;

          (7)   Liens existing on the Issue Date (not otherwise permitted);

          (8)   Liens on property (including property that is affixed or incorporated into the property initially subject to such Lien and the proceeds and products thereof) or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

          (9)   Liens on property (including property that is affixed or incorporated into the property initially subject to such Lien and the proceeds and products thereof) at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

          (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (11) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (13) (a) the Master Lease and other leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business and, (b) with respect to any leasehold interest held by the Issuer or any of its Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder, in the case of each of (a) and (b) which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

          (14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

          (15) Liens in favor of either Issuer or any Guarantor;

          (16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

          (17) Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and this (17); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and this (17) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such refinancing;

          (18) deposits made in the ordinary course of business to secure liability to insurance carriers or other similar liabilities;

          (19) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption "Events of Default and Remedies";

          (20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (21) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

          (22) Liens deemed to exist in connection with Investments in repurchase agreements permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

          (23) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

          (24) banker's liens, Liens that are statutory, common law or contractual rights of set-off and other similar Liens, in each case (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

          (25) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of such Non-Guarantor Subsidiary;

          (26) Liens on the Equity Interests of Unrestricted Subsidiaries that secure Indebtedness of such Unrestricted Subsidiaries;

          (27) any encumbrance or restriction (including put and call arrangements and restrictions on dispositions) with respect to Equity Interests of any non-Wholly Owned Subsidiary or joint venture or similar arrangement pursuant to its organizational documents or any joint venture or similar agreement;

          (28) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the Indenture;

          (29) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

          (30) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business; and

          (31) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder.

        For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on and the costs in respect of such Indebtedness.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Property" means any real property (and all fixtures, improvements, appurtenances and related assets thereof and therein) owned by the Issuer or any of its Restricted Subsidiaries or in which the Issuer or any of its Restricted Subsidiaries holds a leasehold interest.

        "Purging Distributions" means dividends and distributions after the Issuer ceases to be consolidated with Windstream Holdings, Inc. for U.S. federal income tax purposes, whether in cash or kind, in the amount required (as determined in good faith by the Issuer) to effect the distribution of the Issuer's earnings and profits required by Section 857(a)(2)(B) of the Code in connection with or in anticipation of the REIT Election (including, for the avoidance of doubt, any earnings and profits allocated to Issuer in connection with the Separation), and any subsequent "true-up" payments to correct for recalculations of the appropriate amount.

        "Rating Agencies" means Moody's and S&P or if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody's or S&P or both, as the case may be.

        "Rating Category" means (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody's used by another Rating Agency selected by the Issuers. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and – for S&P; (ii) 1, 2 and 3 for Moody's; and (iii) the equivalent gradations for another Rating Agency selected by the Issuers) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB–to B+, will constitute a decrease of one gradation).

        "Rating Date" means the date which is 90 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by the Issuers to effect a Change of Control.

        "Rating Decline" with respect to the notes shall be deemed to occur if, within 60 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies with respect to a Rating Category), the rating of the notes by each Rating Agency shall be decreased by one or more gradations to or within a Rating Category (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the notes on the Rating Date; provided that each Rating Agency indicates that such downgrade is as a result of such Change of Control.

        "REIT Election" means the Issuer's election to be, and qualification to be taxed as, a real estate investment trust for U.S. federal income tax purposes.

        "refinancing" means any extension, renewal, refunding, refinancing, replacement, defeasance or discharge. "refinance" has a correlative meaning.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary or represents a minority interest in a Restricted Subsidiary.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, each direct and indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary." For the avoidance of doubt, the Co-Issuer shall constitute a Restricted Subsidiary under the Indenture, and the Co-Issuer may not be designated as an Unrestricted Subsidiary.

        "Reverse Transition Services Agreement" means the Reverse Transition Services Agreement, dated as of the Issue Date, between CSL National and Windstream Services, as it may be amended, supplemented, restated, replaced or otherwise modified from time to time pursuant to clause (4) under "Certain Covenants—Transactions with Affiliates."

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Sale and Lease-Back Transaction" means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred for value by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

        "Secured Notes" means the $400.0 million in aggregate principal amounts of the Issuers' 6.00% Senior Secured Notes due 2023 and, unless the context otherwise requires, any additional Senior Secured Notes due 2023 that may be issued from time to time.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Senior Credit Facilities" means the credit facility under the credit agreement dated as of the Issue Date (the "Credit Agreement") entered into in connection with the Transactions by and among the Issuers, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as Administrative Agent including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, restatements or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" above).

        "Separation" means the disposition of not less than 80.1% of the Capital Stock of the Issuer beneficially owned by Windstream Holdings.

        "Separation and Distribution Agreement" means the Separation and Distribution Agreement, dated as of the Issue Date, among the Issuer, Windstream Services and Windstream Holdings, as it may be amended, supplemented, restated, replaced or otherwise modified from time to time pursuant to clause (4) under "Certain Covenants—Transactions with Affiliates."

        "Significant Subsidiary" means CSL National and any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

        "Similar Business" means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is an extension of or similar, reasonably related, complementary, incidental or ancillary thereto.

        "Stockholder's Registration Rights Agreement" means the Stockholder's and Registration Rights Agreement, dated as of the Issue Date, between the Issuer and Windstream Services, as it may be amended, supplemented, restated, replaced or otherwise modified from time to time pursuant to clause (4) under "Certain Covenants—Transactions with Affiliates."

        "Subordinated Indebtedness" means: (1) any Indebtedness of an Issuer which is by its terms subordinated in right of payment to the notes, and (2) any Indebtedness of a Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity. For the avoidance of doubt, Indebtedness will not be considered subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a lesser extent or with a lower priority or by virtue of structural subordination.

        "Subsidiary" means, with respect to any Person:

          (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

          (2)   any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Talk America" means Talk America Services, LLC, a Delaware limited liability company.

        "Tax Matters Agreement" means the Tax Matters Agreement, dated as of the Issue Date, among the Issuer, Windstream Services and Windstream Holdings, as it may be amended, supplemented, restated, replaced or otherwise modified from time to time pursuant to clause (4) under "Certain Covenants—Transactions with Affiliates."

        "Total Assets" means total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, shown on the most recent balance sheet of the Issuer and its Restricted Subsidiaries as may be expressly stated without giving effect to any amortization of the amount of intangible assets since the Issue Date, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of "Consolidated Leverage Ratio."

        "Transaction Agreements" means the Separation and Distribution Agreement, the Credit Agreement, the Master Lease, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Matters Agreement, the Wholesale Master Services Agreement, the Stockholder's Registration Rights Agreement, the Master Services Agreement, the Reverse Transition Services Agreement, the Separation and Distribution Agreement, the Transfer Agreements and each other agreement or arrangement entered into in connection with the Transactions.

        "Transactions" means (i) the issuance and sale of the notes and the Secured Notes, (ii) the entering into of the Senior Credit Facilities, (iii) the Separation, (iv) the entry into the Master Lease and the lease of the properties as set forth therein, (v) the Closing Date Transfers and (vi) the other transactions contemplated by any Transaction Agreement.

        "Transfer Agreements" has the meaning given in the Separation and Distribution Agreement.

        "Transition Services Agreement" means the Transition Services Agreement, dated as of the Issue Date, between CSL National and Windstream Services, as it may be amended, supplemented, restated, replaced or otherwise modified from time to time pursuant to clause (4) under "Certain Covenants—Transactions with Affiliates."

        "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 15, 2019; provided, however, that if the period from the Redemption Date to April 15, 2019 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb), or any successor thereto.

        "Unrestricted Subsidiary" means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption "Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," and any Subsidiary of such Subsidiary.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or other governing body of such Person, without regard to contingencies.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing: (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by (2) the sum of all such payments; provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified or refinanced, the effects of any amortization or prepayments made on such Indebtedness prior to the date of the applicable modification or refinancing shall be disregarded.

        "Windstream Holdings" means Windstream Holdings, Inc., a Delaware corporation.

        "Windstream Services" means Windstream Services, LLC (f/k/a Windstream Corporation), a Delaware limited liability company.

        "Wholesale Master Services Agreement" means the Wholesale Master Services Agreement, dated as of the Issue Date, between Talk America and Windstream Communications Inc., a Delaware Corporation, as it may be amended, supplemented, restated, replaced or otherwise modified from time to time pursuant to clause (4) under "Certain Covenants—Transactions with Affiliates."

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors' qualifying shares and shares required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such person.

 CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the United States federal income tax consequences of an exchange of unregistered original notes for registered exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating to the exchange offer or the exchange notes. This summary is based on current provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and pronouncements of the IRS, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary is for general information only and does not purport to address all aspects of United States federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, persons subject to the alternative minimum tax, grantor trusts, entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, and corporations treated as "personal holding companies," "controlled foreign corporations," or "passive foreign investment companies." In addition, this summary is limited to persons that hold the original notes and that will hold the exchange notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address United States federal tax laws other than those pertaining to the federal income tax (such as the gift tax, the estate tax and the Medicare tax) or the effect of any applicable state, local or foreign tax laws. You are urged to consult your own tax advisor regarding the United States federal, state and local and foreign tax consequences of exchanging the original notes for exchange notes and of holding and disposing of the exchange notes given your particular situation.

        The exchange of an original note for an exchange note pursuant to the exchange offer will not constitute a taxable exchange for United States federal income tax purposes. Rather, the exchange note you receive will be treated for United States federal income tax purposes as a continuation of your investment in the original note surrendered in the exchange. Consequently, you will not recognize any taxable income, gain or loss upon the receipt of an exchange note pursuant to the exchange offer, your holding period for an exchange note will include your holding period of the original note exchanged therefor, and your tax basis in an exchange note will be the same as your adjusted tax basis in the original note immediately before such exchange. The United States federal income tax consequences of holding and disposing of an exchange note received pursuant to the exchange offer generally will be the same as the United States federal income tax consequences of holding and disposing of an original note.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of exchange notes received in exchange for original notes that had been acquired as a result of market-making or other trading activities. We have agreed to furnish to each broker-dealer who has delivered to us the notice required by the registration rights agreement, without charge, as many copies of this prospectus, including any preliminary prospectus, and any amendment or supplement thereto, as such broker-dealer may reasonably request. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the exchange notes must notify us of this fact by requesting additional copies of these documents.

        Neither we nor the subsidiary guarantors will receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes, and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and certain transfer taxes and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

        Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our "affiliates" (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

  •
  will not be able to rely on the applicable interpretation of the staff of the SEC;

  •
  will not be able to tender its original notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        We do not intend to seek the interpretation of the SEC's staff regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

 LEGAL MATTERS

        Kutak Rock LLP will pass upon the validity of the exchange notes and the guarantees.

EXPERTS

        The special purpose statements of assets contributed and liabilities assumed of the Competitive Local Exchange Carrier Business of Windstream Holdings, Inc. as of December 31, 2014 and 2013, and the related special purpose statements of revenues and direct expenses for each of the three years in the period ended December 31, 2014, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

        The combined balance sheet of the Windstream Holdings, Inc. Distribution Systems as of December 31, 2014 and 2013, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Communications Sales & Leasing, Inc.

Condensed Balance Sheet

(unaudited)

March 31, 2015
Assets:
Cash and cash equivalents	$—

Total Assets	$—

Equity:
Common Stock, $0.01 par value, 100 shares authorized, 1 share issued and outstanding	$—

Total Equity	$—

The accompanying notes are an integral part of these condensed balance sheet.

Communications Sales & Leasing, Inc.

Notes to Condensed Balance Sheet

Note 1. Organization and Basis of Presentation

        Communications Sales & Leasing, Inc. (the "Company", "CS&L", "we", "us" or "our") was incorporated in the state of Delaware in February 2014 and reorganized in the state of Maryland on September 4, 2014. On that date, we issued one share of common stock to our sole stockholder, Windstream Services, LLC ("Windstream Services"), a subsidiary of Windstream Holdings, Inc. ("Windstream Holdings" and, together with its consolidated subsidiaries "Windstream").

        The accompanying Condensed Balance Sheet reflects the Company's financial position as of March 31, 2015 and has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the "SEC"), as permitted by the SEC. Additionally, the interim financial statement has been prepared consistent with Article 10 of Regulation S-X. The elements of the financial statement are stated in accordance with accounting principles generally accepted in the United States ("GAAP"). Certain information and footnote disclosures have been condensed or omitted as permitted by the SEC's rules and regulations. In the opinion of management, all adjustments considered necessary for a fair statement of the results of the interim periods presented have been included. The results of operations for the interim periods are not necessarily indicative of results for the full year.

Note 2. Subsequent Events

        On April 24, 2015, in connection with the separation and spin-off of CS&L from Windstream ("Spin-Off"), Windstream contributed certain telecommunications network assets, including fiber and copper networks and other real estate (the "Distribution Systems") and a small consumer competitive local exchange carrier ("CLEC") business (the "Consumer CLEC Business") to CS&L. As a result of the Spin-Off, we are an independent, publicly traded company, primarily engaged in the ownership, acquisition and leasing of communication distribution systems. We generate revenues primarily by leasing communications distribution systems to telecommunications operators in triple-net lease arrangements, under which the tenant is primarily responsible for costs relating to the distribution systems (including property taxes, insurance, and maintenance and repair costs). We intend to elect on our U.S. federal income tax return for the taxable year ending December 31, 2015 to be treated as a real estate investment trust ("REIT").

        In connection with the Spin-Off, we issued approximately 149.8 million shares of our common stock, par value $0.0001 per share, to Windstream as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business. Windstream Holdings distributed approximately 80.4% of the CS&L shares it received to existing stockholders of Windstream Holdings and Windstream retained a passive ownership interest of approximately 19.6% of the common stock of CS&L. As a result of this ownership and Windstream's relationship to us as a tenant, Windstream is deemed to be a related party following the Spin-Off, and the disclosures required by Accounting Standards Codification 850, Related Party Disclosures, will be provided in future filings.

        On April 24, 2015 we, along with our wholly owned subsidiary CSL Capital, LLC ("CSL Capital"), co-issued $400 million aggregate principal amount of 6.00% Senior Secured Notes due April 15, 2023 (the "Secured Notes") and $1.11 billion aggregate principal amount of 8.25% Senior Unsecured Notes due October 15, 2023 (the "Senior Notes" and together with the Secured Notes, the "Notes"). The Secured Notes were issued at an issue price of 100% of par, while the Senior Notes were issued at an issue price of 97.055% of par. The Notes are guaranteed by each of CS&L's wholly owned domestic subsidiaries that guarantee indebtedness under CS&L's senior credit facilities. The Notes were issued to

Communications Sales & Leasing, Inc.

Notes to Condensed Balance Sheet (Continued)

Note 2. Subsequent Events (Continued)

Windstream Services as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business in connection with the Spin-Off. Windstream Services subsequently exchanged the Notes for, and retired, certain outstanding Windstream indebtedness. As such, CS&L did not receive any proceeds from the issuance of the Notes. The issuance of the Notes and their exchange by Windstream Services were not registered under the Securities Act of 1933, as amended (the "Securities Act"), but were exempt from registration under Rule 144A and Regulation S of the Securities Act. Pursuant to a registration rights agreement entered into by the Company in connection with the sale of the Senior Notes, the Company agreed to file with the SEC a registration statement relating to an exchange offer pursuant to which exchange notes registered with the SEC, containing substantially identical terms to the Senior Notes, would be offered in exchange for Senior Notes that are tendered by the holders of those notes.

        The Notes contain customary high yield covenants limiting our ability to incur or guarantee additional indebtedness; incur or guarantee secured indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make certain investments or other restricted payments; sell assets; enter into transactions with affiliates; merge or consolidate or sell all or substantially all of our assets; and create restrictions on the ability of the CS&L, CSL Capital and our restricted subsidiaries to pay dividends. The covenants are subject to a number of important and significant limitations, qualifications and exceptions.

        In addition, on April 24, 2015 the Company and CSL Capital entered into a credit agreement ("Credit Agreement"), which provides for a $2.14 billion Senior Secured Term Loan B facility due October 2022 (the "Term Loan Facility") and a $500 million senior secured revolving credit facility maturing April 2020 (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Facilities"). The term loans under the Facilities were issued at an issue price of 98.00% of par, bear interest at a rate equal to a Eurodollar rate, subject to a 1.0% floor, plus an applicable margin equal to 4.00%, and are subject to amortization of 1.0% per annum. The loans have been incurred by the Company and CSL Capital, are guaranteed by certain of CS&L's wholly owned subsidiaries (the "Guarantors"), and are secured by substantially all of the assets of the CS&L, CS&L Capital and the Guarantors, subject to certain exceptions, which assets also secure the Secured Notes. The Revolving Credit Facility bears interest at a rate equal to LIBOR plus 1.75% to 2.25% based on our consolidated secured leverage ratio, as defined.

        We are subject to customary covenants under our Credit Agreement, including an obligation to maintain a consolidated secured leverage ratio, as defined, not to exceed 5.00 to 1.00. We are permitted, subject to customary conditions, to incur incremental term loan borrowings and/or increased commitments under our Credit Agreement in an aggregate amount greater than $150 million, so long as, on a pro forma basis after giving effect to any such increases, our consolidated total leverage ratio, as defined, does not exceed 6.50 to 1.00 and our consolidated secured leverage ratio, as defined, does not exceed 4.00 to 1.00.

        The Company transferred $1.04 billion of cash proceeds under the Facilities to Windstream Services, the Company's parent immediately preceding the Spin-Off, as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business in connection with the Spin-Off. After giving effect to the borrowings under the Facilities, the issuance of the Notes and the transfer of cash to Windstream Services, the Company retained net borrowing proceeds of $62.2 million, which are available to us for general corporate purposes.

Communications Sales & Leasing, Inc.

Notes to Condensed Balance Sheet (Continued)

Note 2. Subsequent Events (Continued)

        On April 27, 2015 we entered into interest rate swap agreements to mitigate the interest rate risk inherent in our variable rate Term Loan Facility. These interest rate swaps are designated as cash flow hedges and have a fixed notional value of $2.14 billion and mature on October 24, 2022. The weighted average fixed rate paid is 2.1050%, and the variable rate received resets monthly to the one-month LIBOR subject to a minimum rate of 1.0%.

        In connection with the Spin-Off, we entered into a long-term exclusive triple-net lease agreement with Windstream (the "Master Lease"), pursuant to which all real property currently owned by CS&L is leased to Windstream and from which all of CS&L's rental revenues are currently derived. Windstream is a publicly traded company and is subject to the periodic filing requirements of the Securities Exchange Act of 1934, as amended.

Consumer CLEC Business

Statements of Assets Contributed and Liabilities Assumed

(unaudited)

(Thousands)	March 31, 2015	December 31, 2014
Assets:
Accounts receivable (less allowance for doubtful accounts of $93 and $104)	$1,678	$1,912
Customer list intangible assets, net	13,438	14,452
Other	311	301

Total Assets	$15,427	$16,665

Liabilities:
Advance payments and customer deposits	$1,085	$1,154
Accrued payroll and commissions	20	39
Accrued interconnection costs	1,291	1,209
Deferred taxes	5,075	5,483

Total liabilities	7,471	7,885

Net Assets Contributed	$7,956	$8,780

The accompanying notes are an integral part of these condensed consolidated financial statements.

Consumer CLEC Business

Statements of Revenues and Direct Expenses

(unaudited)

	Three Months Ended March 31,
(Thousands)	2015	2014
Revenues	$7,891	$9,704

Direct expenses:
Cost of revenues	4,351	5,100
Selling, general, and administrative	15	14
Amortization	1,013	1,173

Total direct expenses	5,379	6,287

Revenues in Excess of Direct Expenses	$2,512	$3,417

The accompanying notes are an integral part of these condensed consolidated financial statements.

Consumer CLEC Business

Notes to Financial Statements

Note 1. Description of Business

        Communications Sales & Leasing, Inc. (the "Company", "CS&L", "we", "us" or "our") was incorporated in the state of Delaware in February 2014 and reorganized in the state of Maryland on September 4, 2014. On April 24, 2015, in connection with the separation and spin-off of CS&L from Windstream Holdings, Inc. ("Windstream Holdings" and together with its consolidated subsidiaries "Windstream"), Windstream contributed certain telecommunications network assets, including fiber and copper networks and other real estate (the "Distribution Systems") and a small consumer competitive local exchange carrier ("CLEC") business (the "Consumer CLEC Business") to CS&L in exchange for cash, shares of common stock of CS&L and certain indebtedness of CS&L. Windstream Holdings distributed approximately 80.4% of the outstanding common stock of CS&L that it received to existing stockholders of Windstream Holdings in a tax-free spin-off ("Spin-Off').

        As a result of the Spin-Off, CS&L is an independent, publicly traded company, primarily engaged in the ownership, acquisition and leasing of communication distribution systems. We generate revenues primarily by leasing communications distribution systems to telecommunications operators in triple-net lease arrangements, under which the tenant is primarily responsible for costs relating to the distribution systems (including property taxes, insurance, and maintenance and repair costs). We intend to elect on our U.S. federal income tax return for the taxable year ending December 31, 2015 to be treated as a real estate investment trust ("REIT").

        The Consumer CLEC Business, which historically has been reported as an integrated operation within Windstream, offers voice, broadband, long- distance, and value-added services to residential customers located primarily in rural locations. Substantially all of the network assets used to provide these services to customers are contracted through interconnection agreements with other telecommunications carriers. Prior to the Spin-Off, Windstream ceased accepting new residential customers in the service areas covered by the Consumer CLEC Business. We will elect to treat the Consumer CLEC Business as a "taxable REIT subsidiary" ("TRS") effective on the first day of the first taxable year that CS&L qualifies as a REIT.

Note 2. Basis of Presentation

        The accompanying unaudited Statement of Assets Contributed and Liabilities Assumed of the Consumer CLEC Business as of March 31, 2015 and December 31, 2014 and the related Statements of Revenues and Direct Expenses for the three months ended March 31, 2015 and 2014 have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the "SEC"), as permitted by the SEC and are not intended to be a complete presentation of the financial position or results of operations of the Consumer CLEC Business. Additionally, the interim financial statements have been prepared consistent with Article 10 of Regulation S-X. The elements of the financial statements are stated in accordance with accounting principles generally accepted in the United States ("GAAP"). Certain information and footnote disclosures have been condensed or omitted as permitted by the SEC's rules and regulations. In the opinion of management, all adjustments considered necessary for a fair statement of the results of the interim periods presented have been included. The results of operations for the interim periods are not necessarily indicative of results for the full year.

        The accompanying Statements of Assets Contributed and Liabilities Assumed include only certain assets and liabilities directly related to the Consumer CLEC Business that were transferred by Windstream to CS&L pursuant to the Separation and Distribution Agreement between CS&L and

Consumer CLEC Business

Notes to Financial Statements (Continued)

Note 2. Basis of Presentation (Continued)

Windstream dated March 26, 2015. Windstream has retained certain assets and liabilities of the Consumer CLEC Business consisting of the following: cash and cash equivalents, intercompany receivables and payables, certain trade accounts payable, liabilities related to employee benefit plans, income taxes payable and deferred income taxes. Accordingly, the assets and liabilities retained by Windstream have been excluded from the Statements of Assets Contributed and Liabilities Assumed. In addition, the Consumer CLEC Business primarily uses leased network facilities to provide telecommunications services to its customers and does not hold legal title to any property, plant and equipment.

        The accompanying Statements of Revenues and Direct Expenses include all direct costs incurred in connection with the operation of the Consumer CLEC Business for which specific identification was practicable. In addition, direct costs incurred by Windstream to operate the Consumer CLEC Business for which specific identification was not practicable have been allocated based on assumptions that Windstream management believes reasonable under the circumstances as more fully discussed in Note 6. The Statements of Revenues and Direct Expenses exclude costs that are not directly related to the Consumer CLEC Business including general corporate overhead costs, interest expense and income taxes. These costs will be incurred by the Consumer CLEC Business in the future when it operates on a standalone basis.

Note 3. Summary of Significant Accounting Policies

        Use of Estimates—The preparation of financial statements, in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements, and such differences could be material.

        Accounts Receivable—Accounts receivable consist of trade receivables from customers and are generally unsecured and due within 30 days. Expected credit losses related to trade accounts receivable are recorded as an allowance for doubtful accounts in the accompanying Statements of Assets Contributed and Liabilities Assumed. In establishing the allowance for doubtful accounts, management considers a number of factors, including historical collection experience, aging of the accounts receivable balances and current economic conditions. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts. The provision for doubtful accounts, which is included in cost of service, was $83,000 and $149,000 for the three-months ended March 31, 2015 and 2014, respectively. Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up the consumer CLEC customer base. Due to varying customer billing cycle cut-off, management must estimate service revenues earned but not yet billed at the end of each reporting period. Included in accounts receivable are unbilled receivables related to communications services and product sales of $84,000, and $94,000 at March 31, 2015 and December 31, 2014, respectively.

        Customer List Intangible Assets—Windstream acquired certain consumer CLEC operations and customers through various acquisitions completed prior to 2011. In connection with the purchase price allocation for these acquisitions, Windstream recorded the estimated fair value of consumer CLEC

Consumer CLEC Business

Notes to Financial Statements (Continued)

Note 3. Summary of Significant Accounting Policies (Continued)

customer list intangible assets at the dates of acquisition. The customer list intangible assets are presented in the financial statements at cost less accumulated amortization and are amortized using the sum-of-the- digits method over their estimated useful lives.

        Income Taxes—The operations of the Consumer CLEC Business have historically been included in Windstream's federal and state income tax returns and all income tax liabilities have been paid by Windstream. Income tax information included in the financial statements is presented on a separate tax return basis. Management believes that the assumptions and estimates used to determine the tax amounts are reasonable. However, the financial statements herein may not necessarily reflect the income tax liabilities or future income tax payments if the Consumer CLEC Business had been operated as a stand-alone business during the periods presented.

        Deferred income taxes are recognized in accordance with guidance on accounting for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period of the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

        Revenue Recognition—Service revenues are primarily derived from providing access to or usage of leased networks and facilities. Service revenues are recognized over the period that the corresponding services are rendered to customers. Revenues derived from other telecommunications services, including broadband, long distance and enhanced service revenues are recognized monthly as services are provided. Sales of customer premise equipment and modems are recognized when products are delivered to and accepted by customers.

        Recently Issued Accounting Standards—In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). The standard outlines a single comprehensive revenue recognition model for entities to follow in accounting for revenue from contracts with customers and supersedes most current revenue recognition guidance, including industry- specific guidance. The core principle of the revenue model is that an entity should recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive for those goods or services. ASU 2014-09 is effective for annual periods beginning after December 15, 2017 and interim periods within those annual periods. Early adoption is not permitted. Management is in the process of determining the method of adoption and assessing the impact of the ASU on the consumer CLEC financial statements.

        Subsequent Events—The accompanying financial statements of the Consumer CLEC Business are derived from the consolidated financial statements of Windstream, which issued its interim unaudited consolidated financial statements as of and for the quarterly period ended March 31, 2015 on May 7, 2015. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in the accompanying financial statement through the date of May 7, 2015. In addition, management has evaluated transactions that occurred as of the issuance of these financial statements

Consumer CLEC Business

Notes to Financial Statements (Continued)

Note 3. Summary of Significant Accounting Policies (Continued)

on May 13, 2015 for purposes of disclosure of unrecognized subsequent events. See Note 7 for additional disclosures related to subsequent events.

Note 4. Customer List Intangible Assets

        The carrying value of the customer list intangible assets at each reporting period was as follows:

	March 31, 2015			December 31, 2014
(Thousands)	Gross Cost	Accumulated Amortization	Net Carrying Value	Gross Cost	Accumulated Amortization	Net Carrying Value
Customer lists	$34,501	$21,063	$13,438	$34,501	$20,049	$14,452

        Amortization expense for the customer list intangible assets was $1.0 million and $1.2 million for the three months ended March 31, 2015 and 2014, respectively. Amortization expense is estimated to be $2.9 million for the remainder of 2015. Amortization expense is estimated to be as follows for the years ended December 31:

Year	(Thousands)
2016	$3,258
2017	2,607
2018	1,994
2019	1,384
2020	870
Thereafter	416

Total	$10,529

Note 5. Deferred Income Taxes

        The significant components of the net deferred tax liability at each reporting period was as follows:

(Thousands)	March 31, 2015	December 31, 2014
Customer list intangible assets	$(5,111)	$(5,523)
Bad debt reserve	36	40

Deferred income taxes, net	$(5,075)	$(5,483)

Deferred tax assets	$36	$40
Deferred tax liabilities	(5,111)	(5,523)

Deferred income taxes, net	$(5,075)	$(5,483)

Note 6. Allocations

        As described in Note 2, the accompanying Statements of Revenues and Direct Expenses of the Consumer CLEC Business include all direct costs incurred in connection with the operation of the Consumer CLEC Business for which specific identification was practicable. In addition, certain costs

Consumer CLEC Business

Notes to Financial Statements (Continued)

Note 6. Allocations (Continued)

incurred by Windstream to operate the Consumer CLEC Business for which specific identification was not practicable have been allocated based on revenues and sales. These allocated expenses are included in "Cost of services" and "Selling, general and administrative."

        General and administrative costs incurred by Windstream not directly related to the Consumer CLEC Business have not been allocated to these operations. Costs not allocated include amounts related to executive management, accounting, treasury and cash management, data processing, legal, human resources and certain occupancy costs.

Note 7. Subsequent Events

        On April 24, 2015, we completed the Spin-Off from Windstream, issuing 149.8 million shares of common stock, par value $0.0001 per share to Windstream, as partial consideration for the contribution of the Distribution Systems, valued at $2.5 billion, and the Consumer CLEC Business. Windstream Holdings distributed approximately 80.4% of the CS&L shares it received to existing stockholders of Windstream Holdings and Windstream retained a passive ownership interest of approximately 19.6% of the common stock of CS&L. As a result of this ownership and Windstream's relationship to us as a tenant, Windstream is deemed to be a related party following the Spin-Off.

        On April 24, 2015 we, along with our wholly owned subsidiary CSL Capital, LLC ("CSL Capital") co-issued $400 million aggregate principal amount of 6.00% Senior Secured Notes due April 15, 2023 (the "Secured Notes") and $1.11 billion aggregate principal amount of 8.25% Senior Unsecured Notes due October 15, 2023 (the "Senior Notes" and together with the Secured Notes, the "Notes"). The Secured Notes were issued at an issue price of 100% of par, while the Senior Notes were issued at an issue price of 97.055% of par. The Notes are guaranteed by each of CS&L's wholly owned domestic subsidiaries that guarantee indebtedness under CS&L's senior credit facilities. The Notes were issued to Windstream Services LLC, a wholly owned subsidiary of Windstream Holdings ("Windstream Services") as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business in connection with the Spin-Off. Windstream Services subsequently exchanged the Notes for, and retired, certain outstanding Windstream indebtedness. As such, CS&L did not receive any proceeds from the issuance of the Notes. The issuance of the Notes and their exchange by Windstream Services were not registered under the Securities Act of 1933, as amended (the "Securities Act"), but were exempt from registration under Rule 144A and Regulation S of the Securities Act. Pursuant to a registration rights agreement entered into by the Company in connection with the sale of the Senior Notes, the Company agreed to file with the SEC a registration statement relating to an exchange offer pursuant to which exchange notes registered with the SEC, containing substantially identical terms to the Senior Notes, would be offered in exchange for Senior Notes that are tendered by the holders of those notes.

        The Notes contain customary high yield covenants limiting our ability to incur or guarantee additional indebtedness; incur or guarantee secured indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make certain investments or other restricted payments; sell assets; enter into transactions with affiliates; merge or consolidate or sell all or substantially all of our assets; and create restrictions on the ability of CS&L, CSL Capital and our restricted subsidiaries to pay dividends. The covenants are subject to a number of important and significant limitations, qualifications and exceptions.

Consumer CLEC Business

Notes to Financial Statements (Continued)

Note 7. Subsequent Events (Continued)

        In addition, on April 24, 2015 the Company and CSL Capital entered into a credit agreement ("Credit Agreement"), which provides for a $2.14 billion year Senior Secured Term Loan B facility due October 2022 (the "Term Loan Facility") and a $500 million senior secured revolving credit facility maturing April 2020 (the "Revolving Credit Facility" and together with the Term Loan Facility, the "Facilities"). The term loans under the Facilities were issued at an issue price of 98.00% of par, bear interest at a rate equal to a Eurodollar rate, subject to a 1.0% floor, plus an applicable margin equal to 4.00%, and are subject to amortization of 1.0% per annum. The loans have been incurred by the Company and CSL Capital, are guaranteed by certain of CS&L's wholly owned domestic subsidiaries (the "Guarantors"), and secured by substantially all of the assets of the Company, CSL Capital and the Guarantors, subject to certain exceptions, which assets will also secure the Secured Notes. The Revolving Credit Facility bears interest at a rate equal to LIBOR plus 1.75% to 2.25% based on our consolidated secured leverage ratio.

        We are subject to customary covenants under our Credit Agreement, including an obligation to maintain a consolidated secured leverage ratio, as defined, not to exceed 5.00 to 1.00. We are permitted, subject to customary conditions, to incur incremental term loan borrowings and/or increased commitments under our Credit Agreement in an aggregate amount greater than $150 million, so long as, on a pro forma basis after giving effect to any such increases, our consolidated total leverage ratio, as defined, does not exceed 6.50 to 1.00 and our consolidated secured leverage ratio, as defined, does not exceed 4.00 to 1.00.

        The Company transferred $1.04 billion of cash proceeds under the Facilities to Windstream Services, the Company's parent immediately preceding the Spin-Off, as partial consideration for the contribution the Distribution Systems and the Consumer CLEC Business in connection with the Spin-Off. After giving effect to the borrowings under the Facilities, the issuance of the Notes and the transfer of cash to Windstream Services, the Company retained net borrowing proceeds of $62.2 million, which are available to us for general corporate purposes.

        On April 27, 2015 we entered into interest rate swap agreements to mitigate the interest rate risk inherent in our variable rate Term Loan Facility. These interest rate swaps are designated as cash flow hedges and have a fixed notional value of $2.14 billion and mature on October 24, 2022. The weighted average fixed rate paid is 2.1050%, and the variable rate received resets monthly to the one-month LIBOR subject to a minimum rate of 1.0%.

Distribution Systems

Combined Balance Sheets

(unaudited)

(Millions)	March 31, 2015	December 31, 2014
Assets:
Property, plant and equipment, net	$2,530.4	$2,571.8

Total Assets	$2,530.4	$2,571.8

Equity
Invested equity	$2,530.4	$2,571.8

Total Equity	$2,530.4	$2,571.8

See accompanying notes to the combined balance sheet.

Distribution Systems

Notes to Combined Balance Sheets

1. Separation from Windstream Holdings, Inc. and Description of Transferred Assets

        On April, 24, 2015, in connection with the separation and spin-off of Communications Sales & Leasing, Inc. ("CS&L"), from Windstream Holdings, Inc. ("Windstream Holdings" and together with its subsidiaries, "Windstream"), Windstream contributed certain telecommunications network assets, including fiber and copper network and other real estate (the "Distribution Systems"), and a small competitive local exchange carrier ("CLEC") business to CS&L in exchange for cash, shares of common stock of CS&L and certain indebtedness of CS&L. Windstream Holdings distributed approximately 80.4% of the outstanding common stock of CS&L that it received to existing stockholders of Windstream Holdings in a tax-free spin-off ("Spin- Off").

        As a result of the Spin-Off, CS&L is an independent, publicly traded company, primarily engaged in leasing activities, which currently principally consists of leasing back to Windstream the Distribution Systems through a triple-net master lease agreement (the "Master Lease").

2. Basis of Presentation

        The accompanying balance sheets reflect the Distribution System assets of Windstream that were transferred to CS&L in connection with the Spin-Off. The balance sheets presented herein are combined on the basis of common control. The accompanying balance sheets have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and have been derived from the accounting records of Windstream. The Distribution System assets presented in the accompanying balance sheets reflect Windstream's historical carrying value of the assets as of the balance sheet dates consistent with the accounting for spin-off transactions in accordance with GAAP.

3. Summary of Significant Accounting Policies

        Use of Estimates—The preparation of financial statements, in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statement are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statement. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statement, and such differences could be material.

        Property, Plant and Equipment—Property, plant and equipment are stated at original cost, less accumulated depreciation. Property, plant and equipment consists of land and central office buildings, copper and fiber optic cable lines, telephone poles, underground conduits, concrete pads, pedestals, guy wires, anchors, and attachment hardware. The costs of additions, replacements, substantial improvements and extension of the network to the customer premise, including related labor costs, are capitalized, while the costs of maintenance and repairs are expensed as incurred. Interest costs incurred in connection with the acquisition or construction of plant assets are capitalized and included in the cost of the asset.

        Certain property, plant and equipment is depreciated using a group composite depreciation method. Under this method, when property is retired, the original cost, net of salvage value, is charged against accumulated depreciation and no immediate gain or loss is recognized on the disposition of the property. For all other property, depreciation is computed using the straight-line method over the estimated useful life of the respective property, and when the property is retired or otherwise disposed

Distribution Systems

Notes to Combined Balance Sheets (Continued)

3. Summary of Significant Accounting Policies (Continued)

of, the related cost and accumulated depreciation are written-off, with the corresponding gain or loss reflected in operating results.

        Impairment of Long-Lived Assets—Management reviews long- lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset group. If the asset group is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset group and its estimated fair value based on discounted net future cash flows.

        Subsequent Events—The accompanying balance sheets are derived from the consolidated financial statements of Windstream, which issued its interim unaudited consolidated financial statements as of and for the quarterly period ended March 31, 2015 on May 7, 2015. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in the accompanying financial statement through the date of May 7, 2015. In addition, management has evaluated transactions that occurred as of the issuance of these financial statements on May 13, 2015 for purposes of disclosure of unrecognized subsequent events. No additional disclosures are required other than those matters that are reflected within this financial statement.

4. Property, Plant and Equipment

        Net property, plant and equipment consisted of the following as of each reporting period:

($ in Millions)	Depreciable Lives	March 31, 2015	December 31, 2014
Land		$33.0	$33.0
Building and Improvements	3 - 40 years	308.4	305.5
Poles	13 - 40 years	223.4	223.0
Fiber	7 - 40 years	1,850.7	1,841.2
Copper	7 - 40 years	3,439.0	3,430.8
Conduit	13 - 47 years	89.5	89.2
Construction in progress		53.2	34.0

		5,997.2	5,956.7
Less accumulated depreciation		(3,466.8)	(3,384.9)

Net property, plant and equipment		$2,530.4	$2,571.8

5. Concentration of Credit Risks

        In connection with the Spin-Off, we entered into the Master Lease with Windstream, pursuant to which all real property currently owned by CS&L is leased to Windstream and from which all of CS&L's rental revenues are currently derived. Windstream is a publicly traded company and is subject to the periodic filing requirements of the Securities Exchange Act of 1934, as amended.

Report of Independent Registered Public Accounting Firm

To the Management of Windstream Holdings, Inc.

        We have audited the accompanying special purpose statements of assets contributed and liabilities assumed of the Competitive Local Exchange Carrier ("CLEC") Business of Windstream Holdings, Inc. as of December 31, 2014 and 2013, and the related special purpose statements of revenues and direct expenses for each of the three years in the period ended December 31, 2014. These special purpose financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these special-purpose financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special purpose financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the special purpose financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall special purpose financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying special purpose financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 10 and certain subsequent registration statements of Communications Sales & Leasing, Inc. as described in Note 2 and are not intended to be a complete presentation of CLEC's assets or liabilities or revenues and expenses.

        In our opinion, the special purpose financial statements referred to above present fairly, in all material respects, the assets contributed and liabilities assumed of the CLEC Business of Windstream Holdings, Inc. as of December 31, 2014 and 2013, and its revenues and direct expenses for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/PricewaterhouseCoopers LLP
Little Rock, Arkansas
March 12, 2015

WINDSTREAM HOLDINGS, INC.

CLEC BUSINESS

STATEMENTS OF ASSETS CONTRIBUTED AND LIABILITIES ASSUMED

As of December 31,

(Thousands)	2014	2013
Assets:
Accounts receivable (less allowance for doubtful accounts of $104 and $146)	$1,912	$2,700
Customer list intangible assets, net	14,452	19,038
Other	301	143

Total Assets	$16,665	$21,881

Liabilities
Advance payments and customer deposits	$1,154	$1,336
Accrued payroll and commissions	39	17
Accrued interconnection costs	1,209	1,066
Deferred taxes	5,483	7,240

Total liabilities	7,885	9,659

Net Assets Contributed	$8,780	$12,222

See accompanying notes to financial statements.

WINDSTREAM HOLDINGS, INC.

CLEC BUSINESS

STATEMENTS OF REVENUES AND DIRECT EXPENSES

For the Years Ended December 31,

(Thousands)	2014	2013	2012
Revenues	$36,015	$45,126	$63,478

Direct expenses:
Cost of revenues	19,060	23,239	32,362
Selling, general, and administrative	80	121	682
Amortization	4,586	5,253	5,921

Total direct expenses	23,726	28,613	38,965

Revenues in Excess of Direct Expenses	$12,289	$16,513	$24,513

See accompanying notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

1. Description of Business:

        The consumer Competitive Local Exchange Carrier ("CLEC") business historically has been reported as an integrated operation within Windstream Holdings, Inc. ("Windstream") and offers voice, broadband, long-distance, and value-added services to residential customers located primarily in rural locations. Substantially all of the network assets used to provide these services to customers are contracted through interconnection agreements with other telecommunications carriers. Windstream no longer accepts new residential customers in the service areas covered by its consumer CLEC business.

2. Basis of Presentation:

        The accompanying Statements of Assets Contributed and Liabilities Assumed as of December 31, 2014 and 2013 and the related Statements of Revenues and Direct Expenses for each of the three years in the period ended December 31, 2014 have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the "SEC"), as permitted by the SEC, and are not intended to be a complete presentation of the financial position or results of operations of the consumer CLEC business. The elements of the financial statements are stated in accordance with accounting principles generally accepted in the United States ("GAAP"). The assets to be contributed and liabilities assumed of the consumer CLEC business presented in the accompanying financial statements reflect Windstream's historical carrying value of the assets and liabilities as of the financial statement date consistent with the accounting for spin-off transactions in accordance with GAAP.

        The accompanying Statements of Assets Contributed and Liabilities Assumed include only certain assets and liabilities directly related to the consumer CLEC business that will be transferred pursuant to the Separation and Distribution Agreement, which will be executed between Communication Sales & Leasing, Inc. and Windstream. Windstream will retain certain assets and liabilities of the consumer CLEC business consisting of the following: cash and cash equivalents, intercompany receivables and payables, certain trade accounts payable, liabilities related to employee benefit plans, and income taxes payable. Accordingly, the assets and liabilities to be retained by Windstream have been excluded from the Statements of Assets Acquired and Liabilities Assumed. In addition, the consumer CLEC business primarily uses leased network facilities to provide telecommunications services to its customers and does not hold legal title to any property, plant and equipment.

        The accompanying Statements of Revenues and Direct Expenses include all direct costs incurred in connection with the operation of the consumer CLEC business for which specific identification was practical. In addition, direct costs incurred by Windstream to operate the consumer CLEC business for which specific identification was not practical have been allocated based on assumptions that Windstream management believes reasonable under the circumstances as more fully discussed in Note 6. The Statements of Revenues and Direct Expenses exclude costs that are not directly related to the consumer CLEC business including general corporate overhead costs, interest expense and income taxes. These costs will be incurred by the consumer CLEC business in the future when it operates on a standalone basis.

3. Summary of Significant Accounting Policies:

        Use of Estimates—The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies: (Continued)

the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements, and such differences could be material.

        Accounts Receivable—Accounts receivable consist of trade receivables from customers and are generally unsecured and due within 30 days. Expected credit losses related to trade accounts receivable are recorded as an allowance for doubtful accounts in the accompanying Statements of Assets Contributed and Liabilities Assumed. In establishing the allowance for doubtful accounts, management considers a number of factors, including historical collection experience, aging of the accounts receivable balances and current economic conditions. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts. The provision for doubtful accounts, which is included in cost of service, was $487, $610 and $1,166 for the years ended December 31, 2014, 2013 and 2012, respectively. Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up the consumer CLEC customer base. Due to varying customer billing cycle cut-off, management must estimate service revenues earned but not yet billed at the end of each reporting period. Included in accounts receivable are unbilled receivables related to communications services and product sales of $94, and $111 at December 31, 2014 and 2013, respectively.

        Customer List Intangible Assets—Windstream acquired certain consumer CLEC operations and customers through various acquisitions completed prior to 2011. In connection with the purchase price allocation for these acquisitions, Windstream recorded the estimated fair value of consumer CLEC customer list intangible assets at the dates of acquisition. The customer list intangible assets are presented in the financial statements at cost less accumulated amortization and are amortized using the sum-of-the- digits method over their estimated useful lives.

        Income Taxes—The operations of the consumer CLEC business have historically been included in Windstream's federal and state income tax returns and all income tax liabilities have been paid by Windstream. Income tax information included in the financial statements is presented on a separate tax return basis. Management believes that the assumptions and estimates used to determine the tax amounts are reasonable. However, the financial statements herein may not necessarily reflect the income tax liabilities or future income tax payments if the consumer CLEC business had been operated as a stand-alone business during the periods presented.

        Deferred income taxes are recognized in accordance with guidance on accounting for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period of the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

        Revenue Recognition—Service revenues are primarily derived from providing access to or usage of leased networks and facilities. Service revenues are recognized over the period that the corresponding services are rendered to customers. Revenues derived from other telecommunications services, including broadband, long distance and enhanced service revenues are recognized monthly as services

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies: (Continued)

are provided. Sales of customer premise equipment and modems are recognized when products are delivered to and accepted by customers.

        Recently Issued Accounting Standards—In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). The standard outlines a single comprehensive revenue recognition model for entities to follow in accounting for revenue from contracts with customers and supersedes most current revenue recognition guidance, including industry- specific guidance. The core principle of the revenue model is that an entity should recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive for those goods or services. ASU 2014-09 is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Early adoption is not permitted. Management is in the process of determining the method of adoption and assessing the impact of the ASU on the consumer CLEC financial statements.

        Subsequent Events—The accompanying financial statements of the consumer CLEC business are derived from the consolidated financial statements of Windstream, which issued its annual consolidated financial statements on February 24, 2015. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in these financial statements through the date of February 24, 2015. In addition, management has evaluated transactions that occurred as of the issuance of these financial statements, March 12, 2015, for purposes of disclosure of unrecognized subsequent events. No additional disclosures are required other than those matters that are reflected within these financial statements.

4. Customer List Intangible Assets:

        The carrying value of the customer list intangible assets at each reporting period was as follows:

	December 31, 2014			December 31, 2013
(Thousands)	Gross Cost	Accumulated Amortization	Net Carrying Value	Gross Cost	Accumulated Amortization	Net Carrying Value
Customer lists	$34,501	$20,049	$14,452	$34,501	$15,463	$19,038

        Amortization expense for the customer list intangible assets was $4,586, $5,253 and $5,921 for the years ended December 31, 2014, 2013 and 2012, respectively. Amortization expense is estimated to be as follows for the years ended December 31:

Year	(Thousands)
2015	$3,922
2016	3,258
2017	2,607
2018	1,994
2019	1,384
Thereafter	1,287

Total	$14,452

NOTES TO FINANCIAL STATEMENTS (Continued)

5. Deferred Income Taxes:

        The significant components of the net deferred tax liability were as follows at December 31:

(Thousands)	2014	2013
Customer list intangible assets	$(5,523)	$(7,296)
Bad debt reserve	40	56

Deferred income taxes, net	$(5,483)	$(7,240)

Deferred tax assets	$40	$56
Deferred tax liabilities	(5,523)	(7,296)

Deferred income taxes, net	$(5,483)	$(7,240)

6. Allocations:

        As described in Note 1, the accompanying Statements of Revenues and Direct Expenses of the consumer CLEC business include all direct costs incurred in connection with the operation of the consumer CLEC business for which specific identification was practical. In addition, certain costs incurred by Windstream to operate the consumer CLEC business for which specific identification was not practical have been allocated based on revenues and sales. These allocated expenses are included in "Cost of revenues" and "Selling, general and administrative."

        General and administrative costs incurred by Windstream not directly related to the consumer CLEC business have not been allocated to these operations. Costs not allocated include amounts related to executive management, accounting, treasury and cash management, data processing, legal, human resources and certain occupancy costs.

Report of Independent Registered Public Accounting Firm

To the Management of Windstream Holdings, Inc.

        In our opinion, the accompanying Windstream Holdings, Inc. Distribution Systems combined balance sheet presents fairly, in all material respects, the financial position of certain telecommunications distribution systems assets of Windstream Holdings, Inc. at December 31, 2014 and 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined balance sheet. The balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Little Rock, Arkansas
March 12, 2015

WINDSTREAM HOLDINGS, INC.

DISTRIBUTION SYSTEMS

COMBINED BALANCE SHEETS

As of December 31,

(Millions)	2014	2013
Assets:
Property, plant and equipment, net	$2,571.8	$2,683.0

Total Assets	$2,571.8	$2,683.0

Equity:
Invested equity	$2,571.8	$2,683.0

Total Equity	$2,571.8	$2,683.0

See accompanying notes to combined balance sheet.

NOTES TO COMBINED BALANCE SHEETS

1. Separation from Windstream Holdings, Inc. and Description of Transferred Assets:

        In connection with a planned separation and spin-off, Windstream Holdings, Inc. ("Windstream") will transfer certain real property, consisting of telecommunications distribution system assets to a newly formed Maryland Corporation, Communications Sales & Leasing, Inc. ("CSL") and, thereafter, distribute no less than 80.1% of the stock of CSL on a pro rata basis to existing shareholders of Windstream. Following the spin-off, CSL will be engaged in leasing activities, principally consisting of leasing back to Windstream the telecommunications distribution system assets through a triple-net master lease agreement (the "Master Lease"). Pursuant to the Master Lease, all environmental liabilities associated with the transferred real property will be retained by Windstream. CSL plans to acquire, develop, and lease telecommunications distribution system assets operated by tenants other than Windstream. CSL also anticipates diversifying its real estate portfolio over time by acquiring properties outside of the telecommunications industry to lease to third parties.

2. Basis of Presentation:

        The accompanying balance sheets reflect the telecommunications distribution system assets of Windstream that will be transferred to CSL in the planned separation and spin-off. The balance sheets presented herein are combined on the basis of common control. The accompanying balance sheets have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and have been derived from the accounting records of Windstream. The telecommunications distribution system assets presented in the accompanying balance sheets reflect Windstream's historical carrying value of the assets as of the balance sheet dates consistent with the accounting for spin-off transactions in accordance with GAAP.

3. Summary of Significant Accounting Policies:

        Use of Estimates—The preparation of financial statements, in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statement are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statement. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statement, and such differences could be material.

        Property, Plant and Equipment—Property, plant and equipment are stated at original cost, less accumulated depreciation. Property, plant and equipment consists of land and central office buildings, copper and fiber optic cable lines, telephone poles, underground conduits, concrete pads, pedestals, guy wires, anchors, and attachment hardware. The costs of additions, replacements, substantial improvements and extension of the network to the customer premise, including related labor costs, are capitalized, while the costs of maintenance and repairs are expensed as incurred. Interest costs incurred in connection with the acquisition or construction of plant assets are capitalized and included in the cost of the asset.

        Certain property, plant and equipment is depreciated using a group composite depreciation method. Under this method, when plant is retired, the original cost, net of salvage value, is charged against accumulated depreciation and no immediate gain or loss is recognized on the disposition of the property. For all other property, depreciation is computed using the straight-line method over the estimated useful life of the respective property, and when the property is retired or otherwise disposed

NOTES TO COMBINED BALANCE SHEETS

3. Summary of Significant Accounting Policies: (Continued)

of, the related cost and accumulated depreciation are written-off, with the corresponding gain or loss reflected in operating results.

        Impairment of Long-Lived Assets—Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset group. If the asset group is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset group and its estimated fair value based on discounted net future cash flows.

        Subsequent Events—The accompanying balance sheets are derived from the consolidated financial statements of Windstream, which issued its annual consolidated financial statements on February 24, 2015. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in the accompanying financial statement through the date of February 24, 2015. In addition, management has evaluated transactions that occurred as of the issuance of the financial statements on March 12, 2015. for purposes of disclosure of unrecognized subsequent events. No additional disclosures are required other than those matters that are reflected within this financial statement.

4. Property, Plant and Equipment:

        Net property, plant and equipment consisted of the following as of:

(Millions)	Depreciable Lives	December 31, 2014	December 31, 2013
Land		$33.0	$29.1
Building and improvements	3 - 40 years	305.5	298.3
Poles	13 - 40 years	223.0	217.1
Fiber	7 - 40 years	1,841.2	1,685.4
Copper	7 - 40 years	3,430.8	3,373.2
Conduit	13 - 47 years	89.2	89.0
Construction in progress		34.0	45.0

		5,956.7	5,737.1
Less accumulated depreciation		(3,384.9)	(3,054.1)

Net property, plant and equipment		$2,571.8	$2,683.0

5. Concentration of Credit Risks

        Following the spin-off, all of CSL's real property will be leased to Windstream and all of its rental revenues will be derived from the Master Lease. Windstream is a publicly traded company and is subject to the periodic filing requirements of the Securities and Exchange Act of 1934, as amended. For the year ended December 31, 2014, Windstream had total revenues and sales of approximately $5.8 billion and generated net cash from operations of nearly $1.5 billion. Other than this tenant concentration, management believes the current portfolio of real property is diversified by geographical location and does not contain any other significant concentration of credit risks.

WINDSTREAM HOLDINGS, INC.

SCHEDULE III—Distribution Systems and Accumulated Depreciation

As of December 31, 2014

(dollars in thousands)

Col. A	Col. B	Col. C		Col. D				Col. E	Col. F	Col. G		Col. H		Col. I
								Gross Amount Carried at Close of Period
		Initial Cost to Company(1)		Cost Subsequent to Acquisition(1)										Life on which Depreciation in Latest Income Statement is Computed
Description	Encumbrances	Distribution Systems		Improvements		Carrying Costs		Distribution Systems Total	Accumulated Depreciation	Date of Construction(2)		Date Acquired(2)
Land	$—		(1)		(1)		(1)	$32,992	$—		(2)		(2)
Buildings and improvements	—		(1)		(1)		(1)	305,559	(133,121)		(2)		(2)	3 - 40 years
Poles	—		(1)		(1)		(1)	222,933	(171,927)		(2)		(2)	13 - 40 years
Fiber	—		(1)		(1)		(1)	1,841,227	(582,029)		(2)		(2)	7 - 40 years
Copper	—		(1)		(1)		(1)	3,430,810	(2,448,786)		(2)		(2)	7 - 40 years
Conduit	—		(1)		(1)		(1)	89,200	(49,057)		(2)		(2)	13 - 47 years
Construction in progress	—		(1)		(1)		(1)	33,984	—		(2)		(2)

(1)
Given the voluminous nature and variety of the Distribution Systems assets, this schedule omits columns C and D from the Schedule III presentation.

(2)
Because additions and improvements to the Distribution Systems are ongoing, construction and acquisition dates are not applicable.

 WINDSTREAM HOLDINGS, INC.

SCHEDULE III—Distribution Systems and Accumulated Depreciation (Continued)

As of December 31, 2014

(dollars in thousands)

Carrying cost:
Balance at beginning of period	$5,737,155
Improvements	219,550

Balance at close of period	$5,956,705

Accumulated depreciation:
Balance at beginning of period	$(3,054,154)
Depreciation expense	(343,123)
Other activity	12,357

Balance at close of period	$(3,384,920)

COMMUNICATIONS SALES & LEASING, INC.
CSL Capital, LLC

Offer to Exchange
$1,110,000,000 aggregate principal amount of 8.25% Senior Notes due 2023 for

$1,110,000,000 aggregate principal amount of 8.25% Senior Notes due 2023 that have been registered under the Securities Act of 1933, as amended

The exchange offer will expire at 5:00 p.m.,
New York City time, on September 2, 2015, unless earlier terminated or extended.

PROSPECTUS

August 5, 2015

DEALER PROSPECTUS DELIVERY OBLIGATION

        Until September 14, 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.